Exhibit 10.31
LEASE
595 MARKET STREET, INC.,
a Delaware corporation,
Landlord
and
LENDINGCLUB CORPORATION,
a Delaware corporation,
Tenant
for

Concourse Level Premises, Suite 100 Premises, Suites 200, 400, 1400, 1500, 1600, 1700 and 2250
595 Market Street
San Francisco, California
April 16, 2015

736057.06/WLA 888888-00365/4-16-15/sb/sb

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Schedule of Exhibits

Exhibit A-1	Floor Plan
Exhibit A-2	Floor Plan of Alternate Premises
Exhibit B	Definitions
Exhibit C	Work Letter
Exhibit D	Design Standards
Exhibit E	Cleaning Specifications
Exhibit F	Rules and Regulations
Exhibit G	Form of Commencement Letter
Exhibit H-1	Location and Depiction of Exterior Building Signage and Electroluminescent Sign
Exhibit H-2	Location and Depiction of Glass Door Signage
Exhibit H-3	Location and Depiction of Stevenson Sign
Exhibit I	Form of Letter of Credit
Exhibit J	California Asbestos Annual Notice
Exhibit K	Form of SNDA

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LEASE
THIS LEASE is made as of April 16, 2015 ("Effective Date"), between 595 MARKET STREET, INC., a Delaware corporation ("Landlord"), and LENDINGCLUB CORPORATION, a Delaware corporation ("Tenant").
Landlord and Tenant hereby agree as follows:
ARTICLE 1

BASIC LEASE PROVISIONS

PREMISES
The Premises is comprised of (i) a portion of the basement level of the Building (the "Concourse Level Premises") and a portion of the ground floor of the Building (the "Suite 100 Premises"), (ii) the entire second (2nd) (the "Second Floor Premises"), fourth (4th) (the "Fourth Floor Premises"), fourteenth (14th) (the "Fourteenth Floor Premises"), fifteenth (15th) (the "Fifteenth Floor Premises"), sixteenth (16th) (the "Sixteenth Floor Premises"), and seventeenth (17th) (the "Seventeenth Floor Premises") floors of the Building, and (iii) a portion of the Building, commonly known as Suite 2250 (the "Suite 2250 Premises"), and located on the twenty second (22nd) floor of the Building. An outline of the Premises is shown on Exhibit A-1.

ALTERNATE PREMISES
If and only if Tenant is entitled to, and does, exercise its right contained in Section 2.2(b)(v) below, the Alternate Premises shall be comprised of either (i) the entire thirteenth (13th) floor of the Building (the "Thirteenth Floor Alternate Premises"), or (ii) a portion of the sixth (6th) floor of the Building commonly knowns as Suites 610 and 630 (the "Sixth Floor Alternate Premises") and the Thirteenth Floor Alternate Premises, as provided in Section 2.2.(b)(v) below. An outline of the Sixth Floor Alternate Premises and the Thirteenth Floor Alternate Premises is shown on Exhibit A-2.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 595 Market Street, San Francisco, California.
REAL PROPERTY	The Building, together with the plot of land upon which the Building and the Common Areas stands.
DELIVERY DATE
The date on which Landlord tenders possession of the applicable portion of the Premises to Tenant. Landlord anticipates delivering (i) the Concourse Level Premises, the Suite 100 Premises and the Second Floor Premises on or before January 1, 2016, (ii) the Fourth Floor Premises on or before March 1, 2017, (iii) the Fourteenth

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Floor Premises on or before June 1, 2016, (iv) the Fifteenth Floor, Premises and the Sixteenth Floor Premises on or before January 1, 2016 (subject to the terms of Section 2.2(b)(iv) below), (v) the Seventeenth Floor Premises on or before October 1, 2015, (vi) the Suite 2250 Premises on or before June 1, 2015; and (vii) the Alternate Premises on or before January 1, 2016 (if and only if Tenant is entitled to, and does, exercise its right to lease the Alternate Premises contained in Section 2.2(b)(v) below). The dates set forth in items (i) through (vii) above shall each be referred to herein as an "Anticipated Delivery Date"; provided that, except with respect to a Tenant Requested Early Delivery (defined below), for purposes of determining the Commencement Date for any portion of the Premises, the Delivery Date for such portion of the Premises shall not be deemed to be earlier than the Anticipated Delivery Date for such portion of the Premises; and further provided that, with respect to a Tenant Requested Early Delivery of any portion of the Premises, for purposes of determining the Commencement Date, the Delivery Date may be earlier than the Anticipated Delivery Date for such portion of the Premises. Landlord shall not have any obligation whatsoever to tender possession of any portion of the Premises to Tenant prior to the Anticipated Delivery Date specified above for such portion of the Premises; provided, however, if Tenant requests early Delivery (as defined in Section 2.2(a) below) of a particular portion of the Premises from Landlord in writing (an "Early Delivery Request"), and if such portion of the Premises is in a condition prior to the Anticipated Delivery Date such that Landlord can give a factually correct Delivery Notice (as defined in Section 2.2(a) below) to Tenant with respect to such portion of the Premises, then Landlord will use good faith efforts to Deliver such portion of the Premises to Tenant prior to the Anticipated Delivery Date (any such early Delivery being referred to herein as a "Tenant Requested Early Delivery").

COMMENCEMENT DATE
Concourse Level Premises, Suite 100 Premises and Second Floor Premises: The date which is one hundred fifty (150) days following the applicable Delivery Date for the Concourse Level Premises, the Suite 100 Premises and the Second Floor Premises. The date upon which the term of Tenant's lease of (i) the Concourse Level Premises commences shall be referred to herein as the "Concourse Level Commencement Date", (ii) the Suite 100 Premises commences shall be referred to as the "Suite 100 Commencement Date", and (iii) the Second Floor Premises commences shall be referred to herein as the "Second Floor Commencement Date".
Fourth Floor Premises: The date (the "Fourth Floor Commencement Date") which is ninety (90) days following the Delivery Date for the Fourth Floor Premises.

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Fourteenth Floor Premises: The date (the "Fourteenth Floor Commencement Date") which is ninety (90) days following the Delivery Date for the Fourteenth Floor Premises.
Fifteenth Floor Premises and Sixteenth Floor Premises. The date which is ninety (90) days following the applicable Delivery Date for the Fifteenth Floor Premises and Sixteenth Floor Premises. The date upon which the term of Tenant's lease of (i) the Fifteenth Floor Premises commences shall be referred to herein as the "Fifteenth Floor Commencement Date", and (ii) the Sixteenth Floor Premises commences shall be referred to herein as the "Sixteenth Floor Commencement Date".
Seventeenth Floor Premises: The date (the "Seventeenth Floor Commencement Date") which is ninety (90) days following the Delivery Date for the Seventeenth Floor Premises.
Suite 2250 Premises: The Delivery Date for the Suite 2250 Premises (the "Suite 2250 Commencement Date").
Alternate Premises: The date (the "Alternate Premises Commencement Date") which is ninety (90) days following the Delivery Date for the Alternate Premises (if applicable).
The Concourse Level Commencement Date, the Suite 100 Commencement Date, the Second Floor Commencement Date, the Fourth Floor Commencement Date, the Fourteenth Floor Commencement Date, the Fifteenth Floor Commencement Date, the Sixteenth Floor Commencement Date, the Seventeenth Floor Commencement Date, the Suite 2250 Commencement Date, and the Alternate Premises Commencement Date (if applicable) may each be referred to in the Lease as the "Commencement Date".
The actual Delivery Date, Commencement Date and the Expiration Date for each portion of the Premises shall be confirmed in a notice in the form set forth in Exhibit G attached hereto, pursuant to the terms of Section 2.2 below.

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EXPIRATION DATE
The date which is the last day of the calendar month in which the day immediately preceding the ten (10) year anniversary of the later to occur of the (a) the Fifteenth Floor Commencement Date, and (b) the Sixteenth Floor Commencement Date occurs, or the last day of any renewal or extended term, if the Term of this Lease is extended in accordance with any express provision hereof; provided that, if this Lease is terminated with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises as provided in Section 2.2(b)(iv) below, then the "Expiration Date" shall be either (i) the date which is the last day of the calendar month in which the day immediately preceding the ten (10) year anniversary of the Alternate Premises Commencement Date occurs (if and only if Tenant is entitled to, and does, exercise its right to lease the Alternate Premises contained in Section 2.2(b)(v) below), or (ii) March 31, 2026 (if Tenant does not exercise its right to lease the Alternate Premises contained in Section 2.2(b)(v) below).

TERM	The period commencing on the applicable Commencement Date for each applicable portion of the Premises and ending on the Expiration Date.
PERMITTED USES
Executive and general offices and retail use, and all ancillary uses, inclusive, at Tenant's option, of providing securities brokerage, banking and financial services. All Permitted Uses shall be consistent with the character of the Building as a first-class office building.

BASE YEAR	For Operating Expenses: Calendar year 2016. For Taxes: The period commencing on July 1, 2016 and ending on June 30, 2017.
TENANT'S PROPORTIONATE SHARE
Concourse Level Premises: 2.20% (i.e., 9,361 / 425,909)
Suite 100 Premises: 0.14% (i.e., 584 / 425,909)
Second Floor Premises: 3.89% (i.e., 16,558 / 425,909)
Fourth Floor Premises: 3.54% (i.e., 15,097 / 425,909), provided that, with respect to the Fourth Floor Premises only, Tenant's obligation to pay "Tenant's Tax Payment," as that term is defined in Section 7.2(a) below, and "Tenant's Operating Payment," as that term is defined in Section 7.3(a) below, shall commence on the first (1st) anniversary of the Fourth Floor Commencement Date.
Fourteenth Floor Premises: 3.47% (i.e., 14,799 / 425,909)
Fifteenth Floor Premises: 3.46% (i.e., 14,729 / 425,909)

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Sixteenth Floor Premises: 3.44% (i.e., 14,654 / 425,909)
Seventeenth Floor Premises: 3.46% (i.e., 14,755 / 425,909)
Suite 2250 Premises: 2.77% (i.e., 11,793 / 425,909)
Thirteenth Floor Alternate Premises (if applicable): 3.48% (i.e., 14,816 / 425,909)
Sixth Floor Alternate Premises (if applicable): 1.50% (i.e., 6,388 / 425,909)

AGREED AREA OF BUILDING	425,909 rentable square feet, as mutually agreed by Landlord and Tenant.
AGREED AREA OF PREMISES
Subject to the terms of Sections 2.2(b)(iv) (concerning the termination of this Lease with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises) and Section 2.2(b)(v) (concerning Tenant's potential right to lease the Alternate Premises), 112,330 rentable square feet, as mutually agreed by Landlord and Tenant, consisting of the following: (a) 9,361 rentable square feet on the lower level of the Building comprising the Concourse Level Premises; (b) 584 rentable square feet on the ground floor of the Building comprising the Suite 100 Premises; (c) 16,558 rentable square feet on the second (2nd) floor of the Building, which shall be deemed to include the mezzanine level (the "Mezzanine Level") located above the second floor of the Building, all of which comprises the Second Floor Premises; (d) 15,097 rentable square feet on the fourth (4th) floor of the Building comprising the Fourth Floor Premises; (e) 14,799 rentable square feet on the fourteenth (14th) floor of the Building comprising the Fourteenth Floor Premises; (f) 14,729 rentable square feet on the fifteenth (15th) floor of the Building comprising the Fifteenth Floor Premises; (g) 14,654 rentable square feet on the sixteenth (16th) floor of the Building comprising the Sixteenth Floor Premises; (h) 14,755 rentable square feet on the seventeenth (17th) floor of the Building comprising the Seventeenth Floor Premises; and (i) 11,793 rentable square feet on the twenty-second (22nd) floor of the Building comprising the Suite 2250 Premises. In addition, Landlord and Tenant mutually agree that (i) the Thirteenth Floor Alternate Premises contains 14,816 rentable square feet on the thirteenth (13th) floor of the Building, and (ii) the Sixth Floor Alternate Premises contains 6,388 rentable square feet on the sixth (6th) floor of the Building.

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FIXED RENT FOR THE CONCOURSE LEVEL PREMISES
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Concourse Level Commencement Date – end of Lease Year 1*	$327,635.00	$27,302.92	$35.00
Lease Year 2*	$337,464.05	$28,122.00	$36.05
Lease Year 3*	$347,587.97	$28,965.66	$37.13
Lease Year 4*	$358,015.61	$29,834.63	$38.25
Lease Year 5	$368,756.08	$30,729.67	$39.39
Lease Year 6	$379,818.76	$31,651.56	$40.57
Lease Year 7	$391,213.32	$32,601.11	$41.79
Lease Year 8	$402,949.72	$33,579.14	$43.05
Lease Year 9	$415,038.22	$34,586.52	$44.34
Lease Year 10 – initial Expiration Date	$427,489.36	$35,624.11	$45.67
*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Concourse Level Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Concourse Level Premises shall be abated.

FIXED RENT FOR THE SUITE 100 PREMISES
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Suite 100 Commencement Date – end of Lease Year 1*	$20,440.00	$1,703.33	$35.00
Lease Year 2*	$21,053.20	$1,754.43	$36.05
Lease Year 3*	$21,684.80	$1,807.07	$37.13
Lease Year 4*	$22,335.34	$1,861.28	$38.25
Lease Year 5	$23,005.40	$1,917.12	$39.39
Lease Year 6	$23,695.56	$1,974.63	$40.57
Lease Year 7	$24,406.43	$2,033.87	$41.79
Lease Year 8	$25,138.62	$2,094.89	$43.05
Lease Year 9	$25,892.78	$2,157.73	$44.34
Lease Year 10 – initial Expiration Date	$26,669.56	$2,222.46	$45.67
*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Suite 100 Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Suite 100 Premises shall be abated.

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FIXED RENT FOR SECOND FLOOR PREMISES
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Second Floor Commencement Date – end of Lease Year 1**	$1,101,107.00	$91,758.92	$66.50
Lease Year 2*	$1,134,140.21	$94,511.68	$68.50
Lease Year 3*	$1,168,164.42	$97,347.03	$70.55
Lease Year 4*	$1,203,209.35	$100,267.45	$72.67
Lease Year 5	$1,239,305.63	$103,275.47	$74.85
Lease Year 6	$1,276,484.80	$106,373.73	$77.09
Lease Year 7	$1,314,779.34	$109,564.95	$79.40
Lease Year 8	$1,354,222.72	$112,851.89	$81.79
Lease Year 9	$1,394,849.40	$116,237.45	$84.24
Lease Year 10 – initial Expiration Date	$1,436,694.89	$119,724.57	$86.77
*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Second Floor Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Second Floor Premises shall be abated.

FIXED RENT FOR FOURTH FLOOR PREMISES
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Fourth Floor Commencement Date – end of Lease Year 1*	$1,003,950.50	$83,662.54	$66.50
Lease Year 2*	$1,034,069.02	$86,172.42	$68.50
Lease Year 3*	$1,065,091.09	$88,757.59	$70.55
Lease Year 4*	$1,097,043.82	$91,420.32	$72.67
Lease Year 5	$1,129,955.13	$94,162.93	$74.85
Lease Year 6	$1,163,853.79	$96,987.82	$77.09
Lease Year 7	$1,198,769.40	$99,897.45	$79.40
Lease Year 8	$1,234,732.48	$102,894.37	$81.79
Lease Year 9	$1,271,774.46	$105,981.20	$84.24
*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Fourth Floor Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Fourth Floor Premises shall be abated.

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FIXED RENT FOR FOURTEENTH FLOOR PREMISES
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Fourteenth Floor Commencement Date – end of Lease Year 1*	$924,937.50	$77,078.13	$62.50
Lease Year 2*	$952,685.63	$79,390.47	$64.38
Lease Year 3*	$981,266.19	$81,772.18	$66.31
Lease Year 4*	$1,010,704.18	$84,225.35	$68.30
Lease Year 5	$1,041,025.30	$86,752.11	$70.34
Lease Year 6	1,072.256.06	$89,354.67	$72.45
Lease Year 7	$1,104,423.75	$92,035.31	$74.63
Lease Year 8	$1,137,556.46	$94,796.37	$76.87
Lease Year 9	$1,171,683.15	$97,640.26	$79.17
Lease Year 10 – initial Expiration Date	$1,206,833.65	$100,569.47	$81.55
*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Fourteenth Floor Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Fourteenth Floor Premises shall be abated.

FIXED RENT FOR FIFTEENTH FLOOR PREMISES
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Fifteenth Floor Commencement Date – end of Lease Year 1*	$920,562.50	$76,713.54	$62.50
Lease Year 2*	$948,179.38	$79,014.95	$64.38
Lease Year 3*	$976,624.76	$81,385.40	$66.31
Lease Year 4*	$1,005,923.50	$83,826.96	$68.30
Lease Year 5	$1,036,101.20	$86,341.77	$70.34
Lease Year 6	$1,067,184.24	$88,932.02	$72.45
Lease Year 7	$1,099,199.77	$91,599.98	$74.63
Lease Year 8	$1,132,175.76	$94,347.98	$76.87
Lease Year 9	$1,166,141.03	$97,178.42	$79.17
Lease Year 10 – initial Expiration Date	$1,201,125.26	$100,093.77	$81.55

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*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Fifteenth Floor Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Fifteenth Floor Premises shall be abated.

FIXED RENT FOR SIXTEENTH FLOOR PREMISES
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Sixteenth Floor Commencement Date – end of Lease Year 1*	$915,875.00	$76,322.92	$62.50
Lease Year 2*	$943,351.25	$78,612.60	$64.38
Lease Year 3*	$971,651.79	$80,970.98	$66.31
Lease Year 4*	$1,000,801.34	$83,400.11	$68.30
Lease Year 5	$1,030,825.38	$85,902.12	$70.34
Lease Year 6	$1,061,750.14	$88,479.18	$72.45
Lease Year 7	$1,093,602.65	$91,133.55	$74.63
Lease Year 8	$1,126,410.73	$93,867.56	$76.87
Lease Year 9	$1,160,203.05	$96,683.59	$79.17
Lease Year 10 – initial Expiration Date	$1,195,009.14	$99,584.09	$81.55
*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Sixteenth Floor Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Sixteenth Floor Premises shall be abated.

FIXED RENT FOR SEVENTEENTH FLOOR PREMISES
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Seventeenth Floor Commencement Date – end of Lease Year 1*	$922,187.50	$76,848.96	$62.50
Lease Year 2*	$949,853.13	$79,154.43	$64.38
Lease Year 3*	$978,348.72	$81,529.06	$66.31
Lease Year 4*	$1,007,669.18	$83,974.93	$68.30
Lease Year 5	$1,037,930.16	$86,494.18	$70.34
Lease Year 6	$1,069,068.06	$89,089.01	$72.45
Lease Year 7	$1,101,140.10	$91,761.68	$74.63
Lease Year 8	$1,134,174.31	$94,514.53	$76.87
Lease Year 9	$1,168,199.53	$97,349.96	$79.17

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Lease Year 10	$1,203,245.52	$100,270.46	$81.55
Lease Year 11 – initial Expiration Date	$1,239,342.89	$103,278.57	$83.99
*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Seventeenth Floor Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Seventeenth Floor Premises shall be abated.

FIXED RENT FOR THE SUITE 2250 PREMISES
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Suite 2250 Commencement Date – end of Lease Year 1	$719,373.00	$59,947.75	$61.00
Lease Year 2	$740,954.19	$61,746.18	$62.83
Lease Year 3	$763,182.82	$63,598.57	$64.71
Lease Year 4	$786,078.30	$65,506.53	$66.66
Lease Year 5	$809,660.65	$67,471.72	$68.66
Lease Year 6	$833,950.47	$69,495.87	$70.72
Lease Year 7	$858,968.98	$71,580.75	$72.84
Lease Year 8	$884,738.05	$73,728.17	$75.02
Lease Year 9	$911,280.19	$75,940.02	$77.27
Lease Year 10	$938,618.60	$78,218.22	$79.59
Lease Year 11 – initial Expiration Date	$966,777.16	$80,564.76	$81.98
FIXED RENT FOR THIRTEENTH FLOOR ALTERNATE PREMISES (IF APPLICABLE)
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Alternate Premises Commencement Date – end of Lease Year 1*	$926,000.00	$77,166.67	$62.50
Lease Year 2*	$953,780.00	$79,481.67	$64.38
Lease Year 3*	$982,393.40	$81,866.12	$66.31
Lease Year 4*	$1,011,865.20	$84,322.10	$68.30
Lease Year 5	$1,042,221.16	$86,851.76	$70.34
Lease Year 6	$1,073,487.79	$89,457.32	$72.45
Lease Year 7	$1,105,692.43	$92,141.04	$74.63
Lease Year 8	$1,138,863.20	$94,905.27	$76.87
Lease Year 9	$1,173,029.10	$97,752.42	$79.17

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Lease Year 10 – initial Expiration Date	$1,208,219.97	$100,685.00	$81.55
*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Alternate Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Alternate Premises shall be abated.

FIXED RENT FOR SIXTH FLOOR ALTERNATE PREMISES (IF APPLICABLE)
Period During Lease Term	Per Annum	Per Month	Annual Fixed Rent Per Rentable Square Foot
Alternate Premises Commencement Date – end of Lease Year 1*	$399,250.00	$33,270.83	$62.50
Lease Year 2*	$411,227.50	$34,268.96	$64.38
Lease Year 3*	$423,564.33	$35,297.03	$66.31
Lease Year 4*	$436,271.25	$36,355.94	$68.30
Lease Year 5	$449,359.39	$37,446.62	$70.34
Lease Year 6	$462,840.17	$38,570.01	$72.45
Lease Year 7	$476,725.38	$39,727.11	$74.63
Lease Year 8	$491,027.14	$40,918.93	$76.87
Lease Year 9	$505,757.95	$42,146.50	$79.17
Lease Year 10 – initial Expiration Date	$520,930.69	$43,410.89	$81.55
*Subject to the terms set forth in Section 2.3(b) of this Lease, the Fixed Rent for the Alternate Premises attributable to the first, thirteenth, twenty-fifth and thirty-seventh full calendar months of the Term for the Alternate Premises shall be abated.

ADDITIONAL RENT
All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant's Tax Payment, Tenant's Operating Payment, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant's failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.
INTEREST RATE	The lesser of (i) 4% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable Requirements.
LETTER OF CREDIT	Tenant shall deliver a Letter of Credit to Landlord in the amount of $3,087,309.00, as the same may be reduced pursuant to Section 30.5 of the Lease.

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TENANT'S ADDRESS FOR NOTICES
Lending Club Corporation, Inc.
71 Stevenson Street, Suite 300
San Francisco, CA 94105
Attn: Director of Facilities
With a copies to:
Lending Club Corporation, Inc.
71 Stevenson Street, Suite 300
San Francisco, CA 94105
Attn: General Counsel
and
Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111
Attn: Jonathan M. Kennedy/Kathleen K. Bryski

LANDLORD'S ADDRESS FOR NOTICES	595 Market Street, Inc. c/o Tishman Speyer Properties, L.P. One Bush Street, Suite 450 San Francisco, California 94104 Attn: Managing Director

With copies to:
Tishman Speyer Properties, L.P.
45 Rockefeller Plaza
New York, New York 10111
Attn: Chief Legal Officer
and:
Tishman Speyer Properties, L.P.
45 Rockefeller Plaza
New York, New York 10111
Attn: Chief Financial Officer

TENANT'S BROKER	Avison Young – Northern California, Ltd.
LANDLORD'S AGENT	Tishman Speyer Properties, L.P. or any other person or entity designated at any time and from time to time by Landlord as Landlord's Agent.
TENANT IMPROVEMENT ALLOWANCE
Concourse Level Premises: $561,660.00 (i.e., $60.00 per rentable square foot of the Concourse Level Premises).
Suite 100 Premises: $35,040.00 (i.e., $60.00 per rentable square foot of the Suite 100 Premises).

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Second Floor Premises: $1,459,060.00 consisting of (i) $1,159,060.00 (i.e., $70.00 per rentable square foot of the Second Floor Premises) plus (ii) the additional amount of $300,000.00 (which additional amount is referred to herein as the "Second Floor Restroom Allowance").
Fourth Floor Premises: $905,820.00 (i.e., $60.00 per rentable square foot of the Fourth Floor Premises).
Fourteenth Floor Premises: $887,940.00 (i.e., $60.00 per rentable square foot of the Fourteenth Floor Premises).
Fifteenth Floor Premises: $810,095.00 (i.e., $55.00 per rentable square foot of the Fifteenth Floor Premises).
Sixteenth Floor Premises: $805,970.00 (i.e., $55.00 per rentable square foot of the Sixteenth Floor Premises).
Seventeenth Floor Premises: $811,525.00 (i.e., $55.00 per rentable square foot of the Seventeenth Floor Premises).
Suite 2250 Premises: $678,615.00, consisting of (i) $648,615.00 (i.e., $55.00 per rentable square foot of the Suite 2250 Premises) plus (ii) the additional amount of $30,000.00 (which additional amount is referred to herein as the "Suite 2250 Demolition Allowance").
Thirteenth Floor Alternate Premises (if applicable): $814,880.00 (i.e., $55.00 per rentable square foot of the Thirteenth Floor Alternate Premises).
Sixth Floor Alternate Premises (if applicable): $351,340.00 (i.e., $55.00 per rentable square foot of the Sixth Floor Alternate Premises).

All capitalized terms used in this Lease without definition are defined in Exhibit B.
ARTICLE 2

PREMISES; TERM; RENT
Section 2.1    Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. Landlord and Tenant hereby agree that the rentable square feet and usable square feet of the Premises and rentable square feet of the office area of the Building have been calculated pursuant to the BOMA Standard for Measuring Floor Area in Office Buildings, ANSI Z65.1-2010, and its accompanying guidelines (the "BOMA Standard"), have been agreed to by Landlord and Tenant, are as stipulated in Article 1 above and shall not be subject to remeasurement or modification during the initial Term or any Renewal Term (defined in Section 2.7 below). In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with others, the Common Areas.

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Section 2.2    Commencement Date.
(a)    Generally. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant. The Term of this Lease with respect to each portion of the Premises shall commence on the applicable Commencement Date for such portion of the Premises. Unless sooner terminated or extended as may be hereinafter provided, the Term with respect to the entirety of the Premises shall end on the Expiration Date. Tenant hereby acknowledges that the portions of the Premises located on the fourteenth (14th), fifteen (15th) and sixteenth (16th) floors of the Building and commonly known as Suite 1400, Suite 1450, Suite 1500 and Suite 1600 (the "Occupied Suites") are currently occupied by existing tenants (each, an "Existing Tenant" and collectively, "Existing Tenants"), and specifically, the fourteenth (14th) floor is occupied by two (2) Existing Tenants (the "Fourteenth Floor Existing Tenants") and Suite 1500 and Suite 1600 (collectively referred to as the "Suite 1500/1600 Occupied Suites") are occupied by one Existing Tenant (the "Suite 1500/1600 Existing Tenant"). Accordingly, Tenant hereby acknowledges that Landlord's ability to deliver the Occupied Suites to Tenant shall be conditioned upon Landlord terminating and/or amending such Existing Tenants' leases of the applicable Occupied Suites and/or exercising Landlord's relocation rights with respect to such Existing Tenants. Landlord shall use commercially reasonable, diligent efforts either (i) to enter into an agreement (each, an "Existing Tenant Agreement") with each Existing Tenant to terminate and/or amend, as applicable, such Existing Tenant's lease of the applicable Occupied Suite or, alternatively, (ii) to relocate any Existing Tenant that Landlord has a right to relocate from such Existing Tenant's Occupied Suite, all pursuant to timetables which accommodate Landlord's Delivery of each portion of the Premises to Tenant by the Anticipated Delivery Date for such portion. The terms of each Existing Tenant Agreement shall be determined by Landlord in its sole discretion. However, (A) Landlord represents to Tenant that, pursuant to the provisions of the leases to the Fourteenth Floor Existing Tenants, Landlord has the right to relocate each of the Fourteenth Floor Existing Tenants to alternate space in the Building in accordance with timing guidelines which would allow Landlord to deliver the Fourteenth Floor Premises to Tenant on or before the Anticipated Delivery Date for the Fourteenth Floor Premises, subject to Unavoidable Delays (including, without limitation, any Unavoidable Delays that delay Landlord's construction of improvements in such alternate spaces); and (B) additionally, as of the Effective Date, Landlord has tendered a draft lease termination agreement (the "Proposed Suite 1500/1600 Termination Agreement") to the Suite 1500/1600 Existing Tenant which reflects economic terms that have been tentatively agreed to by Landlord and the Suite 1500/1600 Existing Tenant, including, without limitation, the obligation on the part of the Suite 1500/1600 Existing Tenant to vacate the Fifteenth Floor Premises and the Sixteenth Floor Premises in accordance with a schedule which would allow Landlord to deliver the Fifteenth Floor Premises and Sixteenth Floor Premises on or before the Anticipated Delivery Date therefor, except that the Proposed Suite 1500/1600 Termination Agreement provides the Suite 1500/1600 Existing Tenant with two (2) options to extend the termination of its lease for a period of thirty (30) days each (each a "Suite 1500/1600 Termination Extension"). Landlord will use commercially reasonable, diligent efforts to complete negotiations of, and to enter into with the Suite 1500/1600 Existing Tenant, the Proposed Suite 1500/1600 Termination Agreement (which, if entered into by Landlord and the Suite 1500/1600 Existing Tenant, shall constitute an Existing Tenant Agreement), and thereafter to enforce its terms. Landlord will promptly notify Tenant (which notice, notwithstanding anything to the contrary contained in Article 22 below, may be given only by electronic mail to ljansen@lendingclub.com, kschmidt@lendingclub.com and JKennedy@sflaw.com) of any of the following: (w) if, at any time, Landlord executes an Existing Tenant Agreement with an Existing Tenant, in which event such notice shall set forth the agreed upon vacation date for such Existing Tenant pursuant to the provisions of such Existing Tenant Agreement; (x) if negotiations with any Existing Tenant regarding a proposed Existing Tenant Agreement are ceased or suspended (provided that, if Landlord has elected to relocate either or both of the Fourteenth Floor Existing Tenants pursuant to the terms of their respective leases, then Landlord shall have no obligation to notify Tenant of such election); (y) if Landlord exercises its relocation rights with either or both of the Fourteenth Floor Existing Tenants, in which event such notice shall state the anticipated effective date of such relocation; or (z) if, after Landlord and the Suite 1500/1600 Existing Tenant have entered into an Existing Tenant Agreement, the Suite 1500/1600 Existing Tenant exercises a Suite 1500/1600 Termination Extension, in which event such notice shall set forth the revised anticipated date for termination of the Suite 1500/1600 Existing Tenant's

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lease. Landlord shall not be liable for any damage whatsoever in the event that Landlord cannot enter into an Existing Tenant Agreement with any of the Existing Tenants despite such commercially reasonable, diligent efforts. In connection with the foregoing, if Landlord does not tender possession of any portion of the Premises to Tenant ("Delivery") on or before the applicable Anticipated Delivery Date or any other particular date, for any reason whatsoever, except as expressly set forth herein, Landlord shall not be liable for any damage thereby, this Lease shall not be void or voidable thereby, Tenant shall have no right to terminate this Lease, and the Term shall not commence until the applicable Commencement Date. Landlord shall be deemed to have tendered possession of the applicable portion of the Premises to Tenant upon the giving of a factually correct notice by Landlord to Tenant (the "Delivery Notice") stating that (i) Landlord has Substantially Completed the Base, Shell and Core Improvements and/or the Landlord Work (as such terms are defined in Section 1 of the Work Letter) to the extent that any such work is required to be Substantially Completed on or before the applicable Delivery Date for the applicable portion of the Premises, and (ii) to the extent, applicable, the applicable portion of the Premises is available to Tenant to commence construction of the "Tenant Improvements," as that term is defined in Section 2.1 of the Work Letter. Except as expressly set forth herein, no failure to achieve Delivery on or before the applicable Anticipated Delivery Date for each portion of the Premises or any other particular date shall affect any other obligations of Tenant hereunder. There shall be no postponement of the applicable Commencement Date for the applicable portion of the Premises for (i) any delay in Delivery which results from any Tenant Delay or (ii) any delays by Landlord in the performance of any Punch List Items relating to the Base, Shell and Core Improvements or the Landlord Work. At any time after the Commencement Date for each portion of the Premises has been determined, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit G, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute (or make good faith comments to) and return to Landlord within ten (10) Business Days of receipt thereof.
(b)    Delay in Delivery. Notwithstanding the foregoing provisions of Section 2.2(a) to the contrary, Landlord acknowledges that Tenant's ability to construct the Tenant Improvements in, and to occupy, the Premises on a timely basis and, accordingly, Landlord's timely Delivery, were a material inducement to Tenant to enter into this Lease. Accordingly, the parties agree as follows:
(i)    First Outside Date. If Landlord fails to achieve Delivery of any portion of the Premises as of the date that is ninety (90) days following the Anticipated Delivery Date for such portion (the "First Outside Date"), then for each day beyond the First Outside Date (and prior to the Second Outside Date) that Landlord is unable to achieve Delivery of such portion of the Premises, Tenant shall be afforded abatement of Fixed Rent payable hereunder for only such portion of the Premises equal to one (1) day's Fixed Rent for such portion, such abatement to be applied promptly following the Fixed Rent Abatement Period for such portion of the Premises.
(ii)    Second Outside Date. For each day that Landlord fails to achieve Delivery for such portion of the Premises beyond the date that is one hundred fifty (150) days following the Anticipated Delivery Date for such portion (the "Second Outside Date"), Tenant shall be entitled to an abatement of Fixed Rent payable hereunder for only such portion of the Premises equal to two (2) days' Fixed Rent for such portion, such abatement to be applied immediately following the Fixed Rent Abatement Period for such portion of the Premises.
(iii)    Extension for Tenant Delay and Unavoidable Delay. The First Outside Date and the Second Outside Date shall each be delayed on a day-for-day basis for each day that Delivery of a portion of the Premises is delayed by (i) Tenant Delay or (ii) Unavoidable Delays, provided that in no event will any such dates be delayed due to Unavoidable Delays beyond forty five (45) days of Unavoidable Delays. Notwithstanding the foregoing, if Landlord is unable to timely deliver any portion of the Premises to Tenant because the Existing Tenant in such portion of the Premises is holding over, then the per diem

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credits against Fixed Rent described in Sections 2.2(b)(i) and (ii) above shall not apply so long as Landlord (A) commenced unlawful detainer proceedings against such Existing Tenant within fifteen (15) Business Days after the date on which such Existing Tenant was obligated to vacate and surrender such portion of the Premises, and (ii) thereafter diligently pursues completion of such unlawful detainer proceedings.
(iv)    Suite 1500/1600 Occupied Suites. Additionally, with respect to the Suite 1500/1600 Occupied Suites, (i) if Landlord is unable to complete the Proposed Suite 1500/1600 Termination Agreement (or any Existing Tenant Agreement) with the Suite 1500/1600 Existing Tenant, Landlord shall not be subject to any of the penalties set forth in this Section 2.2(b) with respect to Landlord's failure to deliver the Fifteenth Floor Premises and/or the Sixteenth Floor Premises to Tenant; and (ii) if and to the extent that Landlord is successful in completing an Existing Tenant Agreement with the Suite 1500/1600 Existing Tenant pursuant to which the date on which the Suite 1500/1600 Existing Tenant is required to vacate the Suite 1500/1600 Occupied Suites is a date which follows the Anticipated Delivery Date for the Fifteenth Floor Premises and the Sixteenth Floor Premises, then, for the purposes of this Section 2.2(b), the Anticipated Delivery Date for such portion of the Fifteenth Floor Premises and the Sixteenth Floor Premises shall be deemed to be the business day immediately following the date upon which the Suite 1500/1600 Existing Tenant is, pursuant to the provisions of its Existing Tenant Agreement, required to vacate the Suite 1500/1600 Occupied Suites. Upon Tenant's request from time to time, Landlord shall inform Tenant of the status of Landlord's discussions with the Suite 1500/1600 Existing Tenant regarding an Existing Tenant Agreement. If Landlord is unable to complete an Existing Tenant Agreement with the Suite 1500/1600 Existing Tenant on or before August 31, 2015, then this Lease shall automatically terminate and be of no further force or effect only with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises (such partial termination being referred to herein as the "Suite 1500/1600 Termination"), and Landlord and Tenant shall be relieved of their respective obligations under this Lease with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises (including, without limitation, Tenant's obligation to pay Rent with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises, and Landlord's obligation to provide that portion of the Tenant Improvement Allowance related to the Fifteenth Floor Premises and the Sixteenth Floor Premises); except that, in the event of the Suite 1500/1600 Termination, the Fifteenth Floor Premises and the Sixteenth Floor Premises nevertheless shall be and remain part of the Lower Bank First Offer Space (defined in Section 2.6 below) and shall be subject to the Right of First Offer (defined in Section 2.6 below), it being agreed that the Suite 1500/1600 Existing Tenant shall be a Superior Rights Holder (defined in Section 2.6 below) with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises. If Landlord is unable to complete an Existing Tenant Agreement with the Suite 1500/1600 Existing Tenant on or before August 31, 2015, Landlord shall promptly notify Tenant that Landlord has been unable to enter into such agreement and that the Suite 1500/1600 Termination has occurred (the "Suite 1500/1600 Termination Notice").
(v)    Right to Lease Alternative Premises in the Event of Suite 1500/1600 Termination. If and only if this Lease is terminated with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises in accordance with Section 2.2(b)(iv) above, then Original Tenant and any Permitted Assignee shall have a one-time right to lease the Alternate Premises, which shall consist (at Tenant's election) of either (A) the entire Thirteenth Floor Alternate Premises, or (B) the entire Thirteenth Floor Alternate Premises and the entire Sixth Floor Alternate Premises. In no event may Tenant elect to lease (I) only a portion of the Thirteenth Floor Alternate Premises, (II) only a portion of the Sixth Floor Alternate Premises, or (III) the Sixth Floor Alternate Premises without leasing the Thirteenth Floor Alternate Premises.

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(A)    Method of Exercise. Tenant's right to lease the Alternate Premises shall be exercised, if at all, only by the Original Tenant or a Permitted Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant's interest in this Lease), and only by delivery of irrevocable written notice to Landlord (the "Alternate Premises Exercise Notice") not earlier than September 1, 2015, nor later than the later of (I) September 15, 2015, or (II) fifteen (15) days after Tenant's receipt of Landlord's Suite 1500/1600 Termination Notice, time being of the essence. Tenant shall specify in the Alternate Premises Expansion Notice whether the Alternate Premises shall include the Sixth Floor Alternate Premises (it being understood that the Alternate Premises shall always include the Thirteenth Floor Alternate Premises). Tenant's failure to specify in the Alternate Premises Expansion Notice whether or not the Alternate Premises shall include the Sixth Floor Alternate Premises shall be deemed an election by Tenant that the Alternate Premises shall not include the Sixth Floor Alternate Premises.
(B)    Amendment to Lease. If Tenant timely exercises its right to lease the Alternate Premises as set forth herein, then (I) the Alternate Premises shall be added to and become part of the Premises for all purposes hereunder on the terms and conditions applicable to the Alternate Premises as set forth in Article 1 above, and otherwise on the terms and conditions contained in this Lease, and (II) within fifteen (15) days after Tenant's exercise, Landlord and Tenant shall execute an amendment to this Lease for the Alternate Premises, upon the terms and conditions as set forth in this Lease; provided, however, an otherwise valid exercise of Tenant's right to lease the Alternate Premises shall be fully effective whether or not a lease amendment is executed.
(C)    Termination of Right to Lease Alternate Premises. The rights contained in this Section 2.2(b)(v) shall automatically terminate in its entirety and shall be of no further force or effect (I) if Landlord enters into an Existing Tenant Agreement with Suite 1500/1600 Existing Tenant on or before August 31, 2015, in which event Landlord shall notify Tenant of the same, as provided in Section 2.2(a) above, or (II) upon the failure by Tenant to exercise its right by timely delivering the Alternate Premises Exercise Notice.
Section 2.3    Payment of Rent.
(a)    In General. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds, (i) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease. From time to time, on an annual basis, upon the written request of Tenant, Landlord will deliver to Tenant a schedule of the Base Rent payable by Tenant over the next-succeeding twelve (12) month period.
(b)    Fixed Rent Abatement Right. Notwithstanding anything in this Lease to the contrary, Tenant shall be entitled to an abatement of Fixed Rent due for the entire Premises, excluding only the Suite 2250 Premises, during the first (1st), thirteenth (13th), twenty-fifth (25th) and thirty-seventh (37th) full calendar months of the Term for each applicable portion of the Premises (each, the "Fixed Rent Abatement Period"). Subject to the provisions of this Section 2.3(b), the total amount of Fixed Rent abated during the Fixed Rent Abatement Period for each applicable portion of the Premises pursuant to this Section 2.3(b) shall be: (i) $114,225.21 with respect to the Concourse Level Premises; (ii) $7,126.11 with respect to the Suite 100 Premises; (iii) $383,885.08 with respect to the Second Floor Premises; (iv) $350,012.87 with respect to the Fourth Floor Premises; (v) $322,466.13 with respect to the Fourteenth Floor Premises; (vi) $320,940.85

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with respect to the Fifteenth Floor Premises; (vii) $319,306.61 with respect to the Sixteenth Floor Premises; (viii) $321,507.38 with respect to the Seventeenth Floor Premises; (ix) $322,836.56 with respect to the Thirteenth Floor Alternate Premises (if applicable); and (x) $139,192.76 with respect to the Sixth Floor Alternate Premises (if applicable). Landlord and Tenant acknowledge that Tenant's right to receive Fixed Rent abatement under this Section 2.3(a) has been granted to Tenant as additional consideration for Tenant's agreement to enter into this Lease and comply with the terms and conditions otherwise required under this Lease.
Section 2.4    First Month's Rent. Tenant shall pay one month's Fixed Rent for each portion of the Premises upon the execution of this Lease ("Advance Rent"), which Advance Rent shall be credited towards the installment of Fixed Rent due for each such portion of the Premises for the first full calendar month of the applicable Term following the expiration or earlier termination of the applicable Fixed Rent Abatement Period for such portion of the Premises (provided, however, that if this Lease terminates with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises pursuant to Section 2.2(b)(iv) above, then the portion of the Advance Rent attributable to the Fifteenth Floor Premises and the Sixteenth Floor Premises shall be allocated as follows: (i) if Tenant elects to add the Alternate Premises to the Premises pursuant to Section 2.2(b)(v), such Advance Rent shall be allocable to the first payment(s) of Fixed Rent due with respect to the Alternate Premises, and (ii) if Tenant does not so elect to add the Alternate Premises to the Premises, such Advance Rent shall be allocable to the next payment(s) of Fixed Rent due hereunder as of October 1, 2015 and thereafter until the amount of such Advance Rent has been fully applied). If the Commencement Date for each applicable portion of the Premises is not the first day of a month, then on the applicable Commencement Date for such applicable portion of the Premises Tenant shall pay prorated Fixed Rent for the period from the applicable Commencement Date through the last day of such month, and the Fixed Rent Abatement Period for such portion of the Premises shall commence on the first day of the next succeeding calendar month.

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Section 2.5    Contraction Option. Subject to the terms of this Section 2.5, Tenant shall have the right (the "Contraction Option") to terminate Tenant's lease of the Suite 2250 Premises effective as of the date set forth in Tenant's Contraction Notice (defined below), provided that such date must be the last day of a calendar month (the date so specified by Tenant, the "Contraction Date"), upon prior written notice to Landlord (the "Contraction Notice") irrevocably exercising the Contraction Option given at least six (6) months prior to the Contraction Date. As consideration for such early termination of Tenant's lease of the Suite 2250 Premises, Tenant shall be obligated to pay to Landlord (as further provided below) a termination fee (the "Contraction Fee") equal to the sum of (A) the unamortized cost (as of the Contraction Date) of the aggregate of (1) the brokerage commissions paid by Landlord in connection with this Lease to Tenant's Broker and Landlord's Agent (not to exceed an amount equal to $21.00 per rentable square foot of the Suite 2250 Premises), and (2) the portion of the Tenant Improvement Allowance applicable to the Suite 2250 Premises excluding the Suite 2250 Demolition Allowance (i.e., $648,615.00) that was disbursed by Landlord pursuant to the provisions of the Work Letter, plus (B) an amount equal to the Fixed Rent that, but for the termination provided for herein, Tenant would have been obligated to pay with respect to the Suite 2250 Premises for the six (6) month period immediately following the Contraction Date. For purposes of clause (A) above, the amortization shall be computed on a straight line basis over the period commencing on the Suite 2250 Commencement Date and ending on the Expiration Date, with interest at the (non-compounded) rate of 7% per annum. The first installment of the Contraction Fee (in an amount equal to fifty percent (50%) of the Contraction Fee) shall be due and payable by Tenant to Landlord concurrently with Tenant's delivery of the Contraction Notice, and timely payment of such first installment of the Contraction Fee shall be a condition precedent to the effectiveness of the Contraction Notice. The second installment of the Contraction Fee (in an amount equal to fifty percent (50%) of the Contraction Fee) shall be due and payable by Tenant to Landlord on or before the Contraction Date, and timely payment of such second installment (at Landlord's sole election) shall be a condition precedent to the effectiveness of such early termination of Tenant's lease of the Suite 2250 Premises. Time is of the essence with respect to the delivery of the Contraction Notice and the payment of the Contraction Fee. In no event shall Tenant be entitled to exercise the Contraction Option if Tenant is in Default at the time of Landlord's receipt of the Contraction Notice (provided that if Tenant cures such Default, Tenant will thereafter be entitled to exercise the Contraction Option, which will require delivery of another Contraction Notice), or at Landlord's option, at the Contraction Date (provided that if Landlord exercises such option, Landlord must notify Tenant within five (5) Business Days after the Contraction Date). Provided Tenant properly exercises (and is entitled to exercise) the Contraction Option in accordance with the terms of this Section 2.5, then, effective as of the Contraction Date, the lease of the Suite 2250 Premises shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under this Lease with respect to the Suite 2250 Premises, except for those obligations of either party set forth in this Lease with respect to the period of Tenant's tenancy of the Suite 2250 Premises through the Contraction Date and such obligations of either party which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the parties' respective indemnity obligations and Tenant's obligation to pay all amounts owed by Tenant under this Lease with respect to the Suite 2250 Premises up to and including the Contraction Date. The Contraction Option shall be personal to the originally named Tenant under this Lease (the "Original Tenant") and any Permitted Assignee, as that term is defined in Section 13.8(a) of this Lease, and may not be exercised by any other assignee, or any sublessee or other transferee of the Original Tenant's interest in this Lease.
Section 2.6    Right of First Offer. Landlord hereby grants to the Original Tenant and any Permitted Assignee a right of first offer (the "Right of First Offer") on the terms and conditions contained in this Section 2.6, which shall be ongoing with respect to all of the space located in the lower elevator bank of the Building (i.e., on the second (2nd) through seventeenth (17th) floors of the Building) ("Lower Bank First Offer Space"),

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and which shall be a one-time right with respect to all of the space located on the twenty-eighth (28th) through thirtieth (30th) floors of the Building ("Visa First Offer Space," and together with Lower Bank First Offer Space, collectively, "First Offer Space"). Notwithstanding the foregoing, the Right of First Offer shall apply only after the expiration or earlier termination of any then currently existing leases (including renewals, and irrespective of whether any such renewal is pursuant to an express written provision in such tenant's lease or whether such renewal is effectuated by a lease amendment or a new lease) of the First Offer Space, and such Right of First Offer shall be subordinate to all rights with respect to the First Offer Space which are set forth in leases of space in the Building, either existing as of the Effective Date or entered into after the Effective Date pursuant to Section 2.6(b) below (after Tenant fails to exercise its Right of First Offer with respect thereto), including any renewal, extension or expansion rights (including, but not limited to, must-take, right of first offer, right of first negotiation, right of first refusal, expansion option and other similar rights) set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (all such tenants under such leases are collectively referred to herein as the "Superior Right Holders"). Landlord has informed Tenant that, as of the Effective Date, the Visa First Offer Space is occupied by a subtenant (the "Visa Subtenant"). Landlord agrees that, if Landlord desires to enter into a direct lease with the Visa Subtenant which would allow the Visa Subtenant to remain in the Visa First Offer Space beyond the date of expiration of Landlord's existing direct lease of the Visa First Offer Space, then the Visa First Offer Space shall be deemed to be available for lease to a third party (and such direct lease with the Visa Subtenant shall not be deemed to be a renewal of the currently existing lease) such that Landlord shall offer the Visa First Offer Space to Tenant pursuant to a First Offer Notice (defined in Section 2.6(a) below) prior to entering into any direct lease of the Visa First Offer Space with the Visa Subtenant (unless such direct lease is subordinate to Tenant's Right of First Offer). Tenant's Right of First Offer shall be on the terms and conditions set forth in this Section 2.6.
(a)    Procedure for Offer. Landlord shall notify Tenant (a "First Offer Notice") from time to time when Landlord determines that any portion of the First Offer Space has become available for lease to a third party (such First Offer Space that is described in a First Offer Notice being referred to herein as "Offer Space"), provided that no Superior Right Holder wishes to lease such Offer Space. Pursuant to such First Offer Notice, Landlord shall offer to lease the available Offer Space to Tenant. The First Offer Notice shall describe the Offer Space, shall state the anticipated date on which Landlord expects to deliver possession of such Offer Space to Tenant (the "ROFO Target Delivery Date") and shall set forth Landlord's proposed First Offer Rent (defined in Section 2.6(b) below) and the other economic terms upon which Landlord is willing to lease the Offer Space to Tenant.
(b)    Procedure for Acceptance. If Tenant wishes to exercise Tenant's Right of First Offer with respect to the Offer Space described in a First Offer Notice, then within ten (10) Business Days following delivery of such First Offer Notice to Tenant (the "First Offer Exercise Window"), Tenant shall deliver written notice to Landlord (a "First Offer Exercise Notice") irrevocably exercising its Right of First Offer with respect to the entire Offer Space described in such First Offer Notice on the terms contained in such First Offer Notice; provided, however, if Tenant wishes to dispute Landlord's proposed First Offer Rent set forth in such First Offer Notice, then Tenant's First Offer Exercise Notice shall notify Landlord of such dispute, in which event Landlord and Tenant thereafter shall negotiate and attempt to agree, using their respective good faith efforts, upon the annual Fair Market Value (defined in Section 2.7(c) below) of the Offer Space for the First Offer Term (defined in Section 2.6(d) below) (such annual Fair Market Value of the Offer Space for the First Offer Term being referred to herein as the "First Offer Rent"), and (i) if Landlord and Tenant reach a written agreement upon such Fair Market Value, then the First Offer Rent shall be such agreed upon Fair Market

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Value, but (ii) if Landlord and Tenant do not reach agreement upon such Fair Market Value within ten (10) Business Days after Landlord's receipt of Tenant's First Offer Exercise Notice, then either party thereafter may demand, by delivery of written notice to the other party, that the Fair Market Value of the Offer Space for the First Offer Term be determined by arbitration pursuant to the terms of Section 2.7(d) below (provided that neither party shall be bound by any proposals or information given to the other party during negotiations in the event that the Fair Market Value is determined by arbitration). If Tenant does not timely deliver a First Offer Exercise Notice to Landlord within the ten (10) Business Day period following delivery of such First Offer Notice, then Landlord shall be free to lease the Offer Space described in such First Offer Notice to anyone whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its Right of First Offer, if at all, with respect to all of the Offer Space offered by Landlord to Tenant at any particular time, pursuant to a First Offer Notice and Tenant may not elect to lease only a portion of such Offer Space. Time is of the essence with respect to the giving of the First Offer Exercise Notice.
(c)    Construction in Offer Space. Tenant shall accept the Offer Space in its "as is" condition, subject to any construction, refurbishment or repainting allowances, if any, granted in connection with the Offer Space as part of the Concessions (defined in Section 2.7(c) below), and the construction of improvements in the Offer Space shall be carried out in accordance with the terms of Article 5 of this Lease. The terms of the Work Letter shall not apply to the construction of any improvements in the First Offer Space.
(d)    Amendment to Lease. If Tenant timely exercises the Right of First Offer as set forth herein, then, within fifteen (15) days thereafter (or, if later, promptly following the determination of the First Offer Rent for the Offer Space in question), Landlord and Tenant shall execute an amendment to this Lease for such Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 2.6; provided, however, an otherwise valid exercise of Tenant's Right of First Offer shall be fully effective whether or not a lease amendment is executed. For purposes of calculating Tenant's obligations under Article 7 of this Lease, Tenant's Proportionate Share with respect to any Offer Space shall be equal to the percentage that the rentable square footage of such Offer Space bears to the Agreed Area of the Building. Tenant shall commence payment of Rent for such Offer Space, and the term of such Offer Space (the "First Offer Term") shall commence, on the earlier of: (i) the date that is (A) ninety (90) days after the date that Landlord delivers possession of such Offer Space to Tenant, if such Offer Space is previously improved, or (ii) one hundred twenty (120) days after the date that Landlord delivers possession such Offer Space to Tenant, if such Offer Space is in shell condition, as the case may be, and (ii) the date that Tenant commences business operations in such Offer Space (as applicable, the "First Offer Commencement Date"); provided that, from and after Landlord's delivery of possession, Tenant shall have access to such Offer Space for the purposes of constructing tenant improvements therein; and further provided that, any period between the delivery date of any Offer Space and the First Offer Commencement Date for such Offer Space shall be taken into consideration in the determination of the Fair Market Value of such Offer Space. The First Offer Term shall expire coterminously with the Term; provided that, if there would be less than two (2) years remaining in the current Term as of the anticipated First Offer Commencement Date (based on the ROFO Target Delivery Date specified in the First Offer Notice, as opposed to any later First Offer Commencement Date arising out of Landlord's failure to deliver the applicable First Offer Space to Tenant as of the applicable ROFO Target Delivery Date), then as a condition for Tenant to have any rights with respect to a particular Offer Space, the term for the Offer Space shall be for a period of five (5) years (or longer if the parties mutually agree) and need not be coterminous with the Term. If Landlord does not deliver possession of the applicable Offer Space to Tenant on or prior to the date that is sixty (60) days after the applicable ROFO Target Delivery Date (the "First Outside ROFO Delivery Date") for any reason other than delays caused

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by Tenant or Unavoidable Delays (provided that for the purposes of this Section 2.6(d), Unavoidable Delays shall not include any holdover of the existing occupant(s) of the applicable Offer Space), then Tenant shall be entitled to a per diem credit against the Fixed Rent payable for the applicable Offer Space, to be applied following the commencement of Tenant's obligations hereunder with respect to the applicable Offer Space, in an amount equal to the Fixed Rent payable for the applicable Offer Space for the number of days from the First Outside ROFO Delivery Date through the day immediately preceding the earlier of the date of delivery of possession of such Offer Space or the Second Outside ROFO Delivery Date. If Landlord does not deliver possession of the applicable Offer Space to Tenant on or prior to the date that is one hundred twenty (120) days after the applicable ROFO Target Delivery Date (the "Second Outside ROFO Delivery Date") for any reason other than delays caused by Tenant Delay or Unavoidable Delays (provided that for the purposes of this Section 2.6(d), Unavoidable Delays shall not include any holdover of the existing occupant(s) of the applicable Offer Space), then Tenant shall be entitled to a per diem credit against the Fixed Rent payable for the applicable Offer Space, to be applied following the commencement of Tenant's obligations hereunder with respect to the applicable Offer Space, in an amount equal to two (2) days' Fixed Rent for the applicable Offer Space from the Second Outside ROFO Delivery Date through the day immediately preceding the date of delivery of possession of such Offer Space. Notwithstanding the foregoing, if Landlord is unable to timely deliver the Offer Space to Tenant because the existing tenant in the Offer Space is holding over, then the per diem credits against Fixed Rent described above shall not apply so long as Landlord (i) commenced unlawful detainer proceedings against such holdover tenant within fifteen (15) Business Days after the ROFO Target Delivery Date, and (ii) thereafter diligently pursues completion of such unlawful detainer proceedings. The foregoing to the contrary notwithstanding, in the event Landlord does not deliver possession of any Offer Space by the date that is two hundred seventy (270) days after the ROFO Target Delivery Date for such Offer Space, then Tenant shall have the right, by written notice to Landlord delivered on or before the date that is two hundred ninety (290) days after the ROFO Target Delivery Date (but prior to Landlord's delivery of the Offer Space), to revoke its exercise of the Right of First Offer as to such Offer Space. Upon delivery of such notice, Landlord's and Tenant's rights and obligations with respect to such Offer Space shall terminate. In any event, Landlord agrees to use diligent efforts to cause any tenant of the Offer Space to timely vacate such Offer Space.
(e)    Termination of Right of First Offer. The rights contained in this Section 2.6 shall be personal to the Original Tenant or a Permitted Assignee, and may only be exercised by the Original Tenant or a Permitted Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant's interest in this Lease) if this Lease then remains in full force and effect and if Original Tenant or a Permitted Assignee occupies at least seventy percent (70%) of the rentable area of the Premises as of the date of Tenant's delivery of a First Offer Exercise Notice. The Right of First Offer granted herein shall terminate as to any particular Offer Space upon the exercise by Tenant of its Right of First Offer with respect to such Offer Space. Furthermore, the Right of First Offer granted herein with respect to the Visa First Offer Space shall terminate as to any particular portion of the Visa First Offer Space offered by Landlord in a First Offer Notice upon the failure by Tenant to exercise its Right of First Offer with respect thereto, it being understood that the Right of First Offer with respect to the Visa First Offer Space is a one-time right. In addition, the Right of First Offer granted herein shall terminate in its entirety, and Tenant shall have no further rights with respect to any First Offer Space not theretofore leased by Tenant, if at any time during the Term Tenant fails to timely and properly exercise its Right of First Offer with respect to any of the First Offer Space offered by Landlord in five (5) consecutive First Offer Notices delivered to Tenant. However, with respect to all of the Lower Bank First Offer Space, the Right of First Offer granted herein shall be ongoing and Tenant shall have the continuing Right of First Offer as set forth herein with respect to any Offer Space that is part of the Lower Bank First Offer Space (i) if, following Tenant's failure to exercise the Right of First

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Offer with respect to such Offer Space, Landlord fails to lease such Offer Space to a third party within the nine (9) month period following the date of expiration of the First Offer Exercise Window (provided that, if Landlord is in active negotiations with a third party proposed tenant regarding the leasing of such Offer Space as of the expiration of such nine (9) month period, then Landlord will promptly notify Tenant of such fact and shall have an additional thirty (30) days following the expiration of such nine (9) month period within which to execute a lease of such Offer Space with such third party, and Landlord shall be obligated to re-offer the Offer Space to Tenant if and only if a lease is not executed with such third party within such additional thirty (30) day period); or (ii) if Landlord does lease such Offer Space to a third party within the period prescribed by the foregoing item (i), then following the date of expiration or sooner termination of such third party lease (subject to renewal of such third party lease and irrespective of whether any such renewal is pursuant to an express written provision in such third party lease or whether such renewal is effectuated by a lease amendment or a new lease). Tenant shall have the right to lease any Offer Space as provided in this Section 2.6, only if, (A) as of the date of the attempted exercise of the Right of First Offer by Tenant with respect to such Offer Space, or at Landlord's option (exercised by notice to Tenant no later than ten (10) Business Days prior to the ROFO Target Delivery Date), as of the ROFO Target Delivery Date for such Offer Space, Tenant is not in Default under this Lease, and (B) Tenant has not been in Default more than twice in the two (2) year period immediately preceding the date Tenant delivers the First Offer Exercise Notice.
Section 2.7    Renewal Options.
(a)    Renewal Terms. The Original Tenant and any Permitted Assignee shall have the right to renew the Term for the Renewal Premises (defined in Section 2.7(e) below) for two (2) consecutive renewal terms of five (5) years each (each, a "Renewal Term" and collectively, the "Renewal Terms"; and such rights to renew the Term for the first Renewal Term and the second Renewal Term shall be individually referred to herein as a "Renewal Option" and collectively referred to herein as the "Renewal Options"). The first Renewal Term shall commence on the day after the expiration of the initial Term and end on the day immediately preceding the fifth (5th) anniversary of the commencement date of the first Renewal Term, unless the first Renewal Term shall sooner terminate pursuant to any of the terms of this Lease, or otherwise. The second Renewal Term shall commence on the day after the expiration of the first Renewal Term and end on the day immediately preceding the fifth (5th) anniversary of the commencement date of the second Renewal Term, unless the second Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. For purposes of this Section 2.7, the commencement date of the first and second Renewal Terms shall each be referred to herein as the "Renewal Term Commencement Date". Tenant's Renewal Options set forth in this Section 2.7 shall be exercisable only by written notice delivered by Tenant to Landlord as provided in Section 2.7(b) below, provided that (i) at the time of the exercise of such right, Tenant is not in Default hereunder, and (ii) Tenant has not been in Default more than twice in the two (2) year period immediately preceding the date Tenant delivers the Renewal Exercise Notice (as defined in Section 2.7(b) below). Time is of the essence with respect to the giving of the Renewal Interest Notice (as defined in Section 2.7(b) below) and the Renewal Exercise Notice. The applicable Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (a) the Rent for such Renewal Term shall be determined as provided in Section 2.7(c) below, and (b) if Tenant exercises both Renewal Options, Tenant shall have no further right to renew the Term unless otherwise agreed to in writing by Landlord and Tenant. Upon the commencement of the applicable Renewal Term, (1) such Renewal Term shall be added to and become part of the Term, (2) any reference to "this Lease," "the Term," the "term of this Lease" or any similar expression shall be deemed to include such Renewal Term, and (3) the expiration date of the Renewal Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall automatically terminate the

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Renewal Options set forth in this Section 2.7. Notwithstanding any contrary provision of this Section 2.7, in no event may Tenant exercise its second Renewal Option if Tenant fails to timely exercise its first Renewal Option. The rights contained in this Section 2.7 shall be personal to the Original Tenant and any Permitted Assignee and may not be exercised by any other assignee, or any sublessee or other transferee of the Original Tenant's interest in this Lease.
(b)    Exercise of Renewal Options. The Renewal Options shall be exercised by Tenant, if at all, only in the following manner: (i) not more than fifteen (15) months prior to the expiration of the initial Term (with respect to the exercise of the first Renewal Option) or the first Renewal Term (with respect to the exercise of the second Renewal Option), as the case may be, Tenant shall deliver written notice to Landlord ("Renewal Interest Notice") stating that Tenant is interested in exercising the applicable Renewal Option and identifying the Renewal Premises, in which event Landlord and Tenant thereafter shall negotiate and attempt to agree, using their respective good faith efforts, upon the Fair Market Value (as defined in Section 2.7(c) below) of the Renewal Premises for purposes of determining the Renewal Rent (as that term is defined in Section 2.7(c) below) for the Renewal Premises during the applicable Renewal Term (provided that neither party shall be bound by any proposals or information given to the other party during such negotiations in the event that the Fair Market Value is determined by arbitration in accordance with Section 2.7(d) below); and (ii) if Tenant wishes to exercise such Renewal Option, then Tenant shall irrevocably exercise such Renewal Option by delivering written notice thereof to Landlord ("Renewal Exercise Notice") not less than twelve (12) months prior to the expiration of the initial Term (with respect to the exercise of the first Renewal Option) or the first Renewal Term (with respect to the exercise of the second Renewal Option), as the case may be; provided that, if Landlord and Tenant theretofore have not reached agreement in writing upon the Renewal Rent for the Renewal Premises during the applicable Renewal Term, then the Renewal Exercise Notice nevertheless shall be irrevocable and binding and the Term shall be extended in accordance with Section 2.7(a) above; however, in such instance, either (A) Tenant may demand that the Fair Market Value of the Renewal Premises for purposes of determining the Renewal Rent for the Renewal Premises during the applicable Renewal Term be resolved by arbitration as provided in Section 2.7(d) below concurrently with Landlord's receipt of the Renewal Exercise Notice, in which instance, Tenant shall be deemed to be the Demanding Party (as defined in Section 2.7(d) below) and the Renewal Exercise Notice shall constitute Tenant's demand for arbitration; or (B) at any time after Tenant's delivery of the Renewal Exercise Notice, either Landlord or Tenant, by delivery of written notice to the other, may demand that the Fair Market Value of the Renewal Premises for purposes of determining the Renewal Rent for the Renewal Premises during the applicable Renewal Term be resolved by arbitration as provided in Section 2.7(d) below promptly following the other party's receipt of such demand for arbitration. If Landlord and Tenant reach a written agreement upon such Renewal Rent on or before the earlier to occur of (I) Tenant's delivery of the Renewal Exercise Notice, and (II) the date that is twelve (12) months prior to the expiration of the initial Term (with respect to the exercise of the first Renewal Option) or the first Renewal Term (with respect to the exercise of the second Renewal Option), as the case may, and if Tenant timely exercises the applicable Renewal Option by delivery of the Renewal Exercise Notice, then the Rent for the applicable Renewal Term shall be such agreed upon Renewal Rent.
(c)    Renewal Term Rent; Fair Market Value. The annual Rent payable for the Renewal Premises during the applicable Renewal Term shall be equal to the annual Fair Market Value of the Renewal Premises as of the applicable Renewal Term Commencement Date (the "Renewal Rent"). "Fair Market Value" shall mean the fair market annual rent (including additional rent and considering any "base year" or "expense stop" applicable thereto), taking into account all escalations, at which, as of the applicable Calculation Date (as hereinafter defined), tenants are leasing space comparable in size, location and quality

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to the Renewal Premises (or the Offer Space, if applicable) on a non-sublease, non-encumbered, non-equity, non-expansion basis (except that in the case of Offer Space, expansion transactions may be taken into account), for a term comparable to the Renewal Term (or the First Offer Term, if applicable), in an arm's-length transaction, which comparable space is located in the Building or in the Comparable Buildings, and which comparable transactions (collectively, the "Comparable Transactions") are entered into not earlier than six (6) months prior to delivery of the Renewal Interest Notice (or six (6) months prior to delivery of the First Offer Notice, if applicable), taking into consideration the following concessions (the "Concessions"): (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the existing improvements in the Renewal Premises (or the Offer Space, if applicable); (iii) the Base Year for the Renewal Term (or the First Offer Term, as applicable); provided that, the Base Year will be adjusted to be the calendar year 2026 for the first Renewal Term and the calendar year 2031 for the second Renewal Term, and (iv) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Value, no consideration shall be given to (A) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to lease the Renewal Premises during the applicable Renewal Term (or its right to lease the Offer Space for the First Offer Term, if applicable) or in connection with the Comparable Transactions or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (B) with respect to the Renewal Premises only, any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the initial design, permitting and construction of tenant improvements in such comparable spaces, as opposed to similar abatement periods granted to renewing tenants in Comparable Transactions for "second generation" space (for example, a refurbishment period granted in a renewal transaction that is a "Comparable Transaction"). "Calculation Date" shall mean the applicable Renewal Term Commencement Date (or the First Offer Commencement Date, if applicable). If the Rent payable during the applicable Renewal Term (or the First Offer Term, if applicable) is not determined prior to the applicable Calculation Date, then Tenant shall pay Rent in an amount equal to the Interim Rent (as hereinafter defined) for the Renewal Premises (or the Offer Space, if applicable). "Interim Rent" shall mean (x) with respect to a Renewal Term, the Rent in effect during the last month of the initial Term (prorated based on the rentable square feet of the Renewal Premises), or (y) with respect to a First Offer Term, the proposed First Offer Rent for the First Offer Space as set forth in the First Offer Notice. Upon final determination of the Rent for the Renewal Term (or the First Offer Term, if applicable), Tenant shall commence paying such Rent as so determined, and within thirty (30) days after such determination Tenant shall pay any deficiency in prior payments of Rent or, if the Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Rent in an amount equal to the difference between the total aggregate installments of Interim Rent and the Rent as so determined that should have been paid during such period.
(d)    Arbitration. If either party timely and properly demands that the Fair Market Value of the Renewal Premises for the Renewal Term (or the Fair Market Value of the Offer Space for the First Offer Term, as applicable) be resolved by arbitration as provided in this Section 2.7(d) (such demanding party being referred to herein as the "Demanding Party" and such other party being referred to herein as the "Responding Party"), then the dispute regarding Fair Market Value thereafter shall be determined as follows:
(i)    In its demand for arbitration, the Demanding Party shall specify the name and address of the person to act as the arbitrator on the Demanding Party's behalf. The arbitrator shall be an

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MAI appraiser with at least ten (10) years of experience who is familiar with the Fair Market Value of first-class office space in Comparable Buildings. Within ten (10) Business Days after the service of the demand for arbitration, the Responding Party shall give notice to the Demanding Party specifying the name and address of the person designated by the Responding Party to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If the Responding Party fails to notify the Demanding Party of the appointment of its arbitrator within such ten (10) Business Day period, and such failure continues for five (5) Business Days after the Demanding Party delivers a second notice to the Responding Party, then the arbitrator appointed by the Demanding Party shall be the arbitrator to determine the Fair Market Value for the Renewal Premises (or the Offer Space, if applicable).
(ii)    If two arbitrators are chosen pursuant to Section 2.7(d)(i) above, the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value, then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person, who has not been retained by either party hereto or any affiliate (except as a neutral third party arbitrator) during the immediately preceding two (2) years, with qualifications similar to those required of the first two arbitrators pursuant to Section 2.7(d)(i) above. If the arbitrators are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request the San Francisco office of JAMS to appoint such a qualified person as the third arbitrator. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 2.7(d)(iii) below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys' fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.
(iii)    Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties (and their respective arbitrators) with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems reasonably appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator's decision, the parties shall enter into an amendment to this Lease, evidencing the extension of the Term for the Renewal Term (or the lease of the Offer Space for the First Offer Term, if applicable) and confirming the Rent for the Renewal Premises during the Renewal Term (or the Rent for the Offer Space during the First Offer Term, if applicable), but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator's determination.

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(iv)    In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.
(e)    Definition of Renewal Premises and Non-Renewal Premises. Tenant shall have the right to exercise a Renewal Option with respect to less than all of the then (i.e., as of the date of Tenant's delivery of a Renewal Interest Notice) leased Premises (the "Entire Premises"), subject to the terms of this Section 2.7(e). If Tenant desires to exercise the applicable Renewal Option with respect to less than the Entire Premises, the following terms and conditions shall apply to Tenant's exercise of such Renewal Option: (i) concurrently with (and as a part of) Tenant's delivery to Landlord of the Renewal Interest Notice, Tenant shall designate the portion of the Entire Premises that Tenant is electing to renew (the "Renewal Premises") and the portion of the Entire Premises that Tenant is electing not to renew (the "Non-Renewal Premises"); (ii) the failure to designate any Non-Renewal Premises in a Renewal Interest Notice shall be deemed to be an election by Tenant that the Renewal Premises constitute the Entire Premises; (iii) subject to the qualifications set forth below, the Non-Renewal Premises shall consist of all of the space then leased by Tenant on each of the floors designated by Tenant as part of the Renewal Premises; (iv) Tenant cannot designate the Fifteenth Floor Premises as Renewal Premises without designating the Sixteenth Floor Premises as Renewal Premises nor can Tenant designate the Sixteenth Floor Premises as Renewal Premises without designating the Fifteenth Floor Premises as Renewal Premises, (v) in no event shall the Renewal Premises contain less than 78,631 rentable square feet (i.e., 70% of the Agreed Area of the Premises); and (vi) if Tenant fails to expressly designate the Non-Renewal Premises in Tenant's Renewal Interest Notice, then the Renewal Premises shall automatically be deemed to be the Entire Premises.
ARTICLE 3

USE AND OCCUPANCY
Section 3.1    Generally. Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. Tenant shall not do or permit anything to be done in or about the Premises (including, without limitation, the installation or use of any Alterations (defined in Section 5.1, below), Equipment (defined in Section 5.7, below) or any other furniture, fixtures, equipment, or supplemental HVAC systems in the Premises) which would reasonably be offensive or objectionable to Landlord or other occupants of the Building, or unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them by reason of unreasonable noise, odors, or vibrations. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement or the terms of this Article 3, or causing the Real Property to be in violation of any Requirement or the terms of this Article 3, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant shall, at Tenant's sole cost and expense, cure any violation of the terms of this Article 3. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises. Subject to the terms of this Lease and Rules and Regulations and such security measures that Landlord may reasonably deem necessary or desirable for the safety and security of the Building or the Premises, Tenant shall have access to the Building and the Premises twenty-four (24) hours per day, seven (7) days per week, subject to full or partial closures which may be required from time to time for construction, maintenance, repairs, actual or threatened

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emergency or other events or circumstances which make it reasonably necessary to temporarily restrict or limit access.
Section 3.2    Kitchen. Subject to Landlord's prior written approval of Plans (as defined in Section 5.1(b) below) therefor, Tenant shall have the right to use a portion of the Premises (other than the Suite 100 Premises and the Second Floor Premises (although the Second Floor Premises may contain a conventional pantry or break room)) for the operation of, and include in the Tenant Improvements (or subsequent Alterations) the construction of, a kitchen/cooking/dining facility (including a gas line of adequate capacity with gas lines stubbed to the Premises with a local shut-off valve and a gas meter connection) for Tenant's employees and guests only (in no event shall such kitchen/cooking/dining facility be open to or serve the general public), on and subject to the following terms and conditions: (i) Tenant shall be responsible, at its sole cost and expense (subject to the application of the Tenant Improvement Allowance), for obtaining all applicable permits, licenses and governmental approvals necessary for the use of the Premises for such kitchen/cooking/dining facility uses (including, without limitation, any necessary approvals from the applicable health and/or fire departments, permits required in connection with any venting or other air-removal/circulation system, and any required fire-suppression systems), copies of which shall be delivered to Landlord prior to Tenant's installation of any Tenant Improvements or other Alterations in the Premises in connection with such kitchen/cooking/dining facility uses; (ii) in the event such use requires any alterations or improvements to the Building structure and/or the Building Systems (specifically including, without limitation, in connection with the installation of any venting or other air-removal/circulation system), Tenant shall be solely responsible for all costs incurred in connection therewith (subject to the application of the Tenant Improvement Allowance); (iii) Tenant shall take all necessary actions and shall conduct its operations in the kitchen/cooking/dining areas of the Premises so as to insure that no liquid seeps from the Premises to the space of any other tenant or to any other portion of the Building, including, without limitation, through the floor of the Premises; (iv) Tenant shall not permit any emission or emanation of noise, odors or vibrations from the kitchen/cooking/dining areas of the Premises; (v) the kitchen/cooking/dining areas of the Premises and the equipment contained therein must at all times be adequately ventilated and filtered and any odors must be exhausted and dispersed in a manner acceptable to Landlord; (vi) if requested by Landlord, Tenant shall install grease traps of sufficient size and design to catch grease, fat and oils disposed into the sinks located in the Premises before entry into the Building's sewer system, and Tenant shall keep such grease traps clean and operational at all times; (vii) Tenant shall cause to be provided pest eradication and control services, as required by Landlord in its reasonable discretion, with respect to the Premises; (viii) all trash generated from Tenant's kitchen/cooking/dining use shall be stored in covered containers to prevent the emission or emanation of odors from the Premises, shall be sealed in double plastic bags (or otherwise sealed in a manner prescribed by or acceptable to Landlord), and shall be deposited by Tenant daily (or more often if required by Landlord in its reasonable discretion) in the area of the Real Property designated by Landlord from time to time; and if Landlord reasonably determines that additional trash removal from the Real Property shall be required as a result of Tenant's trash generated from Tenant's kitchen/cooking/dining use, then Tenant shall pay to Landlord, within thirty (30) days after billing and as Additional Rent, the cost of any such additional trash removal from the Real Property plus Landlord's reasonable costs incurred in connection with Landlord's coordination of such additional trash removal (including, without limitation, the cost of the acquisition, operation and maintenance of any equipment or other property which is acquired to facilitate such additional trash removal), all as reasonably determined by Landlord; and (ix) in connection with Tenant's kitchen/cooking/dining use of the Premises, Tenant shall maintain high standards of sanitation and shall maintain the Premises at all times in a clean and sanitary manner in compliance with all applicable health and sanitation Requirements and with any reasonable health and safety guidelines promulgated by Landlord.

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Section 3.3    Fitness/Wellness Center. Subject to Landlord's prior written approval of Plans therefor, Tenant shall have the right to use all or any portion of the Concourse Level Premises only for the operation of, and include in the Tenant Improvements (or subsequent Alterations) the construction of, a fitness/wellness center and associated dressing rooms and showers for Tenant's employees and guests only (in no event shall such fitness/wellness center be open to or serve the general public), on and subject to the following terms and conditions: (i) Tenant shall be responsible, at its sole cost and expense (subject to the application of the Tenant Improvement Allowance), for obtaining all applicable permits, licenses and governmental approvals necessary for the use of the Premises for such fitness/wellness center use (including, without limitation, any necessary approvals from the applicable health and/or fire departments), copies of which shall be delivered to Landlord prior to Tenant's installation of any Alterations in the Premises in connection with such fitness/wellness center use; (ii) in the event such use requires any alterations or improvements to the Building structure and/or the Building Systems, Tenant shall be solely responsible for all costs incurred in connection therewith (subject to the application of the Tenant Improvement Allowance); (iii) Tenant shall take all necessary actions and shall conduct its operations in the fitness/wellness center areas of the Premises so as to insure that no liquid seeps from the Premises to the space of any other tenant or to any other portion of the Building, including, without limitation, through the floor of the Premises; (iv) Tenant shall not permit any emission or emanation of noise, odors or vibrations from the fitness/wellness center areas of the Premises; and (v) in connection with Tenant's fitness/wellness center use of the Premises, Tenant shall maintain high standards of sanitation and shall maintain the Premises at all times in a clean and sanitary manner in compliance with all applicable health and sanitation Requirements and with any reasonable health and safety guidelines promulgated by Landlord. At no time during the Term (as the same may be extended) shall Tenant's fitness center or any portion thereof be located on a floor of the Premises which is directly above a floor of the Building that is not then leased in its entirety by Tenant.
Section 3.4    Bicycle Storage Area. As part of the Tenant Improvements or as a subsequent Alteration, Tenant shall have the right to construct bicycle storage facilities in the Concourse Level Premises and, thereafter, Tenant's employees and visitors shall have the right to bring bicycles into the Concourse Level Premises (only through the loading dock for the Building and using only the shuttle freight elevator between the loading dock and the basement level of the Building) for the purposes of storing the same within any such bicycle storage facilities constructed by Tenant.
ARTICLE 4

CONDITION OF THE PREMISES

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Tenant has fully inspected the Premises, and agrees, except as otherwise specifically provided in this Lease and the Work Letter, (i) to accept possession of the applicable portion of Premises on the applicable Delivery Date, and (ii) that Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant's occupancy. The occupancy by Tenant (or any person or entity claiming by, through or under Tenant) of any part of the Premises for the conduct of its business (as opposed to for purposes of constructing the Tenant Improvements, installing Tenant's Property or conducting Tenant's physical move into the Premises) shall be conclusive evidence, as against Tenant, that Landlord has Substantially Completed any work to be performed by Landlord under this Lease in connection with such portion of the Premises, Tenant has accepted possession of such portion of the Premises in its then current condition, and at the time such possession was taken, the applicable portion of the Premises, the Building and the Real Property were in a good and satisfactory condition as required by this Lease, subject to any items identified in the Warranty Walk-Through (described in the Work Letter).
ARTICLE 5

ALTERATIONS
Section 5.1    Tenant's Alterations. (a) Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, "Alterations") other than De Minimus Alterations (defined below), without Landlord's prior consent, which consent, except as otherwise set forth herein, shall not be unreasonably withheld, conditioned or delayed if such Alterations (i) are non-structural and do not affect any Building Systems in a material way (the installation of low-voltage wiring will not be deemed to materially "affect" Building Systems), (ii) affect only the Premises and are not visible from outside of the Premises, (iii) do not affect the certificate of occupancy issued for the Building or the Premises, and (iv) do not violate any Requirement. As used herein "De Minimus Alterations" shall mean Alterations which (i) do not contain a Design Problem, (ii) do not require a building or construction permit, and (iii) cost less than $100,000.00 for a particular job of work. Tenant hereby acknowledges and agrees that, notwithstanding any provision to the contrary set forth herein, Landlord is particularly concerned with Tenant Improvements and Alterations to the Suite 100 Premises and the Second Floor Premises that may be visible from the exterior of the Premises (as well as all additions or modifications to any furniture, fixtures, equipment or other personal property located in, and visible from the exterior of, the Suite 100 Premises and/or the Second Floor Premises), all of which shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld conditioned reasonable approval; provided, however, Tenant acknowledges that it shall be deemed reasonable for Landlord to withhold its approval to any such Alterations (or any such furniture, fixtures, equipment or other personal property) that would be visible from the exterior of the Suite 100 Premises and/or the Second Floor Premises and that are not consistent with the quality and style of the Building and Real Property. Landlord hereby approves the conceptual plan for the Second Floor Premises attached hereto as Schedule 3 to Exhibit C; provided, however, said conceptual plan is merely a hypothetical example of improvements and personal property that Landlord would reasonably approve and is not intended to constitute any obligation on the part of Tenant to construct or install all or any portion of the improvements and personal property shown thereon.
(b)    Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications ("Plans") of each proposed Alteration (other than De Minimus Alterations), and with respect to any Alteration materially affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord's

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designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker's compensation (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) and business auto insurance and Builder's Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord's Agent, any Lessor and any Mortgagee as additional insureds, and (iv) at Landlord's written request, furnish to Landlord reasonably satisfactory evidence of Tenant's ability to complete and to fully pay for such Alterations (other than De Minimus Alterations). Tenant shall give Landlord not less than 5 Business Days' notice prior to performing any De Minimus Alteration, which notice shall contain a description of such De Minimus Alteration. Landlord agrees to respond to any request by Tenant for approval of Alterations which approval is required hereunder within ten (10) Business Days after delivery of Tenant's written request and the items described in clauses (ii) through (iv) above; Landlord's response shall be in writing and, if Landlord withholds its consent to any Alterations, Landlord shall specify in reasonable detail in Landlord's notice of disapproval, the basis for such disapproval, and the changes to Tenant's plans which would be required in order to obtain Landlord's approval. If Landlord fails to notify Tenant of Landlord's approval or disapproval within such ten (10) Business Day period, Tenant shall have the right to provide Landlord with a second written request for approval (a "Second Request") that contains the following statement in bold and capital letters: "THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 5.1(b) OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE WORK DESCRIBED HEREIN." If Landlord fails to respond to such Second Request within five (5) Business Days after receipt by Landlord, the Alterations in question shall be deemed approved by Landlord.
(c)    Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with "as-built" Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.
Section 5.2    Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the Plans, and by contractors approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then prescribed by Landlord, and (d) at Tenant's expense. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant's Property) shall be subject to any lien or other encumbrance. Upon completion of any Alterations hereunder, Tenant shall provide Landlord with copies of all construction contracts, proof of payment for all labor and materials, and final unconditional waivers of lien from all contractors, subcontractors, materialmen, suppliers and others having lien rights with respect to such Alterations, in the form prescribed by California law. In addition, Tenant shall cause a Notice of Completion to be recorded in the Office of the Recorder of the county in which the Real Property is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute.

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Section 5.3    Removal of Tenant's Property. Tenant's Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or before the Expiration Date, Tenant shall, unless otherwise directed by Landlord (prior to Tenant's commencement of such removal work), at Tenant's expense, remove any Specialty Alterations and close up any slab penetrations (other than normal floor corings) in the Premises created by or on behalf of Tenant, which will not include any slab penetrations existing as of the Delivery of the applicable portion of the Premises to Tenant (provided that Landlord notifies Tenant as to whether Landlord will require the removal of any Specialty Alteration in the Premises at the time Landlord approves or consents to such Specialty Alteration (which, in the case of any Tenant Improvements would be at the time Landlord approves the Final Space Plan pursuant to Section 3.2 of the Work Letter if the Final space Plan depicts such Specialty Alterations and, if not, at the time Landlord approves the Final Working Drawings pursuant to Section 3.3 of the Work Letter)). Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Real Property caused by Tenant's removal of any Alterations or Tenant's Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord's cost of repairing and restoring such damage. Any Specialty Alterations or Tenant's Property not so removed shall be deemed abandoned and Landlord may retain or remove and dispose of same, and repair and restore any damage caused thereby, at Tenant's cost and without accountability to Tenant. All other Alterations shall become Landlord's property upon termination of this Lease.
Section 5.4    Mechanic's Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within ten (10) Business Days after Tenant's receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with applicable Requirements.
Section 5.5    Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord's sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord's request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.
Section 5.6    Tenant's Costs. Tenant shall pay to Landlord, within thirty (30) days following demand therefor, all reasonable out-of-pocket third-party expenses paid to Landlord's architects and engineers for review of Tenant's plans in connection with Tenant's Alterations, including costs incurred in connection with (a) Landlord's review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel after Ordinary Business Hours during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant's Alterations. In addition, Tenant shall pay to Landlord, upon demand, an administrative fee in an amount equal to three percent (3%) of the so-called "hard" costs of any Alterations up to One Hundred Thousand Dollars ($100,000.00), and two percent (2%) of those so-called "hard" costs of such Alterations that are in excess of One Hundred Thousand Dollars ($100,000.00). At Landlord's request, Tenant shall deliver to Landlord reasonable supporting documentation evidencing the hard and soft costs incurred by Tenant in designing and constructing any Alterations.
Section 5.7    Tenant's Equipment. Tenant shall provide written notice to Landlord (which may be delivered via personal delivery to Landlord's property management (but not leasing) office) prior to moving

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any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, "Equipment") into or out of the Building and shall pay to Landlord any reasonable costs actually incurred by Landlord in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours designated by Landlord.
Section 5.8    Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord's representation that such Plans or Alterations comply with any Requirements or the terms of Article 3 of this Lease (i.e., that the same shall not obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them by reason of noise, odors, or vibrations). Landlord shall not be liable to Tenant or any other party in connection with Landlord's approval of any Plans, or Landlord's consent to Tenant's performing any Alterations, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Plans or Alterations. In connection with the foregoing, in the event that any Alterations made by or on behalf of Tenant (or the use thereof) obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them by reason of noise, odors, or vibrations, then Tenant shall, at Tenant's sole cost and expense, promptly make all necessary alterations or improvements to the Premises to terminate any such obstruction, interference, injury or annoyance. Tenant shall be liable for all loss and damage resulting from Tenant's violation of the terms of this Section 5.8. If any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Real Property in order to comply with any Requirements, then, unless such alterations or improvements are necessary because Landlord failed to complete the Landlord Work applicable to the portion of the Premises affected, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.
Section 5.9    Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds the "live load" for such floor (which ranges between 50 to 70 pounds per square foot). Landlord reserves the right to reasonably approve the position of all Equipment which Tenant wishes to place within the Premises, and to place limitations on the weight thereof.
Section 5.10    Mezzanine Level. Tenant shall have the right to make alterations to the Mezzanine Level, as a part of the Tenant Improvements in accordance with the terms of the Work Letter or as an Alteration in accordance with the terms of this Article 5. Landlord shall have the right to remeasure the rentable and usable square footage of the Mezzanine Level following the completion of such work. In connection with the foregoing, Tenant hereby acknowledges and agrees that such remeasurement shall be calculated pursuant to the BOMA Standard, and that the "rentable" square footage of the Second Floor Premises shall be equal to the product of the usable square footage of the Second Floor Premises, measured pursuant to the BOMA Standard, and 1.1294. Promptly following any such remeasurement, Landlord will deliver to Tenant Landlord's calculation of the revised rentable square footage of the Second Floor Premises for Tenant's confirmation and approval (not to be unreasonably withheld, conditioned or delayed). In the event that Tenant disputes Landlord's calculation, Tenant shall advise Landlord in writing of such dispute, in which event Landlord and Tenant shall endeavor, using their respective good faith efforts, to resolve such dispute, and if the dispute cannot be resolved by the parties, thereafter the matter shall proceed to resolution by arbitration pursuant to the procedures set forth in Article 28, below. In the event that the performance of any such work increases the rentable (and usable) square footage of the Mezzanine Level, then the rentable (and usable) square footage of the Second Floor Premises shall revised to include any such increase in the rentable (and usable) square footage of the Mezzanine Level, and all amounts, percentages and figures appearing or referred to in this Lease in connection with the Second Floor Premises shall be modified in

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accordance with such determination. If Tenant does not alter the square footage of the Mezzanine Level, there shall be no remeasurement of Mezzanine Level. For avoidance of doubt, creating slab penetrations in the Mezzanine Level will not be deemed to alter the rentable area of the Mezzanine Level.
ARTICLE 6

REPAIRS
Section 6.1    Landlord's Repair and Maintenance. Landlord shall maintain or cause to be maintained in first-class condition and repair, and commensurate with the levels and standards of maintenance at Comparable Buildings, the structural portions of the Building, the roof, roof membrane, foundations, floors and exterior walls and windows of the Building, the Building Systems, all Building hardware, light fixtures and ballasts, the Premises Systems, the Common Areas, all exterior landscaping and parking areas; and all portions of the Building the maintenance of which is not the express obligation of Tenant or other occupants of the Building. In connection therewith, Landlord will ensure that the Base Building HVAC system meets current Title 24 standards. As part of Landlord's maintenance of the Building Systems, Landlord shall implement and carry out throughout the Term an ongoing program of regular and preventative maintenance of all Building Systems, such program to include the periodic replacement of HVAC filters in accordance with manufacturers' specifications and the monitoring of HVAC system settings (i.e., relative humidity and percentage of outside air to ensure compliance with the specifications of the equipment manufacturers and the design of the HVAC system) and shall in any event use commercially reasonable, diligent efforts to cause the Building HVAC System and indoor air quality of the Common Areas within the Building and the Premises to meet for the entire Lease Term, the standards (including both the requirements of the Ventilation Rate Procedure and Indoor Air Quality Procedure) and the maintenance requirements, recommendations and guidelines contained therein, promulgated by the American Society of Heating, Refrigerating and Air Conditioning Engineers in effect as of the Effective Date, and any laws, ordinances, rules or regulations now in effect or hereafter promulgated by any governmental authority having jurisdiction over the Building or persons occupying or working in the Building relating to office building indoor air quality.
Section 6.2    Tenant's Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with Article 5 including, without limitation, the requirement that any repairs affecting any Building System be reviewed and approved by Landlord's designated engineer for the affected Building System, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (including all Premises Fixtures) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage which is Landlord's obligation to repair pursuant to the express provisions of this Lease. Subject to Section 11.2 below, all damage to the Building or to any portion thereof, the Premises Systems, or to any Premises Fixtures, requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant's Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant's expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System (provided, however, that if the cost of any such work described in this clause (ii) is anticipated to exceed One Hundred Thousand Dollars ($100,000.00), then Landlord shall competitively bid the work in question to at least two (2) qualified contractors (or subcontractors, as the case may be) in order to insure that such work is performed at commercially competitive rates; provided further, however, that Landlord shall not be required to competitively bid such

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work if Landlord reasonably determines that not utilizing a particular contractor to perform such work could void any warranty in place with respect to the Building, in which event Landlord may use such contractor). All Tenant repairs shall be of good quality utilizing new construction materials.
Section 6.3    Reserved Rights. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Real Property, including the Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, "Work of Improvement"), as Landlord deems necessary or desirable, and to take all materials into the Premises required for the performance of such Work of Improvement, provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Work of Improvement), and (b) Tenant is not deprived of access to and use of the Premises or any material portion of the Premises. Landlord will provide Tenant with at least fifteen (15) days' prior notice (except in the case of an emergency, in which case no prior notice shall be required) of any anticipated Work of Improvement if such Work of Improvement will interfere with Tenant's ability to (i) conduct business in the Premises, (ii) gain access to and from the Premises, or (iii) use or have access to and egress from the parking area, and will perform such work as quickly as reasonably possible. Landlord shall use diligent efforts to ensure that the performance of any such Work of Improvement shall not interfere with Tenant's use of the Premises (or any portion thereof) for Tenant's business purposes (such efforts to include limiting the performance of any such work which might be disruptive to weekends or the evening and the cleaning of any work area affecting Tenant's access to or use of the Premises prior to the commencement of the next business day). To the extent that Landlord installs, maintains, uses, repairs or replaces pipes, cables, ductwork, conduits, utility lines, and/or wires through hung ceiling space, exterior perimeter walls and column space, adjacent to and in demising partitions and columns, in or beneath the floor slab or above, below, or through the Premises, then in the course of making any such installation or repair: (w) Landlord shall not interfere unreasonably with or interrupt the business operations of Tenant within the Premises; (x) Landlord shall not reduce Tenant's usable space, except to a de minimus extent, if the same are not installed behind existing walls or ceilings; (y) Landlord shall box in any of the same installed adjacent to existing walls with construction materials substantially similar to those existing in the affected area(s) of the Premises; and (z) Landlord shall repair all damage caused by the same and restore such area(s) of the Premises to the condition existing immediately prior to such work. Except as set forth in Article 27, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant's other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Work of Improvement. In connection with any Work of Improvement, Landlord will provide security at all times to the extent that any such Work of Improvement is carried out after normal business hours, and will provide Tenant with a work plan for all such Work of Improvement (including durations/schedules as to when any such work will take place). If and to the extent Tenant reasonably requests (by written notice to Landlord delivered promptly after Tenant's receipt of Landlord's work plan) that Landlord alter Landlord's schedule for the Work of Improvement so as minimize disruption to Tenant's business, then Landlord and Tenant shall promptly meet and confer in good faith in an effort to arrive at a reasonable, mutually acceptable schedule for the performance of such Work of Improvement.

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ARTICLE 7

INCREASES IN TAXES AND OPERATING EXPENSES
Section 7.1    Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:
(f)    "Assessed Valuation" shall mean the amount for which the Real Property is assessed by the County Assessor of San Francisco, California, for the purpose of imposition of Taxes.
(g)    "Base Operating Expenses" shall mean the Operating Expenses for the Base Year.
(h)    "Base Taxes" shall mean the Taxes payable for the Base Year.
(i)    "Comparison Year" shall mean each calendar year commencing subsequent to the Base Year in which all or any portion of the Term falls, through and including the calendar year in which the Term expires.
(j)    "Operating Expenses" shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Real Property, including the fair market rental value of Landlord's Building management (but not leasing) office (not to exceed 1,200 rentable square feet; and, provided, that if the personnel located in such management office perform management responsibilities for properties other than the Real Property, such rental value, as well as the wages and other costs associated with such employees, shall be equitably allocated among the properties so served, and Operating Expenses will only contain the equitable allocation of such costs attributable to the Real Property) and capital improvements, capital repairs or capital replacements incurred after the Base Year only if such capital item either (i) is reasonably intended to result in a net reduction in Operating Expenses (as for example, a labor-saving improvement), provided the amount included in Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (ii) is made during any Comparison Year in compliance with Requirements (except for such capital improvements, capital repairs or capital replacements to remedy a condition existing prior to the Commencement Date, which a federal, state or municipal Governmental Authority, if it had knowledge of such condition prior to the Commencement Date, would have then required to be remedied pursuant to the then-current applicable Requirements in their form existing, and as interpreted, as of the Commencement Date) (collectively, "Permitted Capital Expenditures"). The cost of such Permitted Capital Expenditures shall, subject to the limitation set forth in clause (i) above, be amortized (with interest at the Base Rate) on a straight-line basis over the useful life of the improvement in question, as reasonably determined by Landlord, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of the Base Year or any Comparison Year, Landlord shall not furnish any particular item(s) of work or service (the cost of which would otherwise constitute an Operating Expense) to any occupable portions of the Building for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. Landlord shall exclude from Operating Expenses for the Base Year any non-

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recurring items (and, if any such non-recurring items occurring during the Base Year continue to affect or be applicable for any period following the Base Year, if the cost of the same is excluded by Landlord from Base Year Operating Expenses, such cost shall similarly be excluded from Operating Expenses during any such period following the Base Year if such non-recurring item(s) continue to be incurred by Landlord). If any Substantial Item (defined below) of Operating Expenses is not included in Base Year Operating Expenses, but is included in Operating Expenses for a subsequent Comparison Year due to a change in insurance requirements or in Landlord policy, then Base Year Operating Expenses shall be adjusted to include the amount which would have been paid for such Substantial Item had such change in insurance requirements or Landlord policy been in effect during the Base Year. Similarly, if any Substantial Item of Operating Expenses is included in Base Year Operating Expenses but is subsequently removed from Operating Expenses due to a change in insurance requirements or in Landlord policy (for example, if Landlord maintains earthquake insurance coverage during the Base Year, but subsequently declines to carry such coverage), then Base Year Operating Expenses shall be retroactively adjusted to remove the amount which had been previously included for such Substantial Item. As used herein, any item of Operating Expenses which, in the applicable year in which such item is either first included in Operating Expenses or first removed from Operating Expenses, is equal to or greater than One Hundred Thousand Dollars ($100,000.00), will be deemed a "Substantial Item". In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than 95% of the Building rentable area is occupied by tenants with all tenants paying full rent (as contrasted with free rent, half-rent and the like) at any time during any such Base Year or Comparison Year, Operating Expenses shall be determined for such Base Year or Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 95% with all tenants paying full rent throughout the Base Year or such Comparison Year. If at any time during the Term Landlord is required to make a deductible payment under Landlord's policy of earthquake insurance, any such deductible payment shall, for the purposes of inclusion in Operating Expenses, be treated as a Permitted Capital Expenditure, provided that the "useful life" associated therewith shall be deemed to be ten (10) years.
Notwithstanding anything in this Section 7.1(e) to the contrary, in no event shall Controllable Expenses (defined below) for any Comparison Year exceed 105% of the Controllable Expenses incurred for the prior Comparison Year, which cap shall be calculated on a cumulative or compounded basis. Other than with respect to Controllable Expenses, Operating Expenses shall not be subject to any cap. "Controllable Expenses" shall mean all Operating Expenses other than Union Costs (defined below), Taxes, Permitted Capital Expenditures and increases in Operating Expenses attributable to increases in insurance rates or utility rates. "Union Costs" shall mean Operating Expenses that are union costs, expenses and fees related to engineering, security, cleaning and/or janitorial services provided to tenants' premises, the Building and/or the Real Property.
(k)    "Statement" shall mean a statement containing a comparison of (i) Base Taxes and the Taxes for any Comparison Year, or (ii) Base Operating Expenses and the Operating Expenses for any Comparison Year. Any Statement delivered pursuant to clause (ii) above shall be in a form substantially consistent with the form attached hereto as Exhibit L.
(l)    "Taxes" shall mean (a) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen (including transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent), which may be assessed, levied or imposed upon all or any part of the Real Property, and (b) all expenses (including

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reasonable attorneys' fees and disbursements and experts' and other witnesses' fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Real Property (but such expenses will not be included in Base Taxes if incurred during the Base Tax Year). Taxes for the Base Year and each Comparison Year shall be calculated as if the Building were assessed for the entire applicable year. Taxes shall not include (i) interest or penalties incurred by Landlord as a result of Landlord's late payment of Taxes, (ii) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord, (iii) any items included as Operating Expenses, and (iv) any taxes directly payable by Tenant pursuant to the provisions of this Lease and any amounts payable by other Building occupants pursuant to the provisions of their leases, including provisions which are similar to Section 7.2(d) of this Lease. If Landlord elects to pay any assessment in annual installments, then (A) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (B) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes. Notwithstanding anything to the contrary set forth in this Lease, if and only if Landlord successfully obtains a reduction in Base Taxes as a result of a Proposition 8 (described below) appeal, then the amount of Taxes for the Base Year and any Comparison Year shall be calculated without taking into account any decreases in the real estate taxes obtained in connection with Proposition 8 (adopted by the voters of the State of California in the November 1978 election), and, in such event, the Taxes in the Base Year and/or any Comparison Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Taxes for purposes of this Lease; provided that (x) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in the calculation of Taxes for purposes of this Lease, and (y) tax refunds under Proposition 8 shall not be deducted from Taxes, but rather shall be the sole property of Landlord; and further provided that, Landlord and Tenant acknowledge and agree that nothing contained in this sentence is intended to in any way affect the inclusion in Taxes of the statutory two percent (2%) annual increase in Taxes (as such statutory increase may be modified by subsequent legislation), or the inclusion or exclusion of Taxes pursuant to the terms of Proposition 13 (adopted by the voters of the State of California in the June 1978 election). Otherwise, if Landlord does not successfully obtain a reduction in Base Taxes as a result of a Proposition 8 appeal, then Taxes for any Comparison Year shall be calculated taking into account any decreases in the real estate taxes obtained in connection with Proposition 8; provided that, if Taxes for any Comparison Year are reduced to an amount which is less than Base Taxes, then Tenant's Tax Payment for such Comparison Year shall be Zero Dollars ($0.00), but Tenant shall not be entitled to any payment from Landlord or credit against Rent or other amounts due hereunder on account of the difference between Base Taxes and the Taxes for such Comparison Year.
Section 7.2    Tenant's Tax Payment. (f) If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant's Proportionate Share of such excess ("Tenant's Tax Payment"); provided, however, that with respect to the Fourth Floor Premises, Tenant shall not be obligated to make any Tenant's Tax Payment with respect to any portion of the first (1st) Comparison Year which occurs

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prior to the first (1st) anniversary of the Fourth Floor Commencement Date. For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord's reasonable estimate of Tenant's Tax Payment for such Comparison Year (the "Tax Estimate"). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the 1st month which commences at least thirty (30) days following the date on which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant's Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant's Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the 1st month which commences at least thirty (30) days following the date on which the Tax Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate. Landlord shall have the right, upon not less than 30 days prior written notice to Tenant, to reasonably adjust the Tax Estimate from time to time during any Comparison Year.
(g)    As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shall show that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant's Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder (or, if this Lease shall expire prior to the full crediting of such excess against Rent due hereunder, Landlord shall, within thirty (30) days following the later of the date of such expiration of this Lease or the date of delivery of the Statement to Tenant, deliver to Tenant a check in the amount of any remaining excess which was not previously credited against Rent payable hereunder). If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant's Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant.
(h)    Only Landlord may institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord's consent shall constitute an Event of Default. If the Taxes payable for the Base Year are increased or reduced (whether by Landlord obtaining a reduction as a result of a Proposition 8 appeal (in which instance the penultimate sentence of Section 7.1(g) above shall apply), or by Landlord receiving a supplemental assessment attributable to the reassessment of the Building, then the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant's Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such increase or reduction, and (x) if there shall be a deficiency, Tenant shall pay to Landlord within thirty (30) days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations, or (y) if there shall have been an overpayment, then Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder (or, if this Lease shall expire prior to the full crediting of such excess against Rent due hereunder, Landlord shall, within thirty (30) days following the later of the date of such expiration of this Lease or the date of delivery of the Statement to Tenant, deliver to Tenant a check in the amount of any remaining excess which was not previously credited against Rent

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payable hereunder). If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant's Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant's Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Real Property shall accrue solely to the benefit of Landlord and Taxes shall be computed without taking into account any such exemption or abatement, but only to the extent that any such abatement or exemption is for the benefit of and is passed through to a particular tenant of the Building entitled to such exemption or abatement (other than Tenant).
(i)    Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord's demand.
(j)    Tenant shall be obligated to make Tenant's Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant's diplomatic or other tax-exempt status.
Section 7.3    Tenant's Operating Payment. (a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant's Proportionate Share of such excess ("Tenant's Operating Payment"); provided, however, that with respect to the Fourth Floor Premises, Tenant shall not be obligated to make any Tenant's Operating Payment with respect to any portion of the first (1st) Comparison Year which occurs prior to the first (1st) anniversary of the Fourth Floor Commencement Date. For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord's reasonable estimate of Tenant's Operating Payment for such Comparison Year (the "Expense Estimate"). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the 1st month which commences at least thirty (30) days following the date on which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant's Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant's Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, and (iii) on the 1st day of the 1st month which commences at least thirty (30) days following the date on which the Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate. Landlord shall have the right, upon not less than 30 days prior written notice to Tenant, to reasonably adjust the Expense Estimate from time to time during any Comparison Year.
(b)    On or before May 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant's Operating Payment for such

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Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder (or, if this Lease shall expire prior to the full crediting of such excess against Rent due hereunder, Landlord shall, within thirty (30) days following the later of the date of such expiration of this Lease or the date of delivery of the Statement to Tenant, deliver to Tenant a check in the amount of any remaining excess which was not previously credited against Rent payable hereunder). If the Statement shows that the sums so paid by Tenant were less than Tenant's Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant.
Section 7.4    Non-Waiver; Disputes. (a) Landlord's failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord's right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord's right to thereafter render a corrected Statement for that Comparison Year. Notwithstanding the foregoing provisions of this Section 7.4(a), Tenant shall not be responsible for Tenant's Proportionate Share of any Operating Expenses attributable to any Comparison Year which are first billed to Tenant more than two (2) calendar years after the date of expiration of such Comparison Year, provided that Tenant shall be responsible for Tenant's Proportionate Share of any Operating Expenses for any Comparison Year if the same are first levied by any governmental authority or by any public utility companies following the date that is two (2) calendar years following the expiration of such Comparison Year.
(b)    At any time, and from time to time, Landlord, following written request by Tenant, shall meet and confer with Tenant in order to review, on an informal basis, the contents of any Statement and any discrepancies or questions Tenant may perceive or have with respect to such Statement. In addition, within 2 years after receipt of a Statement by Tenant, an independent certified public accountant from a nationally recognized public accounting firm who has previous experience in reviewing financial operating records ("Tenant's Auditor") may, after reasonable notice to Landlord, inspect, copy and review Landlord's financial operating records at Landlord's offices in San Francisco. In connection with any inspection of Landlord's financial operating records conducted under this Section 7.4, Tenant, Tenant's Auditor and any Binding Auditor (defined below) shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant's right to dispute such Statement, and (ii) within 2 years after such Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor; the existence of a "dispute" on the part of Tenant will not be a condition precedent to the exercise of Tenant's audit right, however. Tenant agrees that Tenant will not employ, in connection with any review or audit of Landlord's financial operating records or dispute with respect to Tenant's Tax Payment or Tenant's Operating Payment under this Lease, any person or entity who is to be compensated, in whole or in part, on a contingency fee basis. Upon request by Landlord, in order to verify the non-contingency fee relationship, Tenant shall provide Landlord with a copy of Tenant's engagement agreement with Tenant's Auditor. If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection, either party may refer the issues raised to a nationally recognized public accounting firm selected by Landlord and reasonably acceptable to Tenant (the "Binding Auditor"), and the decision of such Binding Auditor shall be conclusively binding upon Landlord and Tenant. Tenant shall pay the fees and expenses of Tenant's Auditor and the Binding Auditor relating to such procedure, unless the Binding Auditor determines that Landlord overstated Operating Expenses or Taxes by more than 5% for such

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Comparison Year, in which case Landlord shall pay such fees and expenses. Except as provided in this Section 7.4, Tenant shall have no right whatsoever to dispute, by judicial proceeding or otherwise, the accuracy of any Statement.
Section 7.5    Proration. If the Commencement Date is not January 1, and provided that the Commencement Date does not occur in the Base Year, Tenant's Tax Payment and Tenant's Operating Payment for the Comparison Year in which the Commencement Date occurs shall be apportioned on the basis of the number of days in the year from the Commencement Date to the following December 31. If the Expiration Date occurs on a date other than December 31st, Tenant's Tax Payment and Tenant's Operating Payment for the Comparison Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article 7 shall be adjusted or paid within 30 days after submission of the Statement for the last Comparison Year. Landlord shall have the right, from time to time, to equitably allocate some or all of the Taxes and/or Operating Expenses for the Real Property among different portions or occupants of the Real Property (the "Cost Pools"), in Landlord's reasonable discretion (provided that such allocation is performed on a reasonably consistent basis, year-over-year). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Real Property and the retail space tenants of the Real Property. The Taxes and/or Operating Expenses allocable to each such Cost Pool shall be allocated to such Cost Pool and charged to the tenants within such Cost Pool in an equitable manner.
Section 7.6    No Reduction in Rent. In no event shall any decrease in Operating Expenses or Taxes in any Comparison Year below the Base Operating Expenses or Base Taxes, as the case may be, result in a reduction in the Fixed Rent or any component of Additional Rent payable hereunder.
ARTICLE 8

REQUIREMENTS OF LAW
Section 8.1    Compliance with Requirements.
(k)    Tenant's Compliance. Tenant, at its expense, shall comply with all Requirements applicable to the Premises and/or Tenant's use or occupancy thereof; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building or material modifications to the Building Systems unless the application of such Requirements arises from (i) the specific manner and/or nature of Tenant's use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, to the extent such Alterations are not normal and customary business office improvements similar to those constructed by office tenants of Comparable Buildings (Tenant shall not, however, be responsible for the cost of complying with Requirements to the extent that any such compliance is required as a result of the Base, Shell and Core failing to comply with Requirements in effect as of the date of Delivery), or (iii) a breach by Tenant of any provisions of this Lease. Any repairs or alterations required for compliance with applicable Requirements for which Tenant is responsible pursuant to this Section 8.1(a) shall be made at Tenant's expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not materially affect any Building System, and to the extent such repairs or alterations do not materially affect areas outside the Premises, or (2) by Landlord if such repairs or alterations are structural or materially affect any Building System, or to the extent such repairs or alterations materially affect areas outside the Premises; provided, that if the cost of any such work described in this

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clause (2) is reasonably anticipated to exceed One Hundred Thousand Dollars ($100,000.00), then Landlord shall competitively bid such work to at least two (2) qualified general contractors (or subcontractors, as applicable) so as to ensure that Landlord pays competitive prices for such work; provided further, however, that Landlord shall not be required to competitively bid such work if Landlord reasonably determines that not utilizing a particular contractor to perform such work could void any warranty in place with respect to the Building, in which event Landlord may use such contractor. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof. Tenant, at Tenant's expense, may contest by appropriate proceedings in good faith the applicability of any Requirement affecting the Premises, provided that (i) the Real Property or any part thereof (including the Premises) shall not be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest, (ii) no unsafe or hazardous condition remains unremedied as a result of such contest, (iii) such non‑compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required by applicable Requirements in connection with the operation and improvement of the Building, and (iv) the certificate of occupancy for the Building (or any portion) is subject to being suspended by reason such of non-compliance or contest.
(l)    Hazardous Materials. Tenant shall not cause or permit (i) any Hazardous Materials to be brought into the Real Property, (ii) the storage or use of Hazardous Materials in or about the Premises or the Real Property (subject to the second grammatical sentenced of this Section 8.1(b)), or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Real Property. Nothing herein shall be deemed to prevent Tenant's use of any Hazardous Materials customarily used in the ordinary course of office work, provided such use is in accordance with all Requirements. Tenant shall be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in the Real Property which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time.
(m)    Landlord's Compliance. As between Landlord and Tenant, Landlord shall be responsible for complying with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant hereunder; provided, however, Tenant's right to enforce Landlord's obligation to comply with Requirements shall be limited to circumstances in which non-compliance would (a) prohibit Tenant from obtaining or maintaining a certificate of occupancy or its equivalent for the Premises, (b) unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees, or (c) materially impair Tenant's use and occupancy of, or access to, the Premises or any material portion for the Permitted Use. All costs incurred by Landlord in connection with this Section 8.1(c) shall be included in Operating Expenses to the extent permitted under Section 7.1 of this Lease. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).
(n)    Landlord's Insurance. Tenant shall not cause or permit any action or condition that would (i) to Tenant's knowledge, invalidate or conflict with Landlord's insurance policies or be inconsistent with the recommendations of any of the issuers of such policies (in the event of any such action where Tenant did not have knowledge of the violation or conflict, Landlord will give notice to Tenant of any such action and a reasonable period in which to cure the same), (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having

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jurisdiction over the Real Property, (iii) cause an increase in the premiums of insurance for the Real Property over that payable with respect to Comparable Buildings, or (iv) result in Landlord's insurance companies' refusing to insure the Real Property or any property therein in amounts and against risks as reasonably determined by Landlord. If insurance premiums increase as a result of Tenant's failure to comply with the provisions of this Section 8.1, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased insurance premiums paid by Landlord as a result of such failure by Tenant.
Section 8.2    Fire and Life Safety. If necessary, Tenant shall install and thereafter maintain in good order and repair a sprinkler, fire-alarm and life-safety system in the Premises in accordance with this Lease including, without limitation, the provisions of Section 6.2 respecting any repairs affecting any Building System, the Rules and Regulations and all Requirements. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord's insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant's non-office operations within the Premises, any Alterations performed by Tenant which are not normal and typical office Alterations or the location of the partitions, Tenant's Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant's expense.
ARTICLE 9

SUBORDINATION
Section 9.1    Subordination and Attornment.
(c)    This Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.
(d)    If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord's written agreement to accept Tenant's attornment and to recognize Tenant's interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that following a request from any successor landlord accompanied by a Non-Disturbance Agreement (defined in Section 9.6, below), Tenant shall make good faith comments (if any) to such Non-Disturbance Agreement within five (5) Business Days of such request and Tenant shall use commercially reasonable, good faith efforts to negotiate and execute such Non-Disturbance Agreement within fifteen (15) Business Days of such request. Subject to the foregoing, Tenant shall promptly execute and deliver the Non-Disturbance Agreement that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant's tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant's other obligations or materially and adversely affect Tenant's rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be

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(i)    liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord's interest and Tenant gives notice of such act or omission);
(ii)    subject to any defense, claim, counterclaim, set-off or offset which Tenant may have against Landlord;
(iii)    bound by any prepayment of more than one month's Rent to any prior landlord (other than the required pre-payment of Fixed Rent described in Section 2.4 above);
(iv)    bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord's interest;
(v)    bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;
(vi)    bound by any modification, amendment or renewal of this Lease (other than a modification, amendment or renewal reflecting the exercise by Tenant of a right or option expressly set forth in this Lease) made without successor landlord's consent;
(vii)    liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or
(viii)    liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.
(e)    Following any request from Landlord from time to time, Tenant shall make good faith comments (if any), within five (5) Business Days of such request, to any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination, and Tenant shall use commercially reasonable, good faith efforts to negotiate and execute and such documents or instruments within fifteen (15) Business Days of such request.
Section 9.2    Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase the other obligations, or materially and adversely affect the rights, of Tenant under this Lease.
Section 9.3    Tenant's Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any

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applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy.
Section 9.4    Provisions. The provisions of this Article 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.
Section 9.5    Future Condominium Declaration. This Lease and Tenant's rights hereunder are and will be subject and subordinate to any condominium declaration, by-laws and other instruments (collectively, the "Declaration") which may be recorded regardless of the reason therefor, in order to permit a condominium form of ownership of the Building pursuant to the California Subdivision Map Act or any successor Requirement, provided that the Declaration does not by its terms increase the Rent, materially increase Tenant's non-Rent obligations or materially and adversely affect Tenant's rights under this Lease and provided that any condominium association established pursuant to such Declaration must agree in the Declaration to honor all of Tenant's lease terms and fulfill all of the obligations of Landlord hereunder. At Landlord's request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.
Section 9.6    Non-Disturbance Agreements. Landlord hereby agrees to use reasonable efforts to obtain for Tenant, within ten (10) Business Days following the full execution and delivery of this Lease, a commercially reasonable subordination, non-disturbance and attornment agreement (an "SNDA"), in the form attached hereto as Exhibit K, from all existing Mortgagees and Lessors, in the standard form customarily employed by such Mortgagees and/or Lessors, provided that Landlord shall have no liability to Tenant and the subordination of this Lease as provided in this Article 9 shall be unaffected if it is unable to obtain any such agreements. Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for Landlord's out-of-pocket costs, including reasonable attorneys' fees and disbursements, incurred in connection with any negotiation or revision of such mortgagee's or Lessor's standard form of subordination, non-disturbance and attornment agreement, but Landlord will bear the cost of any basic fee or charge imposed for the production of any such form. As a condition to Tenant's agreement hereunder to subordinate Tenant's interest in this Lease to any future Mortgage and/or any Superior Lease made between Landlord and such Mortgagee and/or Lessor, Landlord shall obtain from each Mortgagee or Lessor a commercially reasonable agreement, in recordable form and in the standard form customarily employed by such Mortgagee or Lessor, pursuant to which such Mortgagee or Lessor shall agree that if and so long as no Default hereunder shall have occurred and be continuing, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises shall not be terminated, modified, affected or disturbed by any action which such Mortgagee may take to foreclose any such Mortgage, or which such Lessor shall take to terminate such Superior Lease, as applicable, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Section 9.1(b) hereof (any such agreement, a "Non-Disturbance Agreement").

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ARTICLE 10

SERVICES
Section 10.1    Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption, Landlord shall make or cause to be made, customary arrangements with utility companies and/or public service companies to furnish electric current to the Premises for Tenant's use in accordance with the Design Standards, attached hereto as Exhibit D. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) in excess of five (5) watts per usable area in the Premises per month, as determined on a monthly basis ("Excess Electrical Usage"), then Landlord shall have the right to charge Tenant an amount equal to Landlord's reasonable estimate of Tenant's Excess Electrical Usage, and shall have the further right to install an electric current meter, sub-meter or check meter in the Premises (a "Meter") to measure the amount of electric current consumed in the Premises. The cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. In such event, Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at the Premises (at the actual cost charged by the utility provider), plus Landlord's reasonable out-of-pocket costs of maintaining and repairing such Meter. The rate to be paid by Tenant for submetered electricity shall include any taxes or other charges in connection therewith.
Section 10.2    Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord's reasonable judgment, would exceed the capacity of the electrical equipment (i.e., panels, transformers and related infrastructure) serving the Premises. If Landlord determines that Tenant's electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, "Electrical Equipment"), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant's need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant's expense (provided that if the cost of such work would exceed one hundred thousand dollars ($100,000.00), Landlord shall cause such work to be competitively bid to at least two (2) qualified subcontractors to ensure that Tenant pays commercially competitive prices therefor; provided further, however, that Landlord shall not be required to competitively bid such work if Landlord reasonably determines that not utilizing a particular subcontractor to perform such work could void any warranty in place with respect to the Building, in which event Landlord may use such subcontractor), install such additional Electrical Equipment, provided that Landlord, in its sole judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility provider serving the Building.
Section 10.3    Elevators. Landlord shall provide passenger elevator service to the Premises 24 hours per day, 7 days per week; provided, however, Landlord may reasonably limit passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one freight elevator serving the Premises, available upon Tenant's prior request, on a non-exclusive "first come, first serve" basis

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with other Building tenants, on all Business Days from 7:00 a.m. to 3:30 p.m., which hours of operation are subject to change.
Section 10.4    Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises heating, ventilation and air-conditioning ("HVAC") in accordance with the Design Standards set forth in Exhibit D during Ordinary Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, "Mechanical Installations"), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord's access thereto or the moving of Landlord's equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the Design Standards by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Landlord, at its sole cost and expense, shall provide MechoShade Cutting Edge EcoVeil 3% (1566) Fabric window shades ("Building Standard Shades") in the Fourth Floor Premises, the Fourteenth Floor Premises, the Fifteenth Floor Premises, the Sixteenth Floor Premises, the Seventeenth Floor Premises and the Suite 2250 Premises, as of the applicable Commencement Date for each such portion of the Premises. After the Commencement Date for each applicable portion of the Premises, Tenant shall maintain and repair the Building Standard Shades in such portion of the Premises. Tenant shall have the right to install Building Standard Shades in the Second Floor Premises as part of the Tenant Improvements (in which event Tenant may apply the Tenant Improvement Allowance to the cost thereof in accordance with the Work Letter) or as subsequent Alterations. Tenant shall keep operable windows in the Premises closed, and lower the blinds when necessary because of the sun's position, whenever the HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.
Section 10.5    Overtime Freight Elevators and HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of any freight elevator service or HVAC to the Premises during any periods other than as set forth in Section 10.3 and Section 10.4 ("Overtime Periods"). If Tenant desires any such services during Overtime Periods, Tenant shall deliver notice to the Building office (which may be hand-delivered) requesting such services at least 24 hours prior to the time Tenant requests such services to be provided; provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. On a single weekend during which Tenant initially moves into the Premises for the conduct of its business, upon 5 days' prior notice from Tenant to Landlord, Landlord shall make available to Tenant non-exclusive freight elevator service in accordance with Landlord's then current rules and regulations applicable thereto from 8:00 p.m. on the "move-in" Friday until 7:00 p.m. on Sunday at no cost to Tenant. If Landlord furnishes freight elevator service during Overtime Periods, Tenant shall pay to Landlord the cost thereof at the then established rates for such services in the Building. If Tenant uses any HVAC service during Overtime Periods, Tenant shall pay to Landlord the Actual Cost for such service. "Actual Cost" shall mean the actual cost incurred by Landlord (to the extent not duplicative of costs included in Operating Expenses), as reasonably determined by Landlord, including reasonable administration costs and depreciation, but without charge for overhead or profit.

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Section 10.6    Cleaning. Landlord shall cause the Premises (including any pantries or break rooms, but excluding any kitchen/cooking/dining facility or other portions of the Premises used for the storage, preparation, service or consumption of food or beverages, and excluding any portions of the Premises used as an exhibition area or classroom, for storage, as a shipping room, mail room or similar purposes, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit E. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant's expense, by Landlord's cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord's cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays.
Section 10.7    Water. Landlord shall provide water in the core lavatories on each floor of the Building and normal water for any pantries or break rooms located in the Premises (subject to any necessary extension of plumbing to such pantries or break rooms by Tenant), but Landlord shall not provide water to any other portions of the Premises, including any kitchen/cooking/dining facility. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Concurrently with Landlord's review and approval of any plans for Tenant Improvements or subsequent Alterations, Landlord will inform Tenant if Landlord, based on such review, believes that Tenant is likely to consume water at an above-standard level sufficient to necessitate the installation of a water meter as described herein. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water so consumed.
Section 10.8    Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, Landlord's reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord's reasonable charge for such removal.
Section 10.9    Risers/Conduit. Subject to Landlord's rules, regulations, and restrictions and the terms of this Lease and applicable Requirements, Landlord shall permit Tenant, at no additional charge to Tenant, to utilize Tenant's Share of the existing Building risers, raceways, and shafts available for use by the tenants and occupants of the Building to the extent (i) there is available space in the Building risers, raceways, and/or shafts for Tenant's use, which availability shall be determined by Landlord in Landlord's reasonable discretion (in connection therewith, if necessary, Tenant shall be permitted to install conduit from the Building's MPOE to the base Building riser, subject to the last sentence of this Section 10.9), and (ii) Tenant's requirements are consistent with the requirements of a typical general office user. Tenant may only use Landlord's riser management vendor for the Building to provide services to Tenant through the use of the Building risers, raceways, and shafts, unless Landlord approves any alternate riser vendor proposed by Tenant. Landlord shall have the right to reasonably dictate the routing of all cabling and conduit in the Building and Real Property to (but not within) the Premises.
Section 10.10    Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request

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within 10 days. Tenant shall have the right to select its own telecommunications provider for the Premises subject to the following conditions: (i) such telecommunications provider customarily performs similar services in Comparable Buildings; and (ii) such telecommunications provider executes Landlord's standard form of license agreement.
Section 10.11    Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for any Work of Improvement which, in Landlord's reasonable judgment, is necessary or appropriate, until such Unavoidable Delay, accident or emergency shall cease or such Work of Improvement is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises as a result of any such interruption, curtailment or failure of or defect in such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant's business. Landlord will additionally provide Tenant with reasonable advance written notice of any planned or anticipated interruption of any services pursuant to the provisions of this Section 10.11. Except as set forth in Article 27, the exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant's business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of, electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord.
Section 10.12    Access Control. Landlord shall provide reasonable access-control services for the Building and in the Building Parking Facility in a first-class manner materially consistent with the services provided by landlords of the Comparable Buildings. Landlord acknowledges that, at a minimum, (i) the main lobby of the Building shall contain a security console connected to Building security cameras and monitored by a professional security company retained by Landlord twenty-four (24) hours per day, seven (7) days per week, (ii) access to the passenger elevators in the main lobby of the Building shall be through an electronic turnstile gate activated by Landlord-approved electronic access cards programmed and monitored by Landlord's professional security company or Property Manager and (iii) the passenger elevators shall be subject to "destination" controls such that access can be granted or denied to any floor by programming the electronic access control cards accordingly. Notwithstanding any provision in this Section 10.12 to the contrary, Landlord shall in no event be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or Real Property of any person. On or before the Delivery Date, Landlord shall deliver to Tenant one (1) Building key card per 150 rentable square feet of the Premises, at no charge to Tenant. Tenant shall have the right to hand-deliver written notice to Landlord's property management office requesting additional key cards, from time to time, provided that such notice shall include payment in an amount equal to Five and 00/100 Dollars ($5.00) per key card requested therein. Tenant shall pay Five and 00/100 Dollars ($5.00) for each key card requested to replace lost cards
Section 10.13    Access to Fire Stairs. Subject to Landlord's reasonable rules and regulations and any and all Requirements, Tenant shall have the non-exclusive right (the "Stairwell Right") during the Term to use the Building stairwell between the full floors of the Building leased by Tenant (the "Stairwell") solely for purposes of ingress and egress from and between Tenant's leased premises on such floors of the Building. Subject to the terms of Article 5 above and Section 10.14 below and receipt by Tenant of all applicable approvals from all applicable Government Authorities, Tenant, at its sole cost and expense, may (i) install

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and maintain a separate security access system (the "Stairwell Security System") on the interior of the Stairwell which will limit Stairwell access to Tenant's leased Premises to Landlord's and Tenant's authorized users and (ii) perform upgrades to the finishes in the Stairwell. Such Stairwell Security System shall be deemed part of Tenant's Security System (as defined in Section 10.15 below) and shall be subject to the terms and conditions of Section 10.15 of this Lease. Except as expressly set forth herein, Tenant shall have no right to alter or change the Stairwell in any manner whatsoever. Tenant's use of the Stairwell shall not disturb the use and quiet enjoyment of other tenants and occupants in the Building, and if Tenant's use does disturb such use and/or quiet enjoyment, upon notice from Landlord, Tenant shall immediately cease Tenant's use of the Stairwell (except in the event of an emergency). The costs of Building standard cleaning and maintenance of the Stairwell performed by Landlord shall be included in Operating Expenses. The costs of any above-Building standard cleaning and maintenance of the Stairwell performed by Landlord and arising from Tenant's use of the same (which cleaning and maintenance would not otherwise have been required but for Tenant's use of the Stairwell) shall be reimbursed to Landlord by Tenant (and not included in Operating Expenses) within thirty (30) days following demand therefor. Tenant acknowledges and agrees that Tenant's use of the Stairwell and the installation, operation and maintenance of the Stairwell Security System shall be at Tenant's sole risk and Landlord shall have no liability whatsoever in connection therewith. Tenant hereby waives any and all claims against Landlord for any damages arising from Tenant's exercise of its rights under this Section 10.13. Furthermore, as a material inducement to Landlord to grant the rights set forth in this Section 10.13, Tenant hereby agrees to defend, indemnify and hold Landlord harmless, from and against any and all Losses arising in any manner from Tenant's use of the Stairwell (except to the extent arising as a result of the negligence or willful misconduct of Landlord or Landlord's employees or contractors) and/or from the installation, operation and maintenance of the Stairwell Security System or the upgrade of finishes in the Stairwell.
Section 10.1    Energy Disclosure Requirements. Tenant acknowledges that, pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively, together with any future law or regulation regarding disclosure of energy efficiency data with respect to the Real Property, "Energy Disclosure Requirements"), Landlord may be required in the future to disclose information concerning Tenant's energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building ("Tenant Energy Use Disclosure"). Landlord has installed a Building Management System ("BMS") which has the capacity to read and monitor energy consumption. Tenant shall have the right to tie into the BMS by installing, at Tenant's cost and as part of the Tenant Improvements or as a subsequent Alteration, Siemens DEM meters that are compliant with the BMS (including all appropriate local floor hardware and front-end programming). Tenant shall cooperate with Landlord with respect to any Tenant Energy Use Disclosure. Without limiting the generality of the foregoing, Tenant shall, within ten (10) days following request from Landlord, disclose to Landlord all information requested by Landlord in connection with such Tenant Energy Use Disclosure, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant's name, the number of employees working within the Premises, the operating hours for Tenant's business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Requirements), and any third parties to whom Landlord is required to make any Tenant Energy Use Disclosure. Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant agrees that none of the "Parties," as that term is defined in Section 26.3, below, shall be liable for, and Tenant hereby releases the Parties

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from, any and all loss, cost, damage, expense and liability relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. In addition, Tenant represents to Landlord that any and all information provided by Tenant to Landlord pursuant to this paragraph shall be, to Tenant's knowledge, true and correct in all material respects, Tenant acknowledges that Landlord shall rely on such information. The terms of this paragraph shall survive the expiration or earlier termination of this Lease.
Section 10.2    Tenant's Security System. Tenant may, at its own expense, install its own security system ("Tenant's Security System") in the Premises as a part of the Tenant Improvements in accordance with the Work Letter or as Alterations pursuant to Article 5 above, subject to Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that (A) in the event Tenant's Security System ties into the Building security system, Tenant shall coordinate the installation and operation of Tenant's Security System with Landlord to assure that Tenant's Security System is compatible with the Building security system and the systems and equipment of the Building, and (B) to the extent that Tenant's Security System is not compatible with the Building security system or the systems and equipment of the Building, Tenant shall not be entitled to install or operate it. Tenant shall be solely responsible, at Tenant's sole cost and expense, for the monitoring, operation and removal of Tenant's Security System, provided that, notwithstanding the foregoing, Tenant may install any security system it desires that does not require linkage with the Building security system and which does not affect the Building security system and which does not (i) create (a) an adverse effect on the structural integrity of the Building, (b) a non-compliance with any applicable Requirements, (c) an adverse effect on the Building Systems, (d) an effect on the exterior appearance of the Building, or (e) unreasonable interference with the normal and customary office operations of any other tenant in the Building, or (ii) adversely affect Landlord's ability to operate the Building. Tenant shall provide Landlord with any information reasonably required regarding Tenant's Security System in the event access to the Premises is necessary in an emergency. At Landlord's option, upon the expiration or earlier termination of the Term, Landlord may require Tenant to remove Tenant's Security System and repair all damage to the Building resulting from such removal, at Tenant's sole cost and expense.
ARTICLE 11

INSURANCE; PROPERTY LOSS OR DAMAGE
Section 11.1    Tenant's Insurance. (a) Prior to the Delivery Date, and continuing thereafter throughout the Term, Tenant, at its expense, shall obtain and maintain in full force and effect the following insurance policies throughout the Term:
(v)    Commercial General Liability ("CGL") Insurance on an occurrence basis covering liability arising from premises operations, independent contractors, product-completed operations, personal injury, advertising injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is insured and Landlord, Landlord's Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are included as additional insureds (the "Insured Parties"). Such insurance shall provide primary coverage without contribution from any other insurance or self-insurance carried by or for the benefit of the Insured Parties, and such insurance shall include blanket broad-form contractual liability coverage. The minimum limits of liability applying exclusively to the Premises shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million and No/100 Dollars ($5,000,000.00); Landlord acknowledges that Tenant's current (as of the date of this Lease) coverage, consisting of $1,000,000 of primary occurrence coverage, with a per-location aggregate limit of $10,000,000, and a $15,000,000 umbrella liability policy, satisfies the foregoing requirement. If CGL contains

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a general aggregate limit, it shall apply separately to this location. Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord's reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings; provided, however, that Landlord shall not be allowed to require Tenant to modify Tenant's coverage more than once in any twenty four (24) month period, and not during the initial twenty four (24) months of the Term. There shall be no deductible or self-insurance without the prior written consent of Landlord;
(vi)    All-Risk ("Special Form") Commercial Property Insurance (Including Earthquake Sprinkler Leakage) insuring Tenant's Property (as defined in Exhibit B) and the Tenant-Insured Improvements (as defined in Exhibit B), for the full replacement cost thereof, having a deductible amount, if any, not in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) without the prior written consent of Landlord, and Flood coverage insuring Tenant's Property and the Tenant-Insured Improvements with a minimum limit in an amount of not less than Five Million and No/100 Dollars ($5,000,000.00), having a deductible amount, if any, not in excess of Fifty Thousand and No/100 Dollars ($50,000.00) without the prior written consent of Landlord. Earthquake sprinkler leakage coverage insuring Tenant's Property and the Tenant-Insured Improvements with a limit as close to the full replacement cost of such property covered as is reasonably available shall be provided. The Insured Parties shall be included as loss payee(s) with respect to the Tenant-Insured Improvements;
(vii)    Builder's Risk in place at any time when Tenant is performing any Alteration, until completion thereof, on an "All Risk" basis, including a permission to complete and occupy endorsement, and including flood and earthquake sprinkler leakage coverage, for full replacement cost covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises, or evidence of such coverage under the property insurance policies set forth in (ii) above (at Tenant's option, Tenant's contractor performing such work will obtain such coverage). The Insured Parties shall be named as additional insureds;
(viii)    Workers' Compensation Benefits Insurance and Employer's Liability Insurance, with Worker's Compensation Benefits Insurance as required by law and Employer's Liability Insurance with a limit not less than One Million and No/100 Dollars ($1,000,000.00) each accident for bodily injury by accident and One Million and No/100 Dollars ($1,000,000.00) each employee for bodily injury by disease. A deductible or self-insured retention for such policy shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) without the prior written consent of Landlord;
(ix)    Business Interruption Insurance;
(x)    Commercial Automobile Liability Insurance (if the Tenant is operating a fleet out of the leased Premises) covering any auto including owned, hired, and non-owned autos with a combined single limit with respect to each occurrence in an amount of not less than One Million and No/100 Dollars ($1,000,000.00). The Commercial auto policy shall include contractual liability coverage. The Insured Parties shall be included as additional insureds; and
(xi)    such other insurance in such amounts as the Insured Parties may reasonably require from time to time, provided that the same is commensurate with the levels and types of coverage being required to be maintained by similar tenants in Comparable Buildings; provided, however, that Landlord shall not be allowed to require Tenant to modify Tenant's coverage more than once in any twenty four (24) month period, and not during the initial twenty four (24) months of the Term.

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(b)    Either Tenant's insurer or Tenant shall provide the Insured Parties with not less than (30) days' prior written notice in advance of any termination of the policies (or ten (10) days in the case of termination due to non-payment of premium). All insurance required hereunder shall be effected under valid and enforceable policies issued by reputable insurers authorized to do business in the State of California and rated in AM Best's Insurance Guide, or any successor thereto as having an AM Best's Rating of "A-" or better and a Financial Size Category of at least "VII" or better, or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.
(c)    On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance that evidence insurance required to be covered by this Article 11, the waivers of subrogation required by Section 11.2 below, the Insured Parties are included as additional insureds/loss payees as required pursuant to this Article 11, and the CGL is primary, non-contributory, and not excess of any other valid and collectible insurance. Evidence of each renewal or replacement policies shall be delivered by Tenant to Landlord at least ten (10) days after the expiration of the policies.
(d)    By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and such coverage and limits shall not be deemed a limitation on or transfer of Tenant's liability under the indemnities granted to Landlord in this contract.
(e)    All rights that inure to the benefit of the Landlord shall not be prejudiced by the expiration of the Lease.
(f)    Tenant may satisfy the limits of liability required herein with a combination of umbrella and/or excess policies of insurance where applicable, provided that such policies comply with all of the provisions hereof (including, without limitation, with respect to scope of coverage and naming of the Insured Parties as additional insureds).
Section 11.2    Landlord's Insurance. Landlord shall insure the Building during the period following the Effective Date and thereafter during the Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Landlord shall carry CGL insurance with a combined single limit of liability with respect to each occurrence in an amount of not less than $5 million and No/100 Dollars ($5,000,000.00). Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Such insurance coverage shall include coverage for earthquake and additional hazards, rental loss coverage and, at Landlord's option, one or more loss payee endorsements in favor of any Mortgagees. Notwithstanding the foregoing provisions of this Section 11.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be commensurate with the forms, types and amounts of insurance coverage which are carried by landlords of Comparable Buildings.
Section 11.3    Waiver of Subrogation. Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant shall have no liability to one another, or to any insurer, by way of subrogation or otherwise, on account of any loss or damage to their respective property, the Premises or its contents or the Building, regardless of whether such loss or damage is caused by the negligence of Landlord or Tenant, arising out of any of the perils or casualties insured against by the property insurance policies carried, or required to be carried, by the parties pursuant to this Lease, but only to the extent covered by such insurance policies carried, or required to be carried, by the parties pursuant to this Lease. In addition, Landlord and Tenant shall have no liability to one another for any deductible amount carried under any policy, except with

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respect to Tenant's reimbursement of deductible amounts to Landlord as a part of Operating Expenses in accordance with Article 7 above. The insurance policies obtained by Landlord and Tenant pursuant to this Lease, shall permit waivers of subrogation which the insurer may otherwise have against the non-insuring party. In the event the policy or policies do not include blanket waiver of subrogation prior to loss, either Landlord or Tenant shall, at the request of the other party, arrange and deliver to the requesting party a waiver of subrogation endorsement in such form and content as may reasonably be required by the requesting party or its insurer. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Tenant-Insured Improvements, (ii) Tenant's Property, and (iii) any loss suffered by Tenant due to interruption of Tenant's business.
Section 11.4    Restoration. (a)    If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to or use of the Premises (including if the Building Systems are damaged in a manner which prevents Tenant from using the Premises, whether the Premises is damaged or not), Landlord will endeavor, within thirty (30) days following the date of the damage, to deliver to Tenant an estimate of the time necessary to repair the damage in question such that the Premises may be used by and accessible to Tenant and the Building and Common Areas operable as a first-class office building; such notice will be based upon the review and opinions of Landlord's architect and contractor ("Landlord's Completion Notice"). In such event, subject to the provisions of this Article 11, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant's Property or (ii) except as provided in Section 11.3(b), any Tenant-Insured Improvements. So long as Tenant is not in Default in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant's Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant's Tenant-Insured Improvements, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant's Tax Payment and Tenant's Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises; such period of abatement or reduction shall, if Landlord does not repair the Tenant-Insured Improvements, continue for such period as may be reasonably necessary, but in no event to exceed one hundred eighty (180) days, for Tenant to have access to the Premises for the purposes of reconstructing Tenant-Insured Improvements and, following such reconstruction, move into the Premises over the course of one (1) weekend.
(b)    As a condition precedent to Landlord's obligation to repair or restore any Tenant-Insured Improvements, Tenant shall (i) pay to Landlord upon demand a sum ("Tenant's Restoration Payment") equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord and approved by Tenant (such approval not to be unreasonably withheld, conditioned or delayed), of repairing and restoring all Alterations and improvements in the Premises (including the Tenant Improvements) to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the "Restoration Security") in form and amount reasonably acceptable to Landlord to secure Tenant's obligation to pay all costs in excess of the costs of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord either (1) Tenant's Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord's obligations to repair or restore any of the Tenant-Insured Improvements, in either case within 15 days after Landlord's demand therefor,

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Landlord shall have no obligation to restore any Tenant-Insured Improvements and Tenant shall be responsible for the performance of such work.
Section 11.5    Landlord's Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, if (i) in Landlord's reasonable judgment, as set forth in Landlord's Completion Notice, the repairs cannot reasonably be completed so as to render the Premises suitable for occupancy within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums), (ii) any Mortgagee shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt, or any Lessor shall terminate the Superior Lease, as the case may be, (iii) more than Three Million Dollars ($3,000,000.00) of the cost of repair of the damage is not covered, except for deductible amounts by Landlord's insurance policies, or (iv) the damage materially affects the Building and occurs during the last twelve (12) months of the Term, then in any of such events, Landlord may, not later than 60 days following the date of the damage, terminate this Lease by notice to Tenant. If this Lease is so terminated, (a) the Term shall expire upon the 30th day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant's liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.
Section 11.6    Tenant's Termination Right. If the Premises are damaged by fire or other casualty and are rendered not reasonably usable for Tenant's business purposes thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises, and if, pursuant to Landlord's Completion Notice, the restoration shall not be substantially completed on or before the date which is two hundred seventh (270) days following the date of such damage or destruction, Tenant shall have the right to terminate this Lease by giving written notice (the "Termination Notice") to Landlord not later than thirty (30) days following receipt of Landlord's Completion Notice. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated as of the date of the damage as if such date were the Expiration Date, and Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage or destruction. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate this Lease and Landlord does not substantially complete the repair and restoration of the Premises on or before the date (the "Outside Restoration Date") within two (2) months after the expiration of the estimated period of time set forth in Landlord's Completion Notice (which period shall be extended to the extent of any delays (x) caused by Tenant or (y) caused by Unavoidable Delays (up to a maximum of ninety (90) days of additional delay due to Unavoidable Delays), then Tenant shall have the right to terminate this Lease (such right being referred to as the "Completion Failure Termination Right") by written notice to Landlord within thirty (30) days after the expiration of such period, as the same may be so extended; provided, however, if at any time and from time to time Landlord reasonably determines that Landlord will not be able to substantially complete the repair and restoration on or before the Outside Completion Date, then Landlord may deliver written notice to Tenant (a "Revised Landlord's Completion Notice") setting forth a revised estimate of the Outside Completion Date, in which event Tenant shall have the right, exercisable by delivery of a Termination Notice to Landlord within forty-five (45) days after Tenant's receipt of such Revised Landlord's Completion Notice, to terminate the Lease, but if Tenant does not timely exercise such right, then the Outside Completion Date shall be automatically extended to the date set forth in Landlord's Completion Notice for purposes of Tenant's Completion Failure Termination Right. Additionally, if the Premises, or any part thereof, or any portion of the Building necessary for Tenant's use of the Premises, are damaged or destroyed during the last twelve (12) months of the Term, or any extension thereof and the estimated time to repair exceeds ninety (90) days, either Landlord or Tenant may terminate this Lease by giving written notice thereof to the other party within thirty (30) days after the date of the casualty, in which

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case this Lease shall terminate as of the later of the date of the casualty or the date of Tenant's vacation of the Premises.
Section 11.7    Intentionally Omitted.
Section 11.8    Landlord's Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant's agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant's business resulting from fire or other casualty, any damage to persons or property caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any damage to property caused by latent defect in the Premises or in the Real Property (except that Landlord shall be required to repair the same to the extent provided in Article 6). Except as expressly set forth in Section 11.5 above, no penalty shall accrue for delays which may arise by reason of adjustment of casualty insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises during the performance of any such repair or restoration.

ARTICLE 12

EMINENT DOMAIN
Section 12.1    Taking.
(a)    Total Taking. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a "Taking"), this Lease shall terminate and the Term shall end as of the earlier of (i) the date possession is taken or (ii) the date of the vesting of title, and Rent shall be prorated and adjusted as of such date.
(b)    Partial Taking. Upon a Taking of only a part of the Real Property, the Building or the Premises then, except as hereinafter provided in this Article 12, this Lease shall continue in full force and effect, provided that from and after the earlier of (i) the date possession is taken or (ii) the date of the vesting of title, Fixed Rent and Tenant's Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.
(c)    Landlord's Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, terminate this Lease upon a Taking of all or a portion of the Real Property, the Building or the Premises. However, that Landlord shall only have the right to terminate this Lease as provided above if Landlord terminates the leases of all other tenants in the Building similarly affected by the taking and provided further that to the extent that the Premises and Tenant's ability to use and occupy the same are not materially adversely affected by such taking and Landlord continues to operate the Building as an office building, Landlord may not terminate this Lease.

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(d)    Tenant's Termination Right. If the part of the Real Property so Taken contains more than 20% of the total area of the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to 20% or more of the total area of the Premises, Tenant may terminate this Lease by notice to Landlord given within 30 days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the 30th day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant's Property and any Tenant-Insured Improvements.
(e)    Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.
Section 12.2    Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant's Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant's Property or Tenant-Insured Improvements included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of, the award made to Landlord.
Section 12.3    Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.

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ARTICLE 13

ASSIGNMENT AND SUBLETTING
Section 13.1    Consent Requirements.
(a)    No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord's prior consent in each instance. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 13 shall be void and, if not cured or rescinded within thirty (30) days following notice from Landlord, shall constitute a Default.
(b)    Collection of Rent. If, without Landlord's consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant pursuant to a transaction which required Landlord's consent or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant's covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.
(c)    Further Assignment/Subletting. Landlord's consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord's consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others without the prior written consent of Landlord which shall be granted or withheld in accordance with the remaining provisions of this Article 13 in the same manner as Landlord's consent will be granted or withheld with respect to a Transfer (defined below); provided, however, that with respect to any proposed sub-sub-sublease of any portion of the Premises, Landlord may grant or withhold its consent to such sub-sub-sublease in Landlord's sole and absolute discretion.
Section 13.2    Tenant's Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises (sometimes referred to herein as a "Transfer"), Tenant shall give notice thereof to Landlord, which shall be accompanied by: (a) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant ("Transferee"), the nature of its business and its proposed use of the Premises, and (i) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (ii) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet, the commencement date of such sublease and the rent per rentable square foot Tenant will ask for such portion of the Premises ("Tenant's Asking Rate"); (b) current financial information with respect to the Transferee, including its most recent financial statements; (c) all of the terms of the proposed Transfer and the consideration therefor (including letters of intent and lease proposals), together with a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including the final operative documents executed to evidence such Transfer (including, without limitation, the final assignment agreement or final sublease agreement, as applicable) and such other agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer consent documents in connection with Landlord's consent to such Transfer;

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and (d) any other information Landlord may, within ten (10) days following Tenant's delivery of the information described in clauses (a) through (c) above, reasonably request (collectively, the "Transfer Request Documents").
Section 13.3    Landlord's Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer and will respond to Tenant's Transfer Notice within ten (10) Business Days following delivery by Tenant of all of the items described in clauses (a) through (d) of Section 13.2 above. If Landlord fails to timely deliver to Tenant notice of Landlord's consent, or the withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: "SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 13 OF LEASE - - FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF TRANSFER." If Landlord fails to deliver notice of Landlord's consent, or the withholding of Landlord's consent, to the Transfer within five (5) Business Days after Landlord's receipt of such second notice, then Landlord shall be deemed to have approved the Transfer in question. If Landlord at any time timely delivers notice to Tenant or Landlord's withholding of consent to a proposed assignment or sublease, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the conditions specified in Section 13.4 below is not satisfied.
Section 13.4    Conditions to Assignment/Subletting.
(a)    Landlord's consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed, provided that:
(i)    in Landlord's reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) complies with the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;
(ii)    in the case of a proposed assignment, the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease;
(iii)    intentionally omitted;
(iv)    intentionally omitted;
(v)    there shall be not more than 2 subtenants in each floor of the Premises;
(vi)    intentionally omitted;
(vii)    Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent, up to a maximum of $3,000.00 per transaction for a Transfer in the ordinary course of business;
(viii)    intentionally omitted;

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(ix)    the proposed Transfer is either a sublease or a non-collateral complete assignment;
(x)    the proposed Transfer would not cause Landlord to be in violation of any Requirements or any other lease, Mortgage, Superior Lease or agreement to which Landlord is a party and would not give a tenant of the Real Property a right to cancel its lease;
(xi)    the Transferee shall not be either a governmental agency or an instrumentality thereof, nor shall the Transferee be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the County of San Francisco, and State of California;
(xii)    intentionally omitted; and
(xiii)    Landlord has received assurances acceptable to Landlord in its sole discretion that all past due amounts owing from Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.
The parties hereby agree, without limitation as to other reasonable grounds for withholding consent, that it shall be reasonable under this Lease and under applicable Requirements for Landlord to withhold consent to any proposed Transfer based upon any of the foregoing criteria.
(b)    With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:
(i)    the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;
(ii)    no sublease shall be for a term ending later than one day prior to the Expiration Date;
(iii)    no Transferee shall take possession of any part of the Premises until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.4(a); and
(iv)    each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease or which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month's rent, (D) bound to return such Transferee's security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be

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entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the sublet space or the Real Property, or in any way to prepare the subleased space for occupancy, beyond Landlord's obligations under this Lease. The provisions of this Section 13.4(b)(iv) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.
Section 13.5    Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant and any guarantor shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant's part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons or entities claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 13.
Section 13.6    Tenant's Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent, or the amount of space subject to any such sublease varies by more than 10% from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, or the net effective rent payable under such sublease is less than 95% of Tenant's Asking Rate, or if there are any changes in the terms and conditions of the proposed assignment or sublease such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Article 13, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2 and 13.4 before assigning this Lease or subletting all or part of the Premises.
Section 13.7    Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 60 days of Landlord's consent to such assignment or sublease (or if such assignment or sublease is permitted hereunder without Landlord's prior consent, within 60 days of the effective date of such assignment or sublease), deliver to Landlord a list of Tenant's reasonable third-party brokerage fees, improvement allowances provided by Tenant or construction costs incurred by Tenant in improving the subject space, legal fees and architectural fees paid or to be paid in connection with such transaction and, in the case of any sublease, any actual costs incurred by Tenant in separately demising the sublet space (collectively, "Transaction Costs"), together with a list of all of Tenant's Property to be transferred to such Transferee; provided, however, that Transaction Costs shall not include any rent paid by Tenant to Landlord, including with respect to the period Tenant is marketing the premises or any portion thereof for sublease. The Transaction Costs shall be amortized, on a straight-line basis, over the term of any sublease. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:
(a)    In the case of an assignment, on the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including

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key money, bonus money and any sums paid for services rendered by Tenant to the Transferee materially in excess of fair market value for such services and sums paid for the sale or rental of Tenant's Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or
(b)    In the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent, Tenant's Tax Payment and Tenant's Operating Payment accruing during the term of the sublease in respect of the sublet space (together with any sums paid for services rendered by Tenant to the Transferee materially in excess of fair market value for such services and sums paid for the sale or rental of Tenant's Property, less the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the monthly amortized amount of Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant.
The amount payable under this Section 13.7 with respect to any particular Transfer is sometimes referred to herein as the "Transfer Premium." Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.
Section 13.8    Transfers.
(a)    Related Entities. If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively, "Ownership Interests") shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange or to a public offering of Tenant's stock on a nationally recognized stock exchange. For purposes of this Article the term "transfers" shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date (y) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant's net assets, and (z) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions or the merger, consolidation or conversion of Tenant into or with another business entity. The provisions of Sections 13.1(a), 13.2, 13.4, 13.6, and 13.7 of this Lease shall not apply to an assignment to a Related Entity (defined below) or transactions with a business entity into or with which Tenant is merged, consolidated or converted or to which all or substantially all of Tenant's assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is at least equal to Three Hundred Million Dollars ($300,000,000.00), (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction (provided that if such prior notice is precluded by applicable law or confidentiality agreement, Tenant will provide such proof as soon as reasonably possible, but in no event later than five (5) Business Days after the effective date of such transaction), (iv) any such transfer shall be subject and subordinate to all of the terms and provisions of this Lease, and the transferee

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shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such transfer, all the obligations of Tenant under this Lease, (v) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease, (vi) such transfer does not cause Landlord to be in default under any existing lease at the Real Property, and (vii) Tenant notifies Landlord in writing of any such transfer at least ten (10) days prior to the effective date of such transfer (provided that if such prior notice is precluded by applicable law or confidentiality agreement, Tenant will provide such notice as soon as reasonably possible, but in no event later than five (5) Business Days after the effective date of such transaction) and promptly supplies Landlord with any documents or information described above or as requested by Landlord regarding such transfer or such transferee (including, without limitation, the operative transfer agreements) (any such transaction satisfying the foregoing conditions shall be referred to herein as an "Exempt Transaction"). Tenant may also, upon prior notice to Landlord, as an Exempt Transaction, sublet all or part of the Premises for any Permitted Uses, to any business entity which controls, is controlled by, or is under common control with the Original Tenant (a "Related Entity"), provided the Related Entity is in Landlord's reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and for so long as such entity remains a Related Entity, in which event the provisions of Sections 13.1(a), 13.2, 13.4, 13.6 and 13.7 of this Lease shall not apply to such sublease. Any such sublease to a Related Entity shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant's obligations hereunder. For the purposes hereof, "control" shall be deemed to mean ownership of not less than 25% of all of the Ownership Interests of such corporation or other business entity. Any assignee or resulting Tenant as a result of an Exempt Transaction or any Related Entity to which Tenant's entire interest under this Lease is assigned shall be referred to herein as a "Permitted Assignee." Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord's consent pursuant to this Section 13.8 if Tenant is not the initial Tenant herein named or a person or entity who acquired Tenant's interest in this Lease in a transaction approved by Landlord, or if a Default by Tenant exists under this Lease.
(b)    Applicability. The limitations set forth in this Section 13.8 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.8 shall be a transfer in violation of Section 13.1.
(c)    Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building, or its affiliate, agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.
Section 13.9    Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the Transferee (a) assumes Tenant's obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.
Section 13.10    Tenant's Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant's obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver

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or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.
Section 13.11    Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord's consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord's discretion by notice to Tenant.
Section 13.12    Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as "tenant," enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons or entities claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord's request, then, in addition to all other rights and remedies by reason of default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant's default thereunder.
Section 13.13    Consultants/Clients - Desk Sharing. Landlord acknowledges that Tenant may, from time to time, have vendors, clients or consultants performing work on behalf of Tenant occupy one or more desks or offices within the Premises on a temporary basis (and, for such purpose, Landlord may request that said individuals be issued Building access cards) but that such temporary "desk‑sharing" shall not constitute a Transfer hereunder so long as (i) Tenant does not charge any such individuals or entities rent for the use said desks or offices, (ii) Tenant does not separately demise any space so occupied by such individuals or entities, and (iii) no more than five thousand (5,000) rentable square feet of the Premises, in the aggregate, is utilized by such parties at any one time.

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ARTICLE 14

ACCESS TO PREMISES
Section 14.1    Landlord's Access. (c) Landlord, Landlord's agents and utility service providers servicing the Real Property may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimus amount and subject to the terms and conditions or Section 6.3 above. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article 14.
(d)    Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency (in which event no notice shall be required), to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or (during the final twelve (12) months of the Term) tenants and their respective agents and subject to the terms and conditions or Section 6.3 above, representatives or others and to perform Work of Improvement to the Premises or the Real Property. Notwithstanding anything to the contrary set forth in this Article 14, Tenant may designate in writing certain reasonable areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Base Building; (ii) as required by Requirements, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord's reasonable approval.
(e)    All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.
Section 14.2    Building Name. Landlord has the right at any time to change the name, number or designation by which the Building is commonly known.
Section 14.3    Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Work of Improvement, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

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ARTICLE 15

DEFAULT
Section 15.1    Tenant's Defaults. Each of the following events shall be a "Default" hereunder:
(a)    Tenant fails to pay any installment of Rent and such failure continues for five (5) Business Days following notice of non-payment from Landlord; or
(b)    Except as otherwise specifically set forth in this Section 15.1, Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than 30 days (or 5 Business Days with respect to a failure under Article 9 or Section 26.10) after notice by Landlord to Tenant of such default, or if such default (other than a default under Article 9 or Section 26.10) is of a nature that it cannot be completely remedied within 30 days, failure by Tenant to commence to remedy such failure within said 30 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default; or
(c)    If Landlord applies or retains any part of the security held by it hereunder (if any), and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or if Landlord draws on any Letter of Credit (as hereinafter defined), in part or in whole, and Tenant fails to provide Landlord with a replacement Letter of Credit, within 10 Business Days after notice by Landlord to Tenant stating the amount applied, retained or drawn, as applicable; or
(d)    Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant's property; or
(e)    A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by applicable Requirements.
Section 15.2    Landlord's Remedies. (c) Upon the occurrence of a Default, Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Default, and without any further demand or notice, may give to Tenant 5 days' notice of termination of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such 5 day period with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article 15, and/or, to the extent

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permitted by law, Landlord may remove all persons and property from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant.
(d)    If Landlord elects to terminate this Lease, pursuant to Section 1951.2 of the California Civil Code, Landlord shall be entitled to recover from Tenant the aggregate of:
(i)    The worth at the time of award of the unpaid rent earned as of the date of the termination hereof;
(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;
(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and
(iv)    Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and
(v)    Any other amount which Landlord may hereafter be permitted to recover from Tenant under applicable Requirements to compensate Landlord for the detriment caused by Tenant's default.
For the purposes of this Section 15.2(b), "rent" shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others, the "time of award" shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the "worth at the time of award" of the amounts referred to in Sections 15.2(b)(i) and 15.2(b)(ii) shall be computed by allowing interest on such amounts at the Interest Rate; and the "worth at the time of award" of the amount referred to in Section 15.2(b)(iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1% per annum. Tenant agrees that such charges shall be recoverable by Landlord under California Code of Civil Procedure Section 1174(b) or any similar, successor or related provision of law.
Section 15.3    Recovering Rent as It Comes Due. Upon any Event of Default, in addition to any other remedies available to Landlord at law or in equity or under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease, Landlord may, from time to time, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due. Such remedy may be exercised by Landlord without prejudice to its right thereafter to terminate this Lease in accordance with the other provisions contained in this Article 15. Landlord's reentry to perform acts of maintenance or preservation of, or in connection with efforts to relet, the Premises, or any portion thereof, or the appointment of a receiver upon Landlord's initiative to protect Landlord's interest under this Lease shall not terminate Tenant's right to possession of the Premises or any portion thereof and, until Landlord elects to terminate this Lease, this Lease shall continue in full force and Landlord may pursue all its remedies hereunder. Nothing in this Article 15 shall be deemed to affect Landlord's

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right to indemnification, under the indemnification clauses contained in this Lease, for Losses arising from events occurring prior to the termination of this Lease.
Section 15.4    Reletting on Tenant's Behalf. If Tenant abandons the Premises or if Landlord elects to reenter or takes possession of the Premises pursuant to any legal proceeding or pursuant to any notice provided by Requirements, and until Landlord elects to terminate this Lease, Landlord may, from time to time, without terminating this Lease, recover all Rent as it becomes due pursuant to Section 15.3 and/or relet the Premises or any part thereof for the account of and on behalf of Tenant, on any terms, for any term (whether or not longer than the Term), and at any rental as Landlord in its reasonable discretion may deem advisable, and Landlord may make any Work of Improvement to the Premises in connection therewith. Tenant hereby irrevocably constitutes and appoints Landlord as its attorney-in-fact, which appointment shall be deemed coupled with an interest and shall be irrevocable, for purposes of reletting the Premises pursuant to the immediately preceding sentence. If Landlord elects to so relet the Premises on behalf of Tenant, then rentals received by Landlord from such reletting shall be applied:
(a)    First, to reimburse Landlord for the costs and expenses of such reletting (including costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, and, if Landlord maintains and operates the Premises, the costs thereof) ("Costs of Reletting"; provided, that if the term of any such reletting extends beyond the scheduled expiration of the Term, only a portion of such costs of Reletting shall be payable by Tenant, such portion to be equal to such costs multiplied by a fraction, the denominator of which is the number of calendar months in the term of such reletting and the numerator of which is the number of calendar months from the commencement of such term to the scheduled expiration date of the Term) and necessary or reasonable Work of Improvement.
(b)    Second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder.
(c)    Third, to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable.
Should the rentals received from such reletting, when applied in the manner and order indicated above, at any time be less than the total amount owing from Tenant pursuant to this Lease, then Tenant shall pay such deficiency to Landlord, and if Tenant does not pay such deficiency within 5 days of delivery of notice thereof to Tenant, Landlord may bring an action against Tenant for recovery of such deficiency or pursue its other remedies hereunder or under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.
Section 15.5    General. (c) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity. The exercise of any one or more of such rights or remedies shall not impair Landlord's right to exercise any other right or remedy including any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related Requirements.
(d)    If, after Tenant's vacation of the Premises, Tenant leaves behind any of Tenant's Property, then Landlord shall store such Tenant's Property at a warehouse or any other location at the risk,

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expense and for the account of Tenant, and such property shall be released only upon Tenant's payment of such charges, together with moving and other costs relating thereto and all other sums due and owing under this Lease. If Tenant does not reclaim such Tenant's Property within the period permitted by law, Landlord may sell such Tenant's Property in accordance with law and apply the proceeds of such sale to any sums due and owing hereunder, or retain said Property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such Property.
(e)    To the extent permitted by law, Tenant hereby waives all provisions of, and protections under, any Requirement to the extent same are inconsistent and in conflict with specific terms and provisions hereof.
Section 15.6    Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to 5% of such amount shall be assessed; provided, however, that on 2 occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of 5 days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord's rights or remedies under any other provision of this Lease.
Section 15.7    Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a Default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant's right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant any property, material, labor, utility or other service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than 5 days after notice from Landlord to Tenant demanding the payment of such arrears.
ARTICLE 16

RIGHT TO CURE; FEES AND EXPENSES
Section 16.1    Landlord's Rights. If Tenant is in breach in the performance of its obligations under this Lease, Landlord, without waiving such breach, may perform such obligations at Tenant's expense: (a) immediately, and without notice, in the case of emergency or if the breach (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such breach continues after 10 Business Days from the date Landlord gives notice of Landlord's intention to perform the defaulted obligation; provided, however, that in the case of breach which cannot reasonably be cured within ten (10) Business Days, if

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Tenant has commenced the cure of such breach since such ten (10) Business Day period and is diligently prosecuting such cure, Landlord shall not have the right to perform such obligation unless Tenant ceases to prosecute such cure. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord or in which Landlord is a party to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises or as a result of any default by Tenant under this Lease, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease, are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, are attributable directly to Tenant's use and occupancy of the Premises or presence at the Building, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within 30 days after receipt of Landlord's invoice for such amount.
Section 16.2    Tenant's Rights. Notwithstanding any of the provisions of this Lease to the contrary, if Tenant provides notice (which may be telephonic to the Building's property management office in the event of an Emergency) to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance pertaining to the Premises or any full floor leased in its entirety by Tenant, which event or circumstance materially or adversely affects the conduct of Tenant's business from the Premises (or any material portion), and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than five (5) Business Days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional one (1) Business Day's notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial five (5) Business Day notice and the subsequent one (1) Business Day notice shall not be required in the event of an "Emergency", as that term is defined, below), and if such action is not commenced by Landlord within such one (1) Business Day period and thereafter diligently pursued to completion, then Tenant shall be entitled to take such action in the manner described below and shall be further entitled to prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action plus interest thereon at the Interest Rate. If Tenant takes any such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to this Section 16.2, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, and such failure continues for a period of five (5) Business Days after Tenant's delivery of a second written notice to Landlord that contains the following statement in bold and capital letters: "THIS IS A SECOND REQUEST FOR REIMBURSEMENT PURSUANT TO THE PROVISIONS OF SECTION 16.2 OF THE LEASE. IF LANDLORD FAILS TO MAKE REIMBURSEMENT OR OBJECT TO TENANT'S REQUEST WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO OFFSET AGAINST RENT.", then Tenant shall be entitled to deduct from Rent next due and payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be

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entitled to such deduction from Rent. In the event that Tenant does not agree with such an objection, Tenant shall advise Landlord in writing of the same and thereafter the matter shall proceed to resolution by arbitration pursuant to the procedures set forth in Article 28, below. For purposes of this Section 16.2, an "Emergency" shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Building Systems, Building structure, Premises, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant's business operations.
ARTICLE 17

NO REPRESENTATIONS BY LANDLORD; LANDLORD'S APPROVAL
Section 17.1    No Representations. Except as expressly set forth herein, Landlord and Landlord's agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.
Section 17.2    No Money Damages. Wherever in this Lease Landlord's consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make or exercise, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) and/or any right to terminate this Lease based upon Tenant's claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant's sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. However, if Landlord withholds its consent to a proposed Transfer and if Tenant believes that Landlord unreasonably withheld its consent to any proposed Transfer, Tenant shall have the right to have the matter submitted to an Expedited Arbitration Proceeding. The term "Expedited Arbitration Proceeding" shall mean a binding arbitration proceeding conducted in the City of San Francisco administered by JAMS pursuant to the JAMS Streamlined Arbitration Rules & Procedures; provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule 12(d) shall be returned within five (5) Business Days from the date of mailing; (ii) within four (4) business days after receipt of the disclosures regarding the selected arbitrator required by Rule 12(i) the parties shall notify JAMS (or its successor) by telephone or electronic mail of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by JAMS (or its successor) and was not objected to in accordance with Rule 12(i) as modified by clause (i) above; (iii) the notification of the hearing referred to in Rule 14 shall be four (4) Business Days in advance of the hearing; (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease; (vi) the decision of the arbitrator shall be final and binding on the parties; and (vii) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of five (5) years prior to the date of the Expedited Arbitration Proceeding. In no event shall Landlord or the Parties (as that term is defined in Section 26.3, below) be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents; similarly, except in the case of Tenant's violation of provisions of this Lease regarding the use, storage or disposal of hazardous substances or any violation of the provisions of Section 18.2 below, in no event Tenant or any Tenant Parties be liable to Landlord or the Parties for any

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indirect, consequential or punitive damages, including loss of profits or business opportunity arising under or in connection with the Lease Documents.
Section 17.3    Reasonable Efforts. For purposes of this Lease, "reasonable efforts" by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
ARTICLE 18

END OF TERM
Section 18.1    Expiration. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant's Property and Specialty Alterations to the extent required pursuant to the provisions of Article 5.
Section 18.2    Holdover Rent. Landlord and Tenant recognize that Landlord's damages resulting from Tenant's failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to (i) one hundred percent (100%) of Tenant's Proportionate Share of Operating Expenses and Taxes attributable to the Premises plus (ii) the Fixed Rent payable hereunder as of such Expiration Date or early termination, which Fixed Rent shall be multiplied by the holdover multiplier (which shall mean one hundred twenty percent (120%) during the first thirty (30) days of any such holdover, one hundred twenty-five percent (125%) for the next-succeeding thirty (30) days of any holdover, and one hundred fifty percent (150%) during the remaining pendency of any such holdover); provided, however, that if Tenant shall have vacated and surrendered any full floor comprising the Premises in accordance with the terms of this Lease, such holdover rent shall only be payable by Tenant with respect to the floor(s) on which Tenant remains in occupancy beyond such expiration or earlier termination. Additionally, provided Landlord notifies Tenant that Landlord has entered into a lease for all or any part of the Premises with a New Tenant (defined below) and will require delivery of the Premises on a timely basis, if and to the extent that Tenant fails to vacate the applicable portion of the Premises within thirty (30) days following the later to occur of (x) the delivery by Landlord of such notice and (y) the expiration or earlier termination of this Lease, Tenant shall be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a "New Tenant") in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

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ARTICLE 19

QUIET ENJOYMENT
Provided this Lease is in full force and effect and no Event of Default then exists, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.
ARTICLE 20

NO SURRENDER; NO WAIVER
Section 20.1    No Surrender or Release. No act or thing done by Landlord or Landlord's agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.
Section 20.2    No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.
ARTICLE 21

WAIVER OF TRIAL BY JURY; COUNTERCLAIM
Section 21.1    Jury Trial Waiver. THE PARTIES HEREBY AGREE THAT THIS LEASE CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 631 AND EACH PARTY DOES HEREBY CONSTITUTE AND APPOINT THE OTHER PARTY ITS TRUE AND LAWFUL ATTORNEY-IN-FACT, WHICH APPOINTMENT IS COUPLED WITH AN INTEREST, AND EACH PARTY DOES HEREBY AUTHORIZE AND EMPOWER THE OTHER PARTY, IN THE NAME, PLACE AND STEAD OF SUCH PARTY, TO FILE THIS LEASE WITH THE CLERK

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OR JUDGE OF ANY COURT OF COMPETENT JURISDICTION AS A STATUTORY WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

LANDLORD'S INITIALS: _____	TENANT'S INITIALS: _____
Section 21.2    Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.
ARTICLE 22

NOTICES
Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or 3 Business Days after it shall have been mailed as provided in this Article 22, whichever is earlier; notwithstanding the foregoing, if, pursuant to the provisions of the immediately preceding sentence, any notice would be deemed given on a weekend or holiday, such notice shall instead be deemed given on the next-succeeding Business Day.
ARTICLE 23

RULES AND REGULATIONS
All Tenant Parties shall observe and comply with the Rules and Regulations, as reasonably supplemented or amended from time to time; provided, however, that Tenant shall not be required to comply with any new (or amended) Rule or Regulation until the date that is ten (10) Business Days after written notice of such new (or amended) Rule or Regulation has been delivered to Tenant. Landlord reserves the right, from time to time, to adopt additional commercially reasonable Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion. In the event of any conflict between the Rules

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and Regulations (as currently in effect or as subsequently amended or issued) and the terms of this Lease, the terms and provisions of this Lease shall control.
ARTICLE 24

BROKER
Landlord has retained Landlord's Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord's Agent. Landlord agrees to pay a commission to Tenant's Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord's Agent and Tenant's Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord's Agent and Tenant's Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false. In addition, Tenant acknowledges that Landlord is obligated, pursuant to that certain commission agreement between Landlord and Tenant's Broker concerning this Lease (the "Commission Agreement"), to pay a commission to Tenant's Broker in connection with additional space in the Building (including, without limitation, any Offer Space, if applicable) leased by Tenant, provided that Tenant confirms to Landlord in writing that Tenant's Broker is then Tenant's exclusive representative with respect to such space. If Landlord pays a commission to Tenant's Broker as required by the Commission Agreement, then Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all Losses which Landlord may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord's Agent and Tenant's Broker) arising out of any dealings claimed to have occurred between Landlord and the claimant in connection with Tenant's lease of such space. If Tenant does not confirm to Landlord in writing that Tenant's Broker is then Tenant's exclusive representative with respect to such space, then Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all Losses which Landlord may incur by reason of any claim of or liability to Tenant's Broker arising out of Tenant's lease of such space.
ARTICLE 25

INDEMNITY
Section 25.1    Waiver of Liability. Neither Landlord nor any of its Indemnitees shall be liable or responsible in any way for, and Tenant hereby waives all claims against the Indemnitees with respect to or arising out of (a) any death or any injury of any nature whatsoever that may be suffered or sustained by Tenant or any employee, licensee, invitee, guest, agent or customer of Tenant or any other person, from any causes whatsoever except to the extent such injury or death is caused by the negligence or willful misconduct of the Indemnitees; or (b) any loss or damage or injury to any property outside or within the Premises belonging to Tenant or its employees, agents, customers, licensees, invitees, guests or any other person; except to the extent such injury or damage is to property not covered by insurance carried (or required to be carried) by Tenant and is caused by the negligence or willful misconduct of the Indemnitees. Subject to the foregoing, none of the Indemnitees shall be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, by sprinkler, drainage or plumbing systems (except, in the case of damage or injury to persons, to the extent caused by the negligence or willful misconduct of the Indemnitee), by failure for any cause to supply adequate drainage (except, in

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the case of damage or injury to persons, to the extent caused by the negligence or willful misconduct of the Indemnitee), by the interruption of any public utility or service, by steam, gas, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or for any damage or inconvenience which may arise through repair, maintenance or alteration of any part of the Building, or by anything done or omitted to be done by any tenant, occupant or person in the Building. In addition, none of the Indemnitees shall be liable for any loss or damage for which Tenant is required to insure.
Section 25.2    Tenant's Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises or the Real Property which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or Landlord's agents, contractors or employees, and subject to Section 11.3, Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (i) against the Indemnitees arising from any act, omission or negligence of any Tenant Party, (ii) against the Indemnitees arising from any accident, injury or damage to any person or to the property of any person and occurring in or about the Premises, and (iii) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.
Section 25.3    Landlord's Indemnity. Subject to Section 11.3, Landlord shall indemnify, defend, protect and hold harmless Tenant from and against all Losses incurred by Tenant arising from (i) any accident, injury or damage to any person or the property of any person in or about the Common Areas (specifically excluding the Premises) to the extent attributable to the negligence or willful misconduct of Landlord or its employees or agents, and (ii) any accident, injury or damage to any person (but not to the property of any person) in or about the Premises to the extent attributable to the negligence or willful misconduct of Landlord or its employees or agents.
Section 25.4    Defense and Settlement. If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee's name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant's insurer shall be deemed approved for purposes of this Section 25.4). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant's liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant's expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

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ARTICLE 26

MISCELLANEOUS
Section 26.1    Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.
Section 26.2    Transfer of Real Property. Landlord's obligations under this Lease shall not be binding upon the Landlord named herein to the extent arising after the sale, conveyance, assignment or transfer (collectively, a "Landlord Transfer") by such Landlord (or upon any subsequent landlord after the Landlord Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be and the assumption by the transferee of the obligations of Landlord hereunder, and in the event of any such Landlord Transfer and assumption, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of the Landlord Transfer.
Section 26.3    Limitation on Liability. The liability of Landlord for Landlord's obligations under this Lease and any other documents executed by Landlord and Tenant in connection with this Lease (collectively, the "Lease Documents") shall be limited to Landlord's interest in the Real Property (which shall be deemed to include the rental income from the Real Property, the proceeds of any sale of all or any portion of the Real Property by Landlord as well as any insurance or condemnation proceeds to the extent actually received by Landlord and not subject to any superior rights of third parties), and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the "Parties") in seeking either to enforce Landlord's obligations under the Lease Documents or to satisfy a judgment for Landlord's failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord's obligations under the Lease Documents.
Section 26.4    Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant's Tax Payment, Tenant's Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.
Section 26.5    Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.
Section 26.6    Governing Law. This Lease shall be governed in all respects by the laws of the State of California.
Section 26.7    Unenforceability. If any provision of this Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

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Section 26.8    Lease Disputes. (a) Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of California or the United States District Court for the Northern District of California and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.
(b)    To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.
Section 26.9    Landlord's Agent. Unless Landlord delivers notice to Tenant to the contrary, Landlord's Agent is authorized to act as Landlord's agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord's Agent. Tenant acknowledges that Landlord's Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord's Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Real Property.
Section 26.10    Estoppel. Within ten (10) Business Days following request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to Tenant's actual knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the Letter of Credit, if any, and/or the Security Deposit, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property or the Building, or all or any portion of Landlord's interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof; provided, however, that in no event shall any such certificate be deemed to amend or revise the express revisions of this Lease. Similarly, within ten (10) Business Days following a request by Tenant, Landlord agrees to deliver to Tenant a similar statement (provided, that for the purposes of such statement, clause (c) shall be written to state that Landlord will state whether or not, to Landlord's actual knowledge, Tenant is in Default under this Lease) which may be relied upon by any entity extending financing to Tenant, engaged in a merger or acquisition transaction with Tenant or proposing to engage in any sublease or assignment transaction with Tenant.
Section 26.11    Certain Interpretational Rules. For purposes of this Lease, whenever the words "include", "includes", or "including" are used, they shall be deemed to be followed by the words "without

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limitation" and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question. The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.
Section 26.12    Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.
Section 26.13    Memorandum of Lease. This Lease shall not be recorded; however, at Landlord's request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum. Within 10 days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.
Section 26.14    Counterparts. This Lease and any other Lease Documents may be executed in 2 or more counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each party that delivers counterparts electronically or via facsimile shall endeavor thereafter to deliver counterparts containing original signatures to the other party; however, the failure to deliver counterparts containing original signatures shall not affect the validity of any counterparts previously delivered electronically or via facsimile. Each counterpart of this Lease (or of any of the other Lease Documents, as the case may be) shall be deemed to be an original thereof, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall constitute one and the same instrument.
Section 26.15    Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.
Section 26.16    Code Waivers. Tenant hereby waives any and all rights under and benefits of Subsection 1 of Section 1931, 1932, Subdivision 2, 1933, Subdivision 4, 1938 (Tenant hereby acknowledging that the Premises has not undergone inspection by a Certified Access Specialist), 1941, 1942 and 1950.7 (to the extent providing that a Landlord may only claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises) of the California Civil Code, Section 1265.130 of the California Code of Civil Procedure (allowing either party to petition a court to terminate a lease in the event of a partial taking), and Section 1174(c) of the California Code of Civil Procedure and Section 1951.7 of the California Civil Code (providing for Tenant's right to satisfy a judgment in order to prevent a forfeiture of this Lease or requiring Landlord to deliver written notice to Tenant of any reletting of the Premises), and any similar law, statute or ordinance now or hereinafter in effect.
Section 26.17    Intentionally Omitted.

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Section 26.18    Inability to Perform. Neither party shall incur any liability to the other party with respect to, nor shall either party be responsible for, any failure to perform any of such party's obligations hereunder (other than payment obligations or obligations that can be cured by the payment of money) if such failure is caused by any Unavoidable Delay; provided, however, this Lease and the obligation of Tenant to pay Rent hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Each party shall use reasonable efforts to promptly notify the other party of any Unavoidable Delay which prevents such party from fulfilling any of its obligations under this Lease.
Section 26.19    Intentionally Omitted.
Section 26.20    Financial Statements. Within ten (10) Business Days after Landlord's written request from time to time, Tenant shall deliver to Landlord (i) Tenant's audited financial statements for the most recently completed fiscal year or (ii) if audited statements for Tenant are not prepared, then unaudited financial statements for the most recent fiscal year of Tenant which shall be certified to be true and correct by Tenant's Chief Financial Officer. Upon Landlord's request, Tenant shall provide such additional information as Landlord may reasonably request to enable Landlord to assess the credit-worthiness of Tenant as a tenant of the Building. Landlord shall endeavor to ensure that all financial statements furnished by Tenant are kept confidential by Landlord and any Mortgagee or prospective purchaser that may receive the same, and that such statements are used only for the purpose of assessing the credit-worthiness of Tenant as a tenant of the Building. Notwithstanding anything in this Section 26.20 to the contrary, Landlord's requests for information under this Section 26.20 shall be limited to those instances whereby (i) Landlord is in the process of financing, refinancing or selling the Real Property, (ii) Tenant is in monetary Default under this Lease, (iii) any event described in Sections 15.1(d) or (e) above (but without regard to the 60 day period for vacation, set aside or stay described in Section 15.1(e)) has occurred, or (iv) Tenant proposes to make any Transfer. Notwithstanding the foregoing, for so long as Tenant is an entity subject to reporting requirements of the Securities Exchange Commission ("SEC") similar to those applicable to publicly-traded companies, and provided that the foregoing financial information of Tenant is readily available to the public (e.g., via the SEC's website at www.sec.gov), then Tenant shall not be required to deliver the foregoing financial information to Landlord. Landlord shall endeavor to ensure that all financial statements furnished by Tenant are kept confidential by Landlord and any Mortgagee or prospective purchaser that may receive the same, and that such statements are used only for the purpose of assessing the credit-worthiness of Tenant as a tenant of the Building.
Section 26.21    Development of the Real Property.
(a)    In General. Landlord reserves the right to subdivide all or a portion of the Real Property. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision. If portions of the Real Property or property adjacent to the Real Property (collectively, the "Other Improvements") are owned or later acquired by an entity other than Landlord or an affiliate of Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Real Property and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Real Property and the Other Improvements, provided that Tenant's rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Operating Expenses and Taxes to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Real Property, and (iv) for the use or improvement of the Other Improvements and/or the Real Property in

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connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Real Property. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Real Property or any other of Landlord's rights described in this Lease.
(b)    Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part of the Real Property and that no representations respecting the condition of the Premises or the Real Property have been made by Landlord to Tenant except as may be specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord may during the Term renovate, improve, alter, or modify (collectively, the "Renovations") the Real Property, the Building and/or the Premises, including without limitation the Common Areas, the Building Systems, the roof and structural portions of the Building, which Renovations may include, without limitation, (i) modifying the Common Areas and tenant spaces to comply with applicable Requirements, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new floor covering, lighting, and wall coverings in the Common Areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor, except as set forth in Article 27, entitle Tenant to any abatement of Rent. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's business operations and shall, to the extent practical, perform any work on Tenant's floor(s) after normal working hours; for such purposes, the provisions of Section 17.3 above shall not be deemed to limit Landlord's obligation to minimize interference to Tenant's business operations. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions.
Section 26.22    Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to the Tax Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute "rents from real property" (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an "Adverse Event") is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification; provided that Landlord agree to reimburse Tenant for Tenant's commercially reasonable attorneys' fees incurred in the review and negotiation of any such amendment or modification. Any amendment or modification pursuant to this Section 26.22 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord's other rights under this Section 26.22, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute

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an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.
Section 26.23    Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of formation and (ii) qualification to do business in California.
Section 26.24    Confidentiality. Each party hereto acknowledges that the content of this Lease and any related documents are confidential information and shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than, in the case of Tenant, its respective financial, legal, and space planning consultants, and in the case of Landlord, Landlord's Agents, current and prospective Mortgagees and Lessors, prospective purchasers, appraisers and financial and legal consultants. Without limiting the generality of the foregoing, the parties agree not to post on the internet (including on their website) or otherwise make public any copy of this Lease. Notwithstanding anything to the contrary contained herein, a party shall be permitted to disclose the contents of this Lease and any related documents to the extent required by any governmental or regulatory agency (including, without limitation, the Securities Exchange Commission), but such party shall (unless prohibited by such governmental or regulatory agency) redact all material business terms contained in this Lease, including, without limitation, all Rent amounts, the existence of (and the amount of) the Fixed Rent abated pursuant to Section 2.3 above, and the existence of (and the terms of) any contraction, termination, expansion, first offer and renewal rights. If a party hereto is requested or required to make any disclosure pursuant to the immediately preceding sentence, such party shall provide the other with prompt notice of such request or requirement so the Landlord, at its option, may seek an appropriate protective order or a waiver from such governmental or regulatory agency. If, failing the entry of a protective order or receipt of a written waiver, Tenant is, in the opinion of its counsel, compelled to disclose confidential information, then Tenant may disclose that portion of such confidential information that it is compelled to disclose. In any event, Tenant will not oppose any action by Landlord to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded such confidential information.
Section 26.25    Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the presence or potential presence of certain Hazardous Materials. Accordingly, Tenant is hereby advised that occupation of the Premises and use of the common areas of the Real Property may lead to exposure to Hazardous Materials such as, but not limited to, gasoline, diesel and other vehicle fluids, vehicle exhaust, office maintenance fluids, tobacco smoke, and building materials containing chemicals, such as formaldehyde. In addition, California's Proposition 65, Health and Safety Code Section 25249.6 et. seq., requires notice that some of these Hazardous Materials are known by the State of California to cause cancer or reproductive harm. Further, Landlord has advised Tenant that there is asbestos-containing materials ("ACM") in the Building. Attached hereto as Exhibit J is a disclosure statement regarding ACM in the

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Building. By execution of this Lease, Tenant acknowledges that the notices and warnings set forth above satisfy the requirements of California Health and Safety Code Sections 25249.6 et. seq., 25359.7 and 25915.5 et. seq., and any related and/or successor statues.
ARTICLE 27

ABATEMENT
In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration (x) performed by Landlord (including any Work of Improvement), or (y) which Landlord failed to perform, after the Lease Commencement Date and which was required to be performed by Landlord pursuant to this Lease, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive Business Days after delivery of any such notice or for five (5) non-consecutive Business Days in any thirty (30) period (each the "Eligibility Period"), then the Fixed Rent, Tenant's Tax Payment, and Tenant's Operating Payment shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant's business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, Fixed Rent, Tenant's Tax Payment, and Tenant's Operating Payment shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Fixed Rent, Tenant's Tax Payment, and Tenant's Operating Payment shall be Tenant's sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event. Solely for purposes of this Article 27, Tenant may deliver notice of an Abatement Event by personal delivery to Landlord's management office at the Building and in such event the five (5) consecutive Business Day period and the five (5) non-consecutive Business Days in any thirty (30) period described above in this Article 27 will begin the day after such delivery so long as Tenant also delivers, within one (1) Business Day thereafter, notice to Landlord's other addresses for notices described in this Lease, as the same may be modified from time to time.

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ARTICLE 28

ARBITRATION
Section 28.1    Submittals to Arbitration. To the extent that any Section of this Lease specifically provides that a dispute between the parties be resolved pursuant to this Article 28, the submittal of such dispute to arbitration in accordance with the terms of this Article 28 shall be the sole and exclusive method, means and procedure to resolve such dispute. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the terms of this Article 28 with respect to any such dispute and all attempts to circumvent the terms of this Article 28 shall be absolutely null and void and of no force or effect whatsoever.
Section 28.2    JAMS. Any dispute to be arbitrated pursuant to the provisions of this Article 28 shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the "Arbitrator") under the auspices of JAMS to be determined pursuant to JAMS' Expedited Procedures then in effect. Such arbitration shall be initiated by the parties, or either of them, within ten (10) days after either party sends written notice (the "Arbitration Notice") of a demand to arbitrate by registered or certified mail to the other party and to JAMS. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three available judges and each party may strike one. The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association under its Expedited Procedures of Commercial Arbitration Rules then in effect.
Section 28.3    The Decision. The arbitration shall be conducted in San Francisco, California. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the terms and provisions of this Lease. The Arbitrator's decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in the California Rules of Court. The validity and enforceability of the Arbitrator's decision is to be determined exclusively by the California courts pursuant to the provisions of this Lease. The Arbitrator may award costs, including without limitation attorneys' fees, and expert and witness costs, to the prevailing party, if any, as determined by the Arbitrator in his discretion. The Arbitrator's fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute is the closer to that adopted by the Arbitrator.

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ARTICLE 29

SIGNAGE
Section 29.1    Tenant's Signage. Subject to the terms of this Article 29 below, as a part of the Tenant Improvements in accordance with terms of the Work Letter or as Alterations in accordance with Article 5 above, Tenant shall have the right to install the following signs (collectively, the "Tenant's Signage") at the Real Property at its sole cost and expense (subject to the Tenant Improvement Allowance): (i) two (2) Building fascia signs on both sides of the Building located at the corner of Market Street and Second Street, identifying the name and/or logo of the Original Tenant (i.e., "LendingClub") or any Permitted Assignee in the approximate locations shown and as depicted on Exhibit H-1 attached hereto (the "Exterior Building Signage"); (ii) one electroluminescent/LED sign located on the Second Floor Premises, and visible from the street, identifying the name and/or logo of the Original Tenant (i.e., "LendingClub") or any Permitted Assignee (the "Electroluminescent Sign"), (iii) signage on the entry glass doors of the Suite 100 Premises (the "Glass Door Signage"), and (iv) one fascia sign located on the side of the Building located at the corner of Stevenson Street (the "Stevenson Sign"). The locations of the Electroluminescent Sign, the Glass Door Signage and the Stevenson Sign shall be in the approximate locations shown and depicted on Exhibit H-1, Exhibit H-2, and Exhibit H-3, attached hereto, respectively. If at any time, Tenant ceases to lease the Concourse Level Premises, the Suite 100 Premises or the Second Floor Premises, then Tenant's right to install and maintain the Electroluminescent Sign and the Glass Door Signage shall be deemed terminated and without any further force or effect, and, Tenant, at its sole cost and expense, shall be required to remove the Electroluminescent Sign and the Glass Door Signage in accordance with the terms of Section 29.4, below. The graphics, materials, color, design, lettering, size, quality and specifications of Tenant Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed in connection with the Exterior Building Signage and the Stevenson Sign, but which may be withheld in Landlord's sole discretion in connection with the Electroluminescent Sign and the Glass Door Signage. Notwithstanding the foregoing, Landlord hereby approves Tenant's Signage as depicted on Exhibit H, attached hereto. All of Tenant's Signage shall also comply with and be subject to all applicable Restrictions, including, but not limited to, all requirements of the City of San Francisco ("City") (or other applicable Governmental Authorities); provided, however, that in no event shall the approval by the City (or other applicable Governmental Authorities) of any of Tenant's Signage be deemed a condition precedent to the effectiveness of this Lease. Following the initial construction and installation of Tenant's Signage, Tenant shall be entitled to modify the name and/or logo for such signage, at Tenant's sole cost and expense, to the new name and/or logo adopted by Original Tenant or any Permitted Assignee, provided that the new name and/or logo shall not be an Objectionable Name or Logo (defined below). "Objectionable Name or Logo" shall mean any name or logo which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building as a first-class office building, or which would otherwise reasonably offend a landlord of the Comparable Buildings. Tenant shall, at its sole cost and expense, maintain Tenant's Signage in good condition and repair. In no event shall Tenant have any right to Tenant's Signage if Original Tenant or any Permitted Assignee is not (i) occupying at least 50,269 rentable square feet (i.e., 50% of the Agreed Area of the Premises, excluding the Suite 2250 Premises), (iii) occupying the Second Floor Premises, and (iii) leasing the entire Premises, excluding the Suite 2250 Premises (the "Occupancy Threshold"). The signage rights granted to Tenant under this Section 29.1 are personal to the Original Tenant and any Permitted Assignee, and may only be exercised by the Original Tenant or its Permitted Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant's interest in this Lease). Except as set forth in this Article 29, Tenant shall not have any signage rights.

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Section 29.2    Suite Entry Signage. Subject to Landlord's prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality of the Building and Real Property, Tenant, at its sole cost and expense, may install identification signage anywhere in any portion of the Premises comprising an entire floor of the Building, including in the elevator lobby of such floor, provided that such signs must not be visible from the exterior of the Building. If, however, other tenants occupy space on any floor on which any portion of the Premises is located, Tenant's identifying signage to the Premises and the elevator lobby of such floor upon which a portion of the Premises is located, shall be provided by Landlord, initially at Landlord's cost (with any subsequent changes at Tenant's cost), and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's then-current Building standard signage program.
Section 29.3    Building Directory. Tenant shall have the right, at no charge to Tenant, to have Tenant's name and the names of all of Tenant's employees at the Premises entered into Landlord's electronic directory in the lobby of the Building.
Section 29.4    Restoration. Upon the expiration or earlier termination of this Lease or Tenant's right to possession of the Premises, or the earlier termination of Tenant's applicable rights to any of Tenant's Signage, by Landlord's written notice to Tenant by reason of Tenant's failure to meet the Occupancy Threshold or other requirements applicable thereto pursuant to this Article 29, Tenant shall remove the applicable Tenant's Signage, at Tenant's sole cost and expense and repair and restore to good condition the areas of the Building on which the signage was located or that were otherwise affected by such signage or the removal thereof, or at Landlord's election, Landlord may perform any such removal and/or repair and restoration and Tenant shall pay Landlord the reasonable cost thereof within 30 days after Landlord's demand from time to time.
ARTICLE 30

LETTER OF CREDIT
Section 30.1    Form of Letter of Credit; Letter of Credit Amount. Tenant shall deliver to Landlord, within ten (10) Business Days following the full execution and delivery of this Lease, and as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the "Letter of Credit"), in the form attached hereto as Exhibit I and containing the terms required herein, payable in the City of San Francisco, California (or, alternatively, providing for presentation of the Letter of Credit for draw purposes by facsimile), running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of A or higher (by Standard Poor's) or a long term rating of A2 or higher (by Moody's), under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount of Three Million Eighty-Seven Thousand Three Hundred Nine and 00/100 Dollars ($3,087,309.00) (the "Letter of Credit Amount"). The Letter of Credit shall (i) be "callable" at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the "LC Expiration Date") that is one hundred twenty (120) days after the expiration of the Term (as the same may be extended), and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings,

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and (v) be otherwise subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. If Tenant exercises its option to extend the Term pursuant to Section 2.7 of this Lease then, not later than forty-five (45) days prior to the commencement of the Renewal Term, Tenant shall deliver to Landlord a new Letter of Credit or certificate of renewal or extension evidencing the LC Expiration Date as one hundred twenty (120) days after the expiration of the Renewal Term. The form and terms of the Letter of Credit and the bank issuing the same (the "Bank") shall be acceptable to Landlord, in Landlord's sole discretion; provided that, Landlord hereby approves Silicon Valley Bank as the Bank for issuing the Letter of Credit. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) such amount is due and owing to Landlord under the terms and conditions of this Lease, or (2) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and Tenant has not provided Landlord with a replacement Letter of Credit that satisfies the conditions of this Article 30 within thirty (30) days prior to the expiration thereof, or (5) the long term rating of the Bank has been downgraded to BBB or lower (by Standard & Poor's) or Baa2 or lower (by Moody's) and Tenant has failed to deliver a new Letter of Credit from a bank with a long term rating of A or higher (by Standard & Poor's) or A2 or higher (by Moody's) and otherwise meeting the requirements set forth in this Article 30 within thirty (30) days following notice from Landlord. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the Letter of Credit. If, at any time, Tenant delivers a new Letter of Credit to Landlord in accordance with the terms of this Article 30, which new Letter of Credit shall replace the existing Letter of Credit then held by Landlord hereunder, then Landlord, within a reasonable period of time after receiving the new Letter of Credit, shall return the existing Letter of Credit to Tenant and cooperate with Tenant in providing any correspondence reasonably required by the Bank to effectuate the termination of such returned Letter of Credit, and Landlord's acceptance of the new Letter of Credit and subsequent return of the existing Letter of Credit shall be deemed to be a contemporaneous exchange.
Section 30.2    Transfer of Letter of Credit by Landlord. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit to another party, person or entity, as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord's interest in the Building, Landlord shall transfer the Letter of Credit to the transferee and thereupon Landlord, without any further agreement between the parties, shall be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith.
Section 30.3    Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) Business Days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or, at Tenant's option, an amendment to the existing Letter of Credit reinstating the face amount of the Letter of Credit to the Letter of Credit Amount), and any such additional letter(s) of credit shall comply with all of the provisions of this Article 30, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 15.1 of this Lease, the same

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shall constitute a Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than sixty (60) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 30, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article 30, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord's other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant's creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
Section 30.4    Landlord's Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall breach any provision of this Lease or otherwise be in Default hereunder, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or Default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or Default. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a "draw" by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant's

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bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
Section 30.5    Reduction of Letter of Credit Amount. Provided that, as of the third (3rd) anniversary of the Fifteenth Floor Commencement Date and on each anniversary of the Fifteenth Floor Commencement Date thereafter (each such anniversary being referred to herein as a "Reduction Date"), (i) not more than one monetary Default under this Lease shall have occurred during 12 month period immediately preceding such Reduction Date, (ii) no Default under this Lease shall then be continuing as of such Reduction Date, (iii) Tenant has had an "EBITDA," as that term is defined below, equal to at least Twenty-Five Millions Dollars ($25,000,000.00) during the twelve (12) month period immediately preceding, and as reflected in, Tenant's most recent (annual or quarterly, as applicable) earnings report as of the Reduction Date, and (iv) Tenant has operating revenue of at least Three Hundred Fifty Million Dollars ($350,000,000.00) during the twelve (12) month period immediately preceding, and as reflected in, Tenant's most recent (annual or quarterly, as applicable) earnings report as of the Reduction Date, the Letter of Credit Amount shall be reduced by Six Hundred Seventeen Thousand Four Hundred Sixty-One and 80/100 Dollars ($617,461.80); provided that, in no event shall the Letter of Credit Amount be reduced below Six Hundred Seventeen Thousand Four Hundred Sixty-One and 80/100 Dollars ($617,461.80) at any time during the Term (as the same may be extended). If the conditions for reduction set forth in items (i) and (ii) of the immediately preceding sentence are not satisfied on any given Reduction Date, then the Letter of Credit Amount shall not be reduced on such Reduction Date, although the Letter of Credit thereafter may be reduced (upon satisfaction of said conditions for reduction) on any future Reduction Date. For purposes of this Lease, "EBITDA," shall mean Tenant's Earnings Before Interest, Taxes, Depreciation and Amortization, determined in accordance with GAAP. In the event that the Letter of Credit Amount is reduced pursuant to this Section 30.5, then, at any time after the applicable Reduction Date, Tenant shall have the right to tender to Landlord a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit, conforming in all respects to the requirements of this Article 30, in the amount of the reduced Letter of Credit Amount, in which event (i) in the event of the delivery of a new Letter of Credit, Landlord, within a reasonable period of time after receiving the new letter of Credit, shall return the existing Letter of Credit then held by Landlord to Tenant and cooperate with Tenant in providing any correspondence reasonably required by the Bank to effectuate the termination of such returned Letter of Credit, and Landlord's acceptance of the new Letter of Credit and subsequent return of the existing Letter of Credit shall be deemed to be a contemporaneous exchange; or (ii) in the event of the delivery of an amendment to the existing Letter of Credit satisfying the requirements of this Section 30.5, Landlord shall promptly execute such amendment, if applicable. Tenant shall pay all expenses, points and fees incurred by Tenant or Landlord in connection with the replacement or amended Letter of Credit.
Section 30.6    Letter of Credit Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a "security deposit" within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a "security deposit" within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.
[Signatures to appear on the following page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD: 595 MARKET STREET, INC., a Delaware corporation By: /s/ Steven R. Wechsler Name: Steven R. Wechsler Title: Senior Managing Director	TENANT: LENDINGCLUB CORPORATION, a Delaware corporation By: /s/ Renaud Laplanche Name: Renaud Laplanche Title: CEO By: /s/ Carrie Dolan Name: Carrie Dolan Title: CFO

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EXHIBIT A-1
Floor Plan
The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
[ATTACHED]

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MARKET STREET
SECOND STREET
TRANSFORMER VAULT
1,076 S.F.
TRANSFORMER VAULT
TELEPHONE
LIFE SAFETY
SWITCHGEAR
(NO ACCESS)
WATER STG
FIRE PUMP
(LADDER)
FAN RM.
156 S.F.
STAIR #2
PIT
310 S.F.
SHAFT
LOBBY
PIT
80 S.F.
70 S.F.
FRGHT. ELEV.
WOMEN
MEN
LOCKER ROOMS
U.S. MAIL ROOM
STAIR #1
FAN RM.
194 S.F.
153 S.F.
JANITORIAL STORAGE (TOWER)
STAIR #3
184 S.F.
85 S.F.
JANITORIAL SINK & MATERIAL (STORAGE)
ELEVATOR MACH. RM.
BUILDING MECHANICAL ROOMS (HEATING)
INTAKE PLENUM
EXHAUST PLENUM

TISHMAN SPEYER

595 MARKET STREET

FLOOR - BASEMENT

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MARKET STREET
SECOND STREET
STEVENSON STREET
LOBBY
reception
STAIR # 3
LOADING DOCK
RAMP DN
UP
DN

TISHMAN SPEYER

595 MARKET STREET FLOOR - 1 LOBBY

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MARKET STREET
SECOND STREET
STEVENSON STREET
STR.1
LOW RISE ELEVATOR LOBBY
ELEC/TEL RM.
ESCALATOR
HIGH RISE ELEVATOR LOBBY
STR.2
SHAFT

TISHMAN SPEYER

595 MARKET STREET **FLOOR - 2**

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(OPEN TO BELOW)
SHAFT
STAIR #1 (TRANSFER)
ELEC/TEL
SHAFT
SHAFT
CATWALK
STAIR #2 (TRANSFER)
SHAFT
SHAFT
(OPEN TO BELOW)

TISHMAN SPEYER

595 MARKET STREET

FLOOR - 3

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MARKET STREET
SECOND STREET
STEVENSON STREET
ELEC
WOMEN
ELEC & TELEPHONE
400

TISHMAN SPEYER

595 MARKET STREET

FLOOR - 4

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MARKET STREET
1400
1450
SHAFT
STAIR #1
STAIR #2
ELEC. & L.S.
ELEC./TEL
SECOND STREET
STEVENSON STREET

TISHMAN SPEYER

595 MARKET STREET FLOOR - 14

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MARKET STREET
SECOND STREET
1500
STEVENSON STREET

TISHMAN SPEYER

595 MARKET STREET FLOOR - 15

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MARKET STREET
SECOND STREET
STEVENSON STREET
1600
SHAFT
N.I.C.
LOBBY
SHAFT
ELEC. & L.S.
STAIR #2
STAIR #1
ELEC./TEL
MEN
JAN
SHAFT
SHAFT

TISHMAN SPEYER

595 MARKET STREET **FLOOR - 16**

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MARKET STREET
SECOND STREET
STEVENSON STREET
1700
STAIR #1
STAIR #2
SHAFT

TISHMAN SPEYER

595 MARKET STREET

FLOOR - 17

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MARKET STREET
2200
2250
ELEC. & L.S.
STAIR #2
STAIR #1
ELEV. LOBBY
SHAFT
SHAFT
SHAFT
JAN
MEN
ELEC./TEL.
SECOND STREET
STEVENSON STREET

TISHMAN SPEYER

595 MARKET STREET FLOOR - 22

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EXHIBIT A-2
Floor Plan of Alternate Premises
The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.
[ATTACHED]

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT A-2

MARKET STREET
SECOND STREET
STEVENSON STREET
600
610
630
680
ELEV. LOBBY
STAIR #1
STAIR #2
ELEC. & L.S.
ELEC./TEL
SHAFT
SHAFT
SHAFT
SHAFT
MEN
TEL
TEL

TISHMAN SPEYER

5 9 5 M A R K E T S T R E E T **F L O O R - 6**

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MARKET STREET
1340
1330
ELEV. LOBBY
SHAFT
STAIR #1
STAIR #2
WOMEN
MEN
ELEC. & L.S.
ELEC./TEL.
TEL
JAN
1300
SECOND STREET
STEVENSON STREET

TISHMAN SPEYER

595 MARKET STREET FLOOR - 13

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EXHIBIT B
Definitions
Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its "base rate" (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its "base rate").
Building Standard Installations: The type of core and shell improvements typically provided by Landlord in connection with the initial occupancy of tenants in the Building.
Building Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises (excluding, however, supplemental HVAC systems of tenants, sprinklers and the horizontal distribution systems within and servicing the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises).
Business Days: All days, excluding Saturdays, Sundays and Observed Holidays.
Common Areas: The lobby, plaza and sidewalk areas, and other similar areas of general access and the areas on individual multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms, and other similar facilities serving the Premises.
Comparable Buildings: First-class office buildings of comparable age and quality located in the financial district of San Francisco, California.
Design Problem: Will be deemed to exist if any Tenant Improvements or Alterations (a) are structural or adversely affect any Building Systems, (b) affect the exterior appearance of the Building, (c) affect the certificate of occupancy issued for the Building or the Premises, (d) unreasonably interfere with any other occupant's normal and customary office operation, (e) fail to meet or exceed the Standard Tenant Improvement Specifications (or to comply with the Standard Tenant Improvement Specifications to the extent required under Section 3.1 of the Work Letter) or the Tenant Construction Guidelines, or (f) violate any Requirements.
Excluded Expenses:
(a)     Taxes;
(b)     franchise or income taxes imposed upon Landlord;
(c)     mortgage amortization and interest, except to the extent the same may be included in Operating Expenses pursuant to the terms of Section 7.1(e) of this Lease;

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(d)     leasing commissions;
(e)     the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including work letters and concessions;
(f)     fixed rent under Superior Leases, if any;
(g)     management fees to the extent in excess of 3.5% of the gross rentals and other revenues collected for the Real Property;
(h)     wages, salaries and benefits paid to any persons above the grade of property manager or chief engineer (or employees with equivalent responsibilities regardless of job title) and their respective immediate supervisors (provided that Operating Expenses expressly include commercially reasonable employee severance benefits paid to persons at or below the level of property manager or chief engineer and their respective immediate supervisors commensurate with the practice of owners of Comparable Buildings);
(i)     legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Real Property or any part of either, or (C) negotiations of leases, contracts of sale or mortgages;
(j)     costs of services provided to other tenants of the Building on a "rent-inclusion" basis which are not provided to Tenant on such basis;
(k)     costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursed by Tenant or other tenants other than pursuant to an expense escalation clause;
(l)     costs in the nature of penalties or fines;
(m)     costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an "arm's length" or unrelated situation for comparable services, supplies or repairs;
(n)     allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building;
(o)     advertising and promotional expenses in connection with leasing of the Building;
(p)     the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost (other than payments

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for key deposits, use of towels or other incidental items) or on a subsidized basis consistent with other users;
(q)     any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord's failure to timely pay Operating Expenses or Taxes;
(r)     costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (classified as such on the Effective Date) existing in the Premises in violation of applicable Requirements as of the Effective Date hereof;
(s)    the cost of capital improvements, capital replacements or capital repairs other than Permitted Capital Expenditures;
(t)    costs relating to maintaining Landlord's existence, either as a corporation, partnership, or other entity, such as trustee's fees, annual fees, partnership or organization or administration expenses, deed recordation expenses, as well as the operation of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, as well as partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of any disputes between Landlord and its employees, disputes of Landlord with Building management or personnel, or outside fees paid in connection with disputes with other tenants;
(u)    the entertainment expenses and travel expenses of Landlord, its employees, agents, partners and affiliates (provided that Operating Expenses shall expressly include (i) employment-related travel expenses that are commensurate with the practices of owners of Comparable Buildings and (ii) the costs and expenses of tenant parties to the extent that such events are made available to all tenants of the Building, rather than specific tenants only);
(v)    acquisition costs for sculptures, paintings, or other art;
(w)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Real Property unless such wages and benefits are prorated to reflect time spent on operating and managing the Real Property vis-à-vis time spent on matters unrelated to operating and managing the Real Property; and
(x)    any cost to repair the Base, Shell and Core, the Common Areas, or the Building structure to the extent covered by warranties or guaranties.
Governmental Authority: The United States of America, the City of San Francisco, County of San Francisco, or State of California, or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property.

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Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as "hazardous substances," "toxic substances," "contaminants," "pollutants" or words of similar import.
HVAC System: The Building System designed to provide heating, ventilation and air conditioning.
Indemnitees: Landlord, Landlord's Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.
Lease Year: The first Lease Year with respect to each applicable portion of the Premises shall commence on the applicable Commencement Date for such portion of the Premises and shall end on the last day of the calendar month preceding the month in which the first anniversary of such applicable Commencement Date occurs. Each succeeding Lease Year with respect to such portion of the Premises shall commence on the day following the end of the preceding Lease Year for such portion of the Premises and shall extend for 12 consecutive months; provided, however, that the last Lease Year applicable to all of the Premises shall expire on the Expiration Date.
Lessor: A lessor under a Superior Lease.
Losses: Any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys' fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Real Property or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.
Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.
Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.
Observed Holidays: New Year's Day, Martin Luther King Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, plus days observed by the State of California, the City of San Francisco, and/or the labor unions servicing the Building as holidays.

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Ordinary Business Hours: 8:00 a.m. to 6:00 p.m. on Business Days and 8:00 a.m. to 2:00 p.m. on Saturdays.
Premises Fixtures: Supplemental HVAC systems within the Premises (whether located above or below the finished ceilings or the floors in the Premises), Tenant's security systems and facilities for or in the Premises (whether located above or below the finished ceilings or the floors in the Premises and whether or not such systems and facilities may be compatible with the Building's security system), all non-Building standard lighting in the Premises (including, without limitation, any wall-mounted lighting), and other systems or equipment otherwise related to Premises Systems but located below the finished ceilings (other than those which are part of the finished ceiling grid) or above the floors in the Premises, and any horizontal distribution systems within and servicing the Premises otherwise related to Premises Systems (whether located above or below the finished ceilings or the floors of the Premises) that were installed by Tenant as part of subsequent Alterations.
Premises Systems: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, life-safety, elevator and other service systems or facilities of the Building beyond the point of connection of localized distribution to the Premises (including the horizontal distribution systems within and serving the Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, life-safety and other service systems are distributed from the base Building risers, feeders, panelboards, etc. for provision of such services to the Premises) that (i) are installed by Landlord (including as part of the Tenant Improvements) and (ii) are located above the finished ceilings or are part of the finished ceiling grid (expressly including Building standard down-light and tube-lighting fixtures (but not other lighting fixtures), as well as sprinkler heads, smoke detectors, speakers, enunciators and strobes that are part of the fire alarm and life-safety system) or are located below the floors in the Premises (excluding in each instance, however, Premises Fixtures).
Prohibited Use: Any use or occupancy of the Premises that in Landlord's reasonable judgment would: (a) cause damage to the Real Property or any equipment, facilities or other systems therein; (b) impair the exterior appearance of the Real Property; (c) materially interfere with the efficient and economical maintenance, operation and repair of the Premises or the Real Property or the equipment, facilities or systems thereof; (d) adversely affect any service provided to, and/or the use and occupancy by, any tenant or occupant of the Real Property in any material way, and/or injure or annoy any Building tenant or occupants by reason of noise, odors, or vibrations; (e) violate the certificate of occupancy issued for the Premises or the Building; (f) materially and adversely affect the first-class image of the Real Property or (g) result in protests or civil disorder or commotions at, or other disruptions of the normal business activities in, the Real Property. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar that is open to the public; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain) and/or warming kitchens installed for the use of Tenant's employees and visitors only), liquor, tobacco or

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drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant's own business); (iv) a school or classroom (which will not be deemed to preclude Tenant from constructing and operating a training room for Tenant's employees and/or clients); (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant's offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purposes or any activity constituting a nuisance.
Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including, without limitation, (A) the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and (B) any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Real Property or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, (iv) utility service providers, and (v) Mortgagees or Lessors. "Requirements" shall also include the terms and conditions of any certificate of occupancy issued for the Premises or the Building, and any other covenants, conditions or restrictions affecting the Building and/or the Real Property from time to time.
Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit F, as they may be modified from time to time by Landlord.
Specialty Alterations: Alterations which are not standard office installations such as kitchens, executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, and other Alterations of a similar character; however, Specialty Alterations shall expressly exclude the stairwell located between the Concourse Level Premises and the Second Floor Premises. All Specialty Alterations are Above-Building Standard Installations.
Substantial Completion: As to any construction performed by any party in or serving the Premises, "Substantial Completion" or "Substantially Completed" means that such work has been completed, as reasonably determined by performing party's architect, in accordance

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with (a) the provisions of this Lease applicable thereto, (b) the plans and specifications for such work, and (c) all applicable Requirements, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which and the work of completion of which does not materially interfere with Tenant's use of the Premises ("Punch List Items").
Superior Lease(s): Any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.
Tax Code: The Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended.
Tenant Delay: Any action or inaction by Tenant, which actually delays Landlord in fulfilling any of Landlord's obligations under the Work Letter, which action or inaction is not cured within two (2) Business Days following notice to Tenant (which may be delivered via electronic mail to Tenant's representative identified in Section 7.1 of the Work Letter) specifying in reasonable detail the nature of the action or inaction the delayed obligation (in any event, Landlord will at all times use reasonable efforts to mitigate the potential effect of any action or inaction which could constitute Tenant Delay).
Tenant-Insured Improvements: All Tenant Improvements, Alterations and any other alterations, modifications or tenant improvements in the Premises, regardless of whether such Tenant Improvements, Alterations, or other alterations, modifications or tenant improvements are installed by Landlord or Tenant.
Tenant Party: Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.
Tenant's Property: Tenant's movable fixtures and movable partitions, telephone and other equipment, computer systems, telecommunications, data and other cabling, trade fixtures, furniture, furnishings, and other items of personal property which are removable without material damage to the Building.
Unavoidable Delays: A party's inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by such party (other than the obligation to pay any sum due) or such party's inability to make or delay in making any repairs, additions, alterations, improvements or decorations or such party's inability to supply or delay in supplying any equipment or fixtures, if such party's inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond such party's reasonable control, including governmental preemption in connection with a national emergency, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by the other or other tenants, mechanical breakdown, acts of God, acts of war, enemy action, terrorism, bio-terrorism, civil commotion, fire or other casualty.

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EXHIBIT C
Work Letter
This Work Letter shall set forth the terms and conditions relating to (i) the "Base, Shell and Core Work", as that term is defined in Section 1.1.1 below and (ii) the construction of the "Tenant Improvements," as that term is defined in Section 2.1 below, in the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of "the Lease" shall mean the relevant portion of Articles 1 through 30 of the Lease to which this Work Letter is attached as Exhibit C and of which this Work Letter forms a part, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portion of Sections 1 through 6 of this Work Letter. Landlord and Tenant acknowledge and agree that different portions of the Premises will be delivered to Tenant at different times and that Tenant may elect to construct the Premises on a portion-by-portion basis, in which event the terms of this Work Letter shall apply separately to each portion of the Premises being constructed separately (or to multiple portions of the Premises being constructed simultaneously as a single construction project), references to the term “Premises” shall be deemed to refer to such portions being constructed as part of a single construction project as the context may require, and the references to term “Tenant Improvements” shall be deemed to refer to those Tenant Improvements being constructed for such portions of the Premises and as the context may require. All initially capitalized words not separately defined herein shall have the meanings given to such words in the Lease.
SECTION 1

LANDLORD'S INITIAL CONSTRUCTION IN THE PREMISES
1.1    Base, Shell and Core and Base, Shell and Core Work. Landlord has constructed, the base, shell and core, including mechanical systems, restrooms and elevator lobbies (i) of the Premises and (ii) of the floor or floors of the Building on which each portion of the Premises is located (collectively, the "Base, Shell and Core"). Tenant acknowledges that Tenant has thoroughly examined the Premises and that, subject to the express terms of this Tenant Work Letter, upon the mutual execution and delivery of this Lease, Tenant shall accept the Base, Shell and Core from Landlord in their "as is" condition as of the Effective Date. The foregoing shall in no event be deemed to modify Landlord's repair and maintenance obligations, as and to the extent set forth in the Lease. Notwithstanding the foregoing, Landlord shall construct and perform, at its sole cost and expense, and without deduction from the "Tenant Improvement Allowance," as that term is defined in Section 2.1 below, the work described in Schedule 1 attached hereto (collectively, "Base, Shell and Core Work"). Subject to any time periods set forth in Schedule 1 for the performance of certain items, the Base, Shell and Core shall be in good operating order and in compliance with all applicable Requirements in effect as of the applicable Delivery Date to the extent necessary to obtain a certificate of occupancy or its legal equivalent for each portion of the Premises; provided,

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however, Tenant hereby acknowledges and agrees that Tenant (not Landlord) shall be solely responsible for making any changes to the restrooms located on the second (2nd) floor of the Building to the extent necessary to cause the same to comply with Code.
1.2    Landlord Work. In addition to Landlord's obligation to construct the Base, Shell and Core Work, Landlord shall, at Landlord's sole cost and expense, and without deduction from the Tenant Improvement Allowance, complete the work set forth on Schedule 2 (collectively, the "Landlord Work") on or before the dates set forth on Schedule 2, attached hereto (where applicable). Additionally, Landlord shall, on or before the applicable Delivery Date for each portion of the Premises, remove from such portion of the Premises all existing data and telephone cabling located therein and any furniture, fixtures and equipment (which work shall be deemed part of the Landlord Work).
1.3    Warranty Walk-Through. Landlord shall procure from all contractors and/or vendors performing work or supplying equipment or materials in connection with the Base, Shell and Core Work, a warranty with respect to such work or materials for one (1) year following Substantial Completion of the Base, Shell and Core Work. On or about the date that is thirty (30) days following completion of any Base, Shell and Core Work in any applicable portion of the Premises, at Tenant's request, Landlord and Tenant shall meet and confer in good faith in order to compile a list of items (if any), which represent components of the Base, Shell and Core Work in such portion of the Premises which are defective or deficient (the "Warranty Walk-Through", and such items being referred to as "Warranty Items"). Promptly following the Warranty Walk-Through and the compilation of such list of Warranty Items, Landlord, at Landlord's sole cost and expense, will diligently seek to enforce all applicable warranties with respect to any Warranty Items.
1.4    Cooperation. Tenant hereby acknowledges that Landlord may be performing construction of some of the Base, Shell and Core Work and the Landlord Work during the period in which Tenant is constructing the Tenant Improvements pursuant to this Work Letter. In connection with the foregoing, during such periods, Landlord will allow Tenant and Tenant's employees, consultants, contractors and vendors to have access to the applicable portion of the Premises as early as possible prior to Landlord's Delivery of the applicable portion of the Premises to Tenant in order to allow Tenant to plan and, subject to Landlord's approval, perform limited investigation in advance of construction of the Tenant Improvements therein (but not to commence construction or store materials prior to Delivery Date of the applicable portion of the Premises), and following the applicable Delivery of the Premises to Tenant, Tenant will allow Landlord, Landlord's employees, vendors and contractors to have access such applicable portion of the Premises in order to allow them to complete the Base, Shell and Core Work and the Landlord Work, and thus there will at times be certain "overlap" pursuant to which both Landlord's representatives, employees, vendors and contractors and Tenant's representatives, employees, vendors and contractors may be present and performing work in a portion of the Premises concurrently. During any such "overlap" period(s) when both parties and/or their respective employees, vendors, contractors or consultants are concurrently performing work in, or accessing, any portion of the Premises, neither party shall unreasonably interfere with or delay the work of the other party and/or its contractors or consultants,

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and both parties shall mutually coordinate and cooperate with each other, and shall cause their respective employees, vendors, contractors, and consultants to work in harmony with and to mutually coordinate and cooperate with the other's employees, vendors, contractors and consultants, respectively, to minimize any interference or delay by either party with respect to the other party's work. As Tenant proceeds with the design and planning and construction of the Tenant Improvements pursuant to this Work Letter and as Landlord proceeds with its planning for and construction of the Base, Shell and Core Work and the Landlord Work, the parties agree to cooperate diligently, reasonably and in good faith to develop a mutually agreeable construction schedule for the Base, Shell and Core Work, the Landlord Work, and the Tenant Improvements.
SECTION 2

TENANT IMPROVEMENTS
2.1    Tenant Improvement Allowance. Tenant shall be entitled to a tenant improvement allowance (the "Tenant Improvement Allowance") in the aggregate of the amounts specified for each applicable portion of the Premises in Article 1 of this Lease (which amount shall be $6,955,725.00 assuming that this Lease is not terminated with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises as provided in Section 2.2(b)(iv) of this Lease; and the amount of Tenant Improvement Allowance will be revised as necessary to reflect, if and as applicable (i) such termination of the Lease with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises, and (ii) the addition of the Alternate Premises as provided in Section 2.2(b)(v) of this Lease) for the costs relating to the initial design and construction of Tenant's improvements which are affixed to the Premises (the "Tenant Improvements"). Landlord hereby acknowledges and agrees that, subject to the terms hereof, Tenant may allocate the Tenant Improvement Allowance unevenly among the various portions of the Premises, provided that in no event shall Tenant (a) have the right to allocate more than $80.00 per rentable square foot to any particular portion of the Premises, nor (b) be entitled at any time to more than the then remaining undisbursed portion of the total aggregate Tenant Improvement Allowance. For each separate construction project involving construction of Tenant Improvements in any portion(s) of the Premises, Tenant shall notify Landlord in writing, not later than the date that Tenant provides Landlord with the detailed breakdown of Final Costs for such construction project in accordance with the terms of Section 4.2.1 of this Work Letter, of the amount of the Tenant Improvement Allowance that Tenant is allocating to such portion(s) of the Premises in connection with such construction project, subject to the limitations set forth in the preceding sentence. In the event that Tenant fails to timely notify Landlord of any such allocation, then Tenant shall be deemed to have allocated the applicable portion of the Tenant Improvement Allowance specified in Article 1 of this Lease for each applicable portion of the Premises that is the subject of such construction project. For purposes of any particular construction project, references to the term "Tenant Improvement Allowance" shall be deemed to refer to that portion of the total aggregate of the Tenant Improvement Allowance allocated (or deemed allocated) to the portion(s) of the Premises that are subject to such construction project.

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Except as set forth in Section 1 above, in no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance, except to the extent specifically required by the terms of the Lease and this Work Letter. All Tenant Improvements for which the Tenant Improvement Allowance has been utilized shall be deemed Landlord's property under the terms of the Lease. In the event that Tenant shall fail to use the entire Tenant Improvement Allowance (whether for Tenant Improvements or as a credit against Fixed Rent, as and to the extent permitted hereunder) within one (1) year following the Fourth Floor Commencement Date (the "Allowance Window"), such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto (whether as a Rent credit, cash payment or otherwise). The Allowance Window shall be extended on a day-for-day basis for each day that Tenant's construction is delayed due to an Unavoidable Delay or a Landlord Delay, provided that in no event will the Allowance Window be extended beyond forty-five (45) days for Unavoidable Delays.
2.2    Disbursement of the Tenant Improvement Allowance.
2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):
2.2.1.1 Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, and their respective consultants and reimbursables, of Tenant's consultants for project management and other engineers and/or consultants for design, construction and move into the Premises, including for lighting, HVAC and audio video equipment, which payment shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to $5.00 per rentable square foot of the Premises, and payment of the out-of-pocket fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings", as that term is defined in Section 3.1 of this Work Letter;
2.2.1.2 The payment of plan check, plan check expeditor, permit and license fees relating to construction of the Tenant Improvements;
2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, supplemental HVAC, after hours charges, testing and inspection costs, and freight elevator usage, trash removal costs, and contractors' fees and general conditions;
2.2.1.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) but not to the extent such charges represent corrections to deficiencies in Landlord's construction of the Base, Shell and Core Work, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");

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2.2.1.6 The "Landlord Coordination Fee," as that term is defined in Section 6.10 of this Work Letter;
2.2.1.7 Sales and use taxes; and
2.2.1.8 Any costs and/or expenses which are (i) the obligation of Tenant under this Work Letter, or (ii) expressly designated in the Lease as costs and/or expenses which may be deducted from the Tenant Improvement Allowance.
2.2.2 Disbursement of Tenant Improvement Allowance. During the design and construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
2.2.2.1 Monthly Disbursements. On or before the twenty-fifth (25th) day of each calendar month after the Effective Date (or such other date as Landlord may designate) ("Submitted Date") during the design and/or construction of the Tenant Improvements or Tenant's move into the Premises or afterwards if the Tenant Improvement Allowance has not been exhausted, Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1.1 of this Work Letter (or reimbursement to Tenant if Tenant has already paid the Contractor or other person or entity entitled to payment), and/or "Tenant's Agents," as that term is defined in Section 4.1.2 of this Work Letter, and/or to Tenant, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed and, or when appropriate, the work and/or services provided by Tenant's Agents, which shall be certified by the Architect and Tenant; (ii) invoices from Tenant's Agents related to the request for payment, for labor rendered and materials delivered to the Premises and/or services performed in the design and engineering of the Tenant Improvements; (iii) executed mechanic's lien releases (either conditional or unconditional, as appropriate) from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138, provided, however, that with respect to fees and expenses of the Architect, or construction or project managers or other similar consultants, and/or any other pre-construction items for which the payment scheme set forth in clause (i) above, of this Work Letter, is not applicable (collectively, the "Non Contribution Items"), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, a reasonably particularized invoice of the cost for the applicable Non-Contribution Items (unless Landlord has received a preliminary notice in connection with such costs, in which event, conditional lien releases must be submitted in connection with such costs); and (iv) all other information related to the design and construction of the Tenant Improvements reasonably requested by Landlord. Tenant's request for payment shall be deemed (vis-à-vis Landlord) Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. On or before the date that is forty-five (45) days after such submission, Landlord shall deliver a check to Tenant made jointly payable to Tenant and the Contractor, the Architect or the Engineers or such other Tenant's Agents as Tenant may request, as applicable, in payment of the lesser of: (A) the amounts so requested by Tenant (less any amount payable by Tenant pursuant to Section 4.2.1, below), as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention") (as more fully described below), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention); provided that, if Landlord, in good faith, disputes any item in a request for

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payment based on non-compliance of any work with the Approved Working Drawings or due to any substandard work and delivers a written objection to such item setting forth with reasonable particularity Landlord's reasons for its dispute (a "Draw Dispute Notice") within five (5) Business Days following Tenant's submission of such draw request, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to resolve any such dispute with diligence and dispatch. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request. Notwithstanding anything set forth herein to the contrary, with respect to draws of the Tenant Improvement Allowance, Tenant may elect to make a lump-sum draw following the completion of the Tenant Improvements in a particular portion of the Premises, as opposed to monthly draw requests.
2.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and the Contractor or to such of Tenant's Agents as may be applicable shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138, (ii) Landlord has determined that no substandard work exists that materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building, (iii) Architect delivers to Landlord a certificate, in the form of the then applicable standard AIA document, certifying that the construction of the Tenant Improvements in the Premises has been Substantially Completed, and (iv) Tenant supplies Landlord with evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained, and (v) Tenant has fulfilled its obligations pursuant to the terms of item (i) of Section 4.3 of this Work Letter and has otherwise complied with Landlord's commercially reasonable "close-out" requirements regarding city approvals, closeout tasks, closeout documentation regarding the general contractor, financial close-out matters, and tenant vendors.
2.2.2.3 Other Terms; Fixed Rent Abatement. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. Except as otherwise set forth in the Lease, all Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed to automatically become Landlord's property upon the expiration or earlier termination of the Lease. To the extent that a dispute shall arise as to whether certain amounts of the Tenant Improvement Allowance are due and/or payable to Tenant, any amounts which are not the subject of such dispute, shall be disbursed by Landlord, subject to the terms of this Work Letter. Notwithstanding the foregoing, Tenant shall have the right, exercisable by written notice to Landlord delivered within thirty (30) days after the completion of the last construction project involving construction of the Tenant Improvements, to elect to apply up to $5.00 per rentable square foot of the entire Premises of the unused and undisbursed portion, if any, of the Tenant Improvement Allowance as a credit against the Fixed Rent next due and owing by Tenant under the Lease. Notwithstanding anything contained herein to the contrary, but subject to the terms of Section 2.1, above, in the event that the total aggregate Tenant Improvement Allowance is not fully utilized by Tenant under this Work Letter (whether for Tenant Improvements or as a credit against Fixed Rent, as and to the extent permitted hereunder) prior to the expiration of the Allowance Window, then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto.

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2.2.2.4    Offset Right. If and to the extent that Landlord fails to fund any portion of the Tenant Improvement Allowance within sixty (60) following the date the same is due and payable pursuant to the terms hereof, and such failure continues for five (5) Business Days after Tenant's delivery of a second written notice to Landlord that contains the following statement in bold and capital letters: "THIS IS A SECOND REQUEST FOR REIMBURSEMENT PURSUANT TO THE PROVISIONS OF SECTION 2.2.2.4 OF THE WORK LETTER. IF LANDLORD FAILS TO MAKE REIMBURSEMENT OR OBJECT TO TENANT'S REQUEST WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO OFFSET AGAINST RENT.", then Tenant shall be entitled to pay such unfunded amount to the applicable party and deduct the same, together with interest at the Interest Rate, from Fixed Rent next due and payable by Tenant under the Lease, provided that Tenant will concurrently deliver notice to Landlord of the amount so funded by Tenant. Notwithstanding the foregoing, Tenant shall not be entitled to offset against Fixed Rent, pursuant to this Section 2.2.2.4, any portion of the Tenant Improvement Allowance that is the subject of a good faith dispute between Landlord and Tenant so long as Landlord has provided Tenant with written notice regarding such dispute, in the form of a Draw Dispute Notice or otherwise, prior to the expiration of the five (5) Business Day period described above in this Section 2.2.2.4. If Tenant commences to offset any unfunded amount of the Tenant Improvement Allowance pursuant to the provisions of this Section 2.2.2.4, Landlord shall have the right, at any time, to pay to Tenant all or any portion of the then-unfunded amount and accrued interest, in which event Tenant shall have no further right to continue such offset with respect to the amount so paid. Notwithstanding the terms of this Section 2.2.2.4, Tenant hereby acknowledges and agrees that (a) terms of this Section 2.2.2.4 shall only be applicable as between Landlord and Tenant, and (b) in no event shall any Mortgagee or Lessor be required to recognize or comply with the terms of this Section 2.2.2.4, unless otherwise agreed to in writing by any such Mortgagee or Lessor, which agreement shall not be deemed a requirement of a "commercially reasonable" SNDA.
2.3    Standard Tenant Improvement Specifications; Tenant Construction Guidelines. Landlord has established specifications (the "Standard Tenant Improvement Specifications") for the Building standard components to be used in the construction of the Tenant Improvements in the Premises. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Standard Tenant Improvement Specifications, provided that Landlord may, at Landlord's option, require the Tenant Improvements to comply with certain of the Standard Tenant Improvement Specifications. Additionally, Tenant shall cause the Tenant Improvements to be designed and performed in compliance with the 595 Market Street Tenant Construction Guidelines delivered to Tenant governing construction of tenant improvements in the Building (the "Tenant Construction Guidelines"). The Standard Tenant Improvement Specifications are set forth in the Tenant Construction Guidelines. Landlord may make changes to the Standard Tenant Improvement Specifications and the Tenant Construction Guidelines from time to time; provided, however, that any such changes shall not apply with respect to any Construction Drawings that have been previously approved by Landlord prior to the date of such change.
SECTION 3

CONSTRUCTION DRAWINGS

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3.1    Selection of Architect/Construction Drawings. Tenant shall retain a reputable architect selected by Tenant and reasonably approved by Landlord (such retained party, the "Architect"), to prepare the Construction Drawings; Landlord hereby approves Rapt Studio Architects as the Architect. Tenant shall retain engineering consultants selected by Tenant and reasonably approved by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, and plumbing work in the Premises, which work is not part of the Base, Shell and Core; provided, however, Tenant shall be required to retain Landlord's designated fire alarm/life safety subcontractor, Bilcor, and Landlord's designated HVAC controls subcontractor, Siemen Control, provided that such subcontractors will charge commercially competitive rates for their services. However, subject to the foregoing, Landlord acknowledges that Tenant may elect to use the plans and drawings prepared by Architect for the purpose of retaining so-called design-build subcontractors (the "Design-Build Subcontractors") for the design (including preparation of plans and working drawings) and completion of some or all of the Systems Work (as defined below), in which event Landlord shall have the right to review and approve the scope and design of all improvements proposed to be performed by the Design-Build Subcontractors (including, without limitation, for consistency and compatibility of such proposed improvements with the Base Building and the Building Systems). All costs incurred by Landlord in connection with Landlord's review of the scope and design of improvements proposed to be performed by the Design-Build Subcontractors shall be at Tenant's cost and shall be deducted from the Tenant Improvement Allowance. As used herein, "Systems Work" means any alterations or improvements performed by Tenant in connection with the Tenant Improvements to the mechanical, electrical, plumbing, HVAC, life safety or sprinklers in the Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings," and shall comply with all applicable Requirements. All Construction Drawings shall materially comply with or exceed the Standard Tenant Improvement Specifications, shall comply with the Tenant Construction Guidelines, and shall be subject to Landlord's approval (which approval, except as otherwise expressly provided, herein, shall not be unreasonably withheld); provided that, it shall be deemed reasonable for Landlord to withhold its consent if a Design Problem exists; and further provided that, Tenant acknowledges and understands that Landlord is particularly concerned about the appearance of the Suite 100 Premises and the Second Floor Premises (both from the Building lobby, as well as from the exterior of the Building) and, accordingly, Landlord shall have the right to review and approve (in Landlord's reasonable discretion) the Construction Drawings for the Suite 100 Premises and the Second Floor Premises, as well as the furniture plan for the Suite 100 Premises and the Second Floor Premises, and all furniture, fixtures, equipment and personal property located in, and visible from the exterior of, the Suite 100 Premises and/or the Second Floor Premises; provided, however, Tenant acknowledges that it shall be deemed reasonable for Landlord to withhold its approval to the Construction Drawings to the extent any Tenant Improvements set forth therein (or any such furniture, fixtures, equipment or other personal property) that would be visible from the exterior of the Suite 100 Premises and/or the Second Floor Premises are not consistent with the quality and style of the Building and Real Property. Landlord hereby approves the conceptual plan for the Second Floor Premises attached hereto as Schedule 3; provided, however, said conceptual plan is merely a hypothetical example of improvements and personal property that Landlord would reasonably approve and is not intended

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to constitute any obligation on the part of Tenant to construct or install all or any portion of the improvements and personal property shown thereon. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith. Tenant's waiver and indemnity set forth in Article 25 of this Lease shall specifically apply to the Construction Drawings.
3.2    Final Space Plan. Tenant and the Architect shall prepare the final space plan for the Tenant Improvements (the "Final Space Plan"), and shall deliver the Final Space Plan to Landlord for Landlord's approval. The Final Space Plan shall show all corridors, internal offices and partitions, paths of travel, and exiting. Landlord shall advise Tenant within ten (10) Business Days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect; if Landlord disapproves the Final Space Plan, Landlord will include in Landlord's notice of disapproval a reasonably detailed description of the basis for such disapproval and the changes necessary to be made to the Final Space Plan in order to achieve Landlord's approval of same. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 3.2, within five (5) Business Days after Landlord receives such resubmitted Final Space Plan. Such procedures shall be repeated until the Final Space Plan is approved. If Landlord fails to respond to such request for approval within such period, Tenant may deliver a written "reminder notice" to Landlord that contains the following statement in bold and capital letters: "THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 3.2 OF THE WORK LETTER. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE FINAL SPACE PLAN DESCRIBED HEREIN." If Landlord fails to respond to such "reminder notice" within five (5) Business Days, then Landlord shall be deemed to have approved the submitted Final Space Plan. Such procedures shall be repeated until the Final Space Plan is approved.
3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant, the Architect and the Engineers shall complete the architectural and working drawings for the Premises in a form which is sufficient to allow contractors to bid on the work and to obtain all applicable permits (the "Final Working Drawings") and shall submit the Final Working Drawings to Landlord for Landlord's approval. The Final Working Drawings may be submitted in no more than three (3) stages at one or more times, provided that Tenant ultimately supplies Landlord with two (2) completed hard copies and one (1) electronic copy of such Final Working Drawings signed by Tenant. Landlord shall advise Tenant within seven (7) Business Days after Landlord's receipt of all components of the Final Working Drawings for the Premises if the same

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is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. Such procedure shall be repeated until the Final Working Drawings are approved.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (as so approved, the "Approved Working Drawings") prior to the commencement of construction of the Tenant Improvements; however, Tenant shall be allowed to submit a request for a demolition permit for each applicable floor of the Premises and to commence such demolition work upon receipt of such permit prior to receipt of Landlord’s approval of the Final Work Drawings. After Landlord's approval thereof, Tenant shall submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits required in connection with the construction of the Tenant Improvements (the "Permits"), and, in connection therewith, Tenant shall supply Landlord with all plan check numbers and dates of submittal and obtain the Permits. Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any Permits or certificate of occupancy for the Premises and that the obtaining of the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permit or certificate of occupancy. Tenant shall not commence construction until all required governmental permits are obtained. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.
3.5    Change Orders. In the event Tenant desires to materially change the Working Drawings, Tenant shall deliver notice (the "Drawing Change Notice") of the same to Landlord, setting forth in detail the changes (the "Tenant Change") Tenant desires to make to the Working Drawings. Landlord shall, within five (5) Business Days of receipt of a Drawing Change Notice, either (i) approve the Tenant Change, or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord's disapproval; provided, however, that Landlord may only disapprove of the Tenant Change if the Tenant Change contains a Design Problem. Any additional costs which arise in connection with such Tenant Change shall be paid by Tenant pursuant to this Work Letter; provided, however, that to the extent the Tenant Improvement Allowance has not been fully disbursed, such payment shall be made out of the Tenant Improvement Allowance subject to the terms of this Work Letter.
SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1    Tenant's Selection of Tenant's Agents.
4.1.1    Contractor. A general contractor selected by Tenant from the list of general contractors set forth in the Tenant Construction Guidelines and approved by Landlord shall be

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retained by Tenant to construct the Tenant Improvements (the "Contractor"), subject to Landlord's approval, which approval shall not be unreasonably withheld or delayed. The Contractor shall perform the construction of the Tenant Improvements. Notwithstanding the foregoing, Tenant shall have the right to submit a proposed general contractor who is not on Landlord's pre-approved list to Landlord for approval, and Landlord shall, in good faith, review such proposed general contractor's qualifications and will not unreasonably withhold its consent to Tenant's selection of such general contractor as the Contractor provided that (i) such general contractor's qualifications meet all of the standard Building requirements for contractors, (ii) such general contractor utilizes union labor, and (iii) in all events, subject to the terms of Section 3.1, above, Tenant shall be required to retain Landlord's designated fire alarm/life safety subcontractor, Bilcor, and Landlord's designated HVAC controls subcontractor, Siemen Control.
4.1.2    Tenant's Agents. All subcontractors (including, without limitation, Design-Build Subcontractors), materialmen, and suppliers used by Tenant, in each instance who perform work on-site at the Real Property (such subcontractors, materialmen, and suppliers, and the Contractor, Architect and Engineers to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that, all subcontractors retained by Tenant to perform Systems Work in the Premises must be selected from a list provided and approved by Landlord, which list shall include a minimum of two subcontractors per trade; further provided that, Landlord shall have the right to require that Tenant retain only Landlord's designated subcontractor to perform life safety work in the Premises, and further provided that any Design-Build Subcontractor retained by Tenant in connection with the Tenant Improvements must first be approved by Landlord, with such approval not to be unreasonably withheld. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval. All of Tenant's Agents who perform any portion of the Tenant Improvements must utilize union labor.
4.2    Construction of Tenant Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Tenant shall execute a construction contract and general conditions with the Contractor (the "Contract") for construction of any Tenant Improvements, and shall provide a copy of such Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. If Landlord fails to respond to such request for approval of the Contract within five (5) Business Days after submittal, Tenant may deliver a second written notice to Landlord that contains the following statement in bold and capital letters: "THIS IS A SECOND REQUEST FOR APPROVAL OF THE CONTRACT PURSUANT TO THE PROVISIONS OF SECTION 4.2 OF THE WORK LETTER. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE CONTRACT DESCRIBED HEREIN." If Landlord fails to respond within such additional five (5) Business Day period, Landlord shall be deemed to have approved the Contract. Tenant shall provide Landlord with a detailed breakdown, including all hard and soft costs, by trade, of the final costs to be incurred or which have been

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incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). The difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (as allocated or deemed allocated in accordance with Section 2.1 of this Work Letter, less any portion of such allocated amount already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements) is referred to herein as the "Over-Allowance Amount." In the event that an Over-Allowance Amount exists in connection with any particular construction project involving construction of Tenant Improvements, then Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the "Over-Allowance Payments") shall be a condition to Landlord's obligation to pay any amounts from the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence (provided, however, that, subject to the limitations of Section 2.1 above, Tenant may elect to increase the allocation of the Tenant Improvement Allowance to such Final Costs, in which case the Over Allowance Amount shall be adjusted accordingly). In connection with any payment of the Over-Allowance Amount made by Tenant pursuant to this Section 4.2.1, Tenant shall provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Work Letter, above, for Landlord's approval, prior to Tenant paying such costs. All Tenant Improvements paid for by the Over-Allowance Amount shall be deemed Landlord's property under the terms of the Lease.
4.2.2    Tenant's Agents.
4.2.2.1 Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in substantial accordance with the Approved Working Drawings (as modified by Change Orders); (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant Improvements to Landlord and Landlord shall, within five (5) Business Days of receipt thereof, inform Tenant's Agents of any changes which are reasonably necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord's Building manager in accordance with industry custom and practice with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Tenant Improvements to the extent not inconsistent with the Lease, provided such rules are reasonably consistent with the practices of landlords of Comparable Buildings.

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4.2.2.2 Indemnity. Tenant's indemnity of Landlord and Landlord's indemnity of Tenant as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any negligence or willful misconduct of Tenant or Tenant's Agents or any negligence or willful misconduct of Landlord or the parties, or anyone directly or indirectly employed by any of them, or in connection with Tenant's or Landlord's, as the case may be, non-payment of any amount arising out of the Tenant Improvements and/or Tenant's or Landlord's, as the case may be, disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.
4.2.2.3 Requirements of Tenant's Agents. The Contractor and the Contractor's sub-contractors shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents (not including Tenant) shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (a) the completion of the work performed by such contractor or subcontractors and (b) the applicable Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.4 Insurance Requirements.
4.2.2.4.1 General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease (provided that the limits of liability to be carried by Tenant's Agents and Contractor, shall be in an amount and with companies which are customary for such respective Tenant's Agents employed by tenants constructing improvements in the Comparable Buildings).
4.2.2.4.2 Special Coverages. The Contractor shall carry "Builder's All Risk" insurance in an amount of the Contract covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require in accordance with industry custom and practice, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such customary extended coverage endorsements as may be reasonably required by Landlord in accordance with custom and practice then prevailing at Comparable Buildings, including, but not limited to, the requirement that (i) all of Tenant's Agents, excluding the Contractor, shall carry excess liability and Products and Completed Operation

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Coverage insurance, each in amounts not less than $2,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease; and (ii) the Contractor shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $10,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.
4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof and this Lease does not terminate, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for four (4) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance with respect to the Tenant Improvements and that any other insurance maintained by Landlord or Tenant is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter and each party's rights under the waiver of subrogation set forth in the Lease.
4.2.3 Governmental Compliance. The Tenant Improvements shall comply in material respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; and (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code.
4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times; provided, however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall, as soon as reasonably possible, notify Tenant in writing of such disapproval and shall specify in reasonable detail the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might materially adversely affect the Building Systems, the structure or

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exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, following notice to Tenant and a reasonable period of time for Tenant to cure (which shall not be less than ten (10) Business Days except in an emergency) take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.
4.2.5 Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a mutually agreed-upon location in San Francisco, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's reasonable request, Tenant shall request that certain of Tenant's Agents shall attend such meetings if their presence is necessary. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of the Contractor's current request for payment.
4.3    Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon such recordation. In the event Tenant fails to so record the Notice of Completion as required pursuant to this Section 4.3, then such failure shall not, in and of itself, constitute a default hereunder but Tenant shall (I) indemnify, defend, protect and hold harmless Landlord and the Landlord Related Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) in connection with such failure by Tenant to so record the Notice of Completion as required hereunder, and (II) not be entitled to receive the Final Retention pursuant to this Work Letter until such time as the lien period for Tenant's Agents has expired. If Tenant fails to do so, Landlord may execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and the Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings and a disk with an electronic version of drawings in pdf format and an electronic version of the same in dwg format within thirty (30) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

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SECTION 5

LANDLORD DELAY
As used herein, "Landlord Delay" shall mean an actual delay in the performance of the Tenant Improvements resulting from the acts or omissions of Landlord, Landlord's employees, agents or contractors, including, but not limited to (i) failure of Landlord to timely approve or disapprove Tenant's Construction Drawings or any Drawing Change Notice (i.e., within the initial review and response times described in Sections 3.2, 3.3 and 3.5 above); (ii) interference by Landlord, its employees, agents or contractors with the completion of the Tenant Improvements, (including while performing the completion of Punch List Items described in Section 1.1 above, as well as the impairment of Tenant's contractors' or vendors' or employees' access to the Premises, failure to provide reasonable access to the Building's loading dock or other facilities necessary for the construction of the Tenant Improvements and/or the movement of materials and personnel to the Premises for such purpose (provided that Tenant shall be required to schedule the use of the Building loading dock or other facilities in accordance with Landlord's reasonable procedures for the Building, subject to scheduled use by Landlord and other tenants of the Building and reasonable restrictions established by Landlord); and (iii) delays due to the acts or failures to act of Landlord, its agents, employees or contractors with respect to payment of the Tenant Improvement Allowance, subject to the terms of Sections 2.2.2.1 and 2.2.2.4 above in this Work Letter regarding Landlord's right to contest in good faith the payment of such amounts. If Tenant contends that a Landlord Delay has occurred, Tenant shall notify Landlord in writing (the "Delay Notice") of the event which constitutes such Landlord Delay; such notice may be via electronic mail to Landlord's construction representative described below, provided that if Tenant notifies Landlord's construction representative via electronic email, then Tenant must also deliver notice to Landlord's other notice addresses required under the Lease within one (1) Business Day after delivery of such electronic mail. Tenant will additionally use reasonable efforts to mitigate the effects of any Landlord Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs. If the actions or inactions or circumstances described in the Delay Notice qualify as a Landlord Delay, and are not cured by Landlord within two (2) Business Days after Landlord's receipt of the Delay Notice, then a Landlord Delay shall be deemed to have occurred commencing as of the expiration of the two (2) Business Day period. If and to the extent (x) Tenant incurs increased costs of design or construction of the Tenant Improvements in any portion of the Premises as a direct result of any Landlord Delay, Landlord will be responsible for such increased costs and (y) the completion of the Tenant Improvements in any portion of the Premises is delayed beyond the later of (1) the scheduled completion date therefor or (2) the Commencement Date for such portion of the Premises (such date, the "Scheduled Completion Date") by Landlord Delay, Tenant will receive one (1) days' abatement of Fixed Rent payable for each day beyond the Scheduled Completion Date that completion of such work is delayed due to Landlord Delay (such abatement to be applicable immediately following the Fixed Rent Abatement Period for such portion of the Premises).

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SECTION 6

MISCELLANEOUS
6.1    Tenant's Representative. Tenant has designated Kristy Schmidt (kschmidt@lendingclub.com) as its sole representative, who, until further notice to Landlord shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
6.2    Landlord's Representative. Landlord has designated Lily Ng (LNg@TishmanSpeyer.com) as its sole representative, who, until further Notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter. With regard to all matters involving the Base, Shell and Core or the Tenant Improvements, Tenant shall communicate with Landlord's representative rather than with the contractor constructing the Base, Shell and Core. Landlord shall not be responsible for any statement, representation or agreement made between Tenant and the contractor constructing the Base, Shell and Core.
6.3    Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, subcontractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord's sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, subcontractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord's request, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.
6.4    Time of the Essence. Time of the essence in this Work Letter. Unless otherwise indicated, all references in this Work Letter to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
6.5    Tenant's Lease Default. Notwithstanding any terms and conditions to the contrary contained in the Lease, if a Default as described in Article 15 of this Lease or a material default by Tenant under this Work Letter beyond the applicable notice and cure period set forth in Article 15 of the Lease has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause the Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements and any increased costs to Tenant resulting therefrom, and such stoppage shall not be a Landlord Caused Delay), and (ii) all other obligations of Landlord under the terms and conditions of this Work Letter shall be suspended until such time as such Event of Default is cured pursuant to the terms and conditions of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements, including any increased costs to Tenant resulting therefrom, and such delay shall not be a Landlord

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Caused Delay). Notwithstanding the foregoing, if a default by Tenant is cured, forgiven or waived, Landlord's suspended obligations shall be fully reinstated and resumed, effective immediately.
6.6    No Miscellaneous Charges. Tenant shall not be charged for, and Landlord shall provide, electricity, freight elevator access, and water during the design and construction by Tenant of the Tenant Improvements and during Tenant's move-in into the Premises; provided, however, that Tenant shall be charged for Landlord's actual cost of any security guard that is on duty at the Building to the extent that such guard is reasonably necessary to monitor Tenant's after-hours use of the loading dock and/or freight elevator. Tenant shall pay Landlord any amounts due under this Section 7.6 within thirty (30) days after Landlord's written demand therefor.
6.7    Bonding. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not be required to obtain or provide any completion or performance bond in connection with any Tenant Improvement work performed by or on behalf of Tenant.
6.8    Survival Of Provisions Upon Termination Of Work Letter. Any term, covenant or condition of this Work Letter which requires the performance of obligations or forbearance of an act by either party hereto after the termination of this Work Letter shall survive such termination of this Work Letter. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provision of this Work Letter.
6.9     Reasonable Cooperation. Each of Landlord and Tenant acknowledges that the timing of the completion of the Tenant Improvements and the Landlord Work is of the utmost importance. Accordingly, each of Landlord and Tenant hereby agrees to fully and diligently cooperate with all reasonable requests by the other party in connection with or related to the design and construction of the Tenant Improvements and the Landlord Work, as applicable.
6.10    Landlord Coordination Fee. Tenant shall pay a construction supervision and management fee (the "Landlord Coordination Fee") to Landlord in an amount equal to one percent (1%) of the "hard" costs of construction of the Tenant Improvements, up to a maximum of one percent (1%) of the Tenant Improvement Allowance. Except for the Landlord Coordination Fee, Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with the construction of the Tenant Improvements.

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SCHEDULE 1 TO EXHIBIT C
Base, Shell and Core Work
Landlord will construct or perform, in accordance with all applicable Requirements (to the extent necessary to obtain a certificate of occupancy or its legal equivalent for each portion of the Premises) the following Base, Shell and Core Work (as and when set forth below):
1.    All Landlord core wall penetrations (that are pre-existing as of the Delivery Date of the particular portion of the Premises, and that are discovered either by Landlord during performance of the Base, Shell and Core Work or the Landlord Work or by Tenant during performance of the initial Tenant Improvements) shall be sealed to meet one hour demising ratings around the entire core area on each floor if and to the extent required by applicable Requirements (which sealing shall be performed reasonably promptly after such discovery).
2.    Landlord shall make changes to the restrooms and elevator lobbies and to ingress and egress points and paths of travel located on the basement level of the Building (i.e., the Concourse Level) and on the fourth (4th), sixth (6th), thirteenth (13th), fourteenth (14th), fifteenth (15th), sixteenth (16th) and seventeenth (17th) floors of the Building, respectively (but, with respect to the fifteenth (15th) and sixteenth (16th) floors, only if this Lease is not terminated with respect to the Fifteenth Floor Premises and the Sixteenth Floor Premises pursuant to Section 2.2(b)(iv) of this Lease, and with respect to the each of the sixth (6th) and thirteenth (13th) floors, only if Tenant leases the Alternate Premises pursuant to Section 2.2(b)(v) of this Lease and only to the extent all or a portion of the Alternate Premises is located on such floor),if and to the extent necessary to cause the same to comply with all applicable Requirements (but subject to any variances or approvals obtained by Landlord for any applicable Governmental Authorities). All such Base, Shell and Core Work described in this item 2 shall be performed following the applicable Delivery Dates of the respective floors, except that Landlord shall make any necessary changes to the restrooms located on the basement level of the Building, as part of the Landlord Work described in item 3 of Schedule 2 to Exhibit C, prior to the Delivery Date of the Concourse Level Premises. Tenant hereby acknowledges and agrees that Landlord shall have no obligation to install showers in any portion of the Premises, including, without limitation, the basement level of the Building. The Base, Shell and Core Work described in this item 2 shall be performed using Building standard materials, methods and finishes.
3.    Landlord shall provide, at no cost to Tenant, current path of travel drawings and egress plans from the Building architect for use for all floors (all of which shall be updated to meet current City Code requirements as of the Effective Date).
4.     Landlord, at its sole cost, shall provide access and point of connections to MEP systems at the Building core.
5.    In the event that during performance of the Base, Shell and Core Work, the Landlord Work or the initial Tenant Improvements, any Hazardous Materials are discovered within the Premises, which Hazardous Materials were not brought in or introduced to the Premises by a Tenant Party, then Tenant shall promptly notify Landlord of the same. In connection therewith, in the event that Landlord determines, in its reasonable discretion, that any such Hazardous Materials were not brought in or introduced to the Premises by a Tenant Party, then Landlord shall, at its sole cost and expense, remove such Hazardous Materials from the Premises.

736057.06/WLA 888888-00365/4-24-15/sb/lae	SCHEDULE 1 TO EXHIBIT C -1-

SCHEDULE 2 TO EXHIBIT C
Landlord Work
Landlord will construct, in accordance with all applicable Requirements (to the extent necessary to obtain a certificate of occupancy or its legal equivalent for each portion of the Premises) the following Landlord Work on or before the dates set forth below:
1.    Landlord shall perform the work described on Schedule 2-A, attached hereto (with further architectural details and finishes being generally consistent with those shown on Exhibit H-2), in the Suite 100 Premises prior to the applicable Delivery Date of the Suite 100 Premises.
2.    Landlord shall construct a Class A metal staircase between the Concourse Level Premises (which is located in the basement level of the Building) and the Second Floor Premises consistent with the drawings shown on Schedule 2-B, attached hereto (the finishes of which shall be comparable to the internal staircase currently located between the fifteenth (15th) and sixteenth (16th) floors of the Building), prior to the Delivery Date of the Concourse Level Premises, the Suite 100 Premises and the Second Floor Premises.
3.    Landlord shall perform the work described on Schedule 2-C, attached hereto (using Building standard materials and finishes in the restrooms comparable to those used in the restrooms located on the twenty-second (22nd) floor of the Building, and constructing the elevator lobby with a drywall lid ceiling in a condition ready for finishes and with life-safety system and fire doors installed in accordance with Code), in the Concourse Level Premises prior to the Delivery Date of the Concourse Level Premises.
4.     Landlord shall install a man lift within the Second Floor Premises between the floor level and Mezzanine Level thereof in a location to be mutually and reasonably approved by the parties following the Delivery Date of the Second Floor Premises.

736057.06/WLA 888888-00365/4-16-15/sb/sb	SCHEDULE 2 TO EXHIBIT C -1-

SCHEDULE 2-A

BBY
NEW
ELECTRICAL
BY LL
FULL GLASS ENTRIES
BY LL
reception
LL TO PROVIDE
NEW METAL
STAIRCASES WITH
CONCRETE TREAD
FROM BASEMENT
TO SECOND FLOOR.
LL TO PROVIDE
ASSOCIATED SLAB
CUTOUTS AND
HANDRAILS.
253
FULL GLASS
ENTRIES
BY LL

736057.06/WLA 888888-00365/4-16-15/sb/sb	SCHEDULE 2-A -1-

SCHEDULE 2-B

2ND FLOOR
SLAB OPENINGS
BY LL
METAL STAIRCASE
WITH CONCRETE TREAD BY LL
LOBBY
RECEPTION
SLAB OPENINGS
BY LL
BASEMENT

736057.06/WLA 888888-00365/4-16-15/sb/sb	SCHEDULE 2-B -1-

SCHEDULE 2-C

MARKET STREET
SECOND STREET
TRANSFORMER VAULT
TRANSFORMER VAULT
TELEPHONE
LIFE SAFETY
SWITCHGEAR
(NO ACCESS)
WATER STG
FIRE PUMP
(LADDER)
COGEN
BUILDING MECHANICAL ROOMS (HEATING)
INTAKE PLENUM
EXHAUST PLENUM
LOBBY
LOBBY
FRGHT. ELEV.
FRGHT. ELEV.
STAIR #1
STAIR #2
STAIR #3
SHAFT
FAN RM.
FAN RM.
WOMEN
MEN
MENS
VENDING
LOCKER ROOMS
U.S. MAIL ROOM
MELLON BANK
RAND McNALLY
JANITORIAL SINK & MATERIAL (STORAGE)
ELEVATOR MACH. RM.

SCOPE LIST

- •DEMOLITION OF ALL EXISTING WALLS AND DOORS AS SHOWN HATCHED.
- •DEMOLITION OF ALL EXISTING CEILING & LIGHTING.
- •DEMOLITION OF ALL EXISTING FINISHES.
- •RELOCATION OF BUILDING STANDARD RESTROOMS
- •CONSTRUCTION OF NEW METAL STAIRCASE WITH METAL STRINGER AND CONCRETE TREADS AND ASSOCIATED METAL HANDRAIL.
- •DEMOLITION OF CONCRETE SLAB FOR NEW STAIR.

0 4' 8' 16'
SCALE: 1/8" = 1'-0"

nicholsbooth ARCHITECTS

221 Main Street
Suite 525
San Francisco
California
94105

www.nicholsbooth.com

ISSUE INFORMATION

No.	Date	Issue	Drawn	Check
1	04.14.15	LEASE EXHIBIT		

595 MARKET
BASEMENT

San Francisco, CA

LENDING CLUB

THE CONTRACTOR SHALL CHECK ALL DIMENSIONS IN THE JOB AND SHALL BE RESPONSIBLE FOR ALL DISCREPANCIES BETWEEN DIMENSIONS OF THE ACTUAL WORK AND THOSE SHOWN IN THE DOCUMENTS OR ARCHITECT'S APPROVED SHOP DRAWINGS. THE CONTRACTOR SHALL ALSO BE SOLELY RESPONSIBLE FOR ALL QUANTITIES OF MATERIAL OR EQUIPMENT CALLED FOR TO PROPERLY COMPLETE THE WORK.

SHEET TITLE

JOB NUMBER
TSP595.1505.00

DRAWN BY
CK

SCALE
AS SHOWN

FILE NAME
F:\595 Market\Lending Club

736057.06/WLA 888888-00365/4-16-15/sb/sb	SCHEDULE 2-C -1-

736057.06/WLA 888888-00365/4-16-15/sb/sb	SCHEDULE 2-C -1-

SCHEDULE 3 TO EXHIBIT C
Conceptual Plan for Second Floor Premises
The conceptual plan which follows is intended solely as a hypothetical example of Tenant Improvements, Alterations, furniture, fixtures, equipment or other personal property that Landlord would reasonably approve and is not intended to constitute any obligation on the part of Tenant to construct or install all or any portion of the improvements and personal property shown on said conceptual plan.

736057.06/WLA 888888-00365/4-16-15/sb/sb	SCHEDULE 3 TO EXHIBIT C -1-

EXHIBIT D
Design Standards
(a)    HVAC. The Building HVAC System serving the Premises is designed to provide air at the Building core at temperatures sufficient to maintain (subject to localized distribution within the Premises, the design of which shall be the responsibility of Tenant) average temperatures within the Premises during Ordinary Business Hours of (i) not less than 70º F. +/- 2º F during the heating season when the outdoor temperature is 40º F. or more and (ii) not more than 75º F. +/- 2º F during the cooling season, when the outdoor temperatures are at 83º F. dry bulb and 64º F. wet bulb, with, in the case of clauses (i) and (ii), a population load per floor of not more than one person per 143 square feet of rentable area, other than in dining and other special use areas per floor for all purposes, and shades fully drawn and closed, including lighting and power, and to provide at least .15 CFM of outside ventilation per square foot of rentable area. Use of the Premises, or any part thereof, in a manner exceeding the foregoing design conditions or rearrangement of partitioning after the initial preparation of the Premises which interferes with normal operation of the air-conditioning service in the Premises may require changes in the air-conditioning system serving the Premises at Tenant's expense.
(b)    Electrical. The Building Electrical system serving the Premises is designed to provide:
(i)    High voltage (480/277 Volt) connected power for lighting, as required by applicable Requirements, and
(ii)    5.0 watts per usable square foot of low voltage (120/208 volt) connected power for convenience receptacles.

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT D -1-

EXHIBIT E
Cleaning Specifications
GENERAL CLEANING
NIGHTLY
General Offices:

1.	All hard surfaced flooring to be swept using approved dustdown preparation.

2.	Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.
Pantries and Break Rooms:

1.	All hard surfaced flooring to be swept.

2.	Wipe clean horizontal surfaces

3.	Empty all waste receptacles.
Lavatories:

1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles and remove wastepaper.

7.	Fill toilet tissue holders.

8.	Empty and clean sanitary disposal receptacles.

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT E

WEEKLY

1.	Vacuum all carpeting and rugs.

2.	Dust all door louvers and other ventilating louvers within a person's normal reach.

3.	Wipe clean all brass and other bright work.
MONTHLY

1.	Wet mop pantry and break room hard surface floors.
NOT MORE THAN 3 TIMES PER YEAR
High dust premises complete including the following:

1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, door frames and other surfaces not reached in nightly cleaning.

3.	Dust all venetian blinds.

4.	Wash all windows.

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT E

EXHIBIT F
Rules and Regulations
1.    Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior consent of Landlord.
2.    No sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord. All lettering on doors shall be inscribed, painted or affixed in a size, color and style acceptable to Landlord.
3.    The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant, nor shall any articles be placed on the window sills, radiators or convectors.
4.    Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord's reasonable opinion, tends to impair the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
5.    Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.
6.    Except in those areas designated by Tenant as "security areas," all locks or bolts of any kind shall be operable by the Building's Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building's Master Key. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.
7.    Tenant shall keep the entrance door to the Premises closed at all times.
8.    All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may reasonably prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT F

responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.
9.    All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may require.
10.    No Tenant Party shall be permitted to have access to the Building's roof, mechanical, electrical or telephone rooms without permission from Landlord.
11.    Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, vibrations or interfere in any way with other tenants or those having business therein.
12.    Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord. Tenant shall not cause any unnecessary labor by reason of such Tenant's carelessness or indifference in the preservation of good order and cleanliness.
13.    Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entryways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building's hauler.
14.    Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord, and as Landlord may direct.
15.    The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.
16.    Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.
17.    No bicycles, in-line roller skates, vehicles or animals of any kind (except for seeing eye dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building.
18.    Canvassing or soliciting in the Building is prohibited.
19.    Employees of Landlord or Landlord's Agent shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT F

20.    Tenant is responsible for the delivery and pick up of all mail from the United States Post Office.
21.    Landlord reserves the right to exclude from the Building during other than Ordinary Business Hours all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.
22.    Landlord shall not be responsible to Tenant or to any other person or entity for the non-observance or violation of these Rules and Regulations by any other tenant or other person or entity. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.
23.    The review/alteration of Tenant drawings and/or specifications by Landlord's Agent and any of its representatives is not intended to verify Tenant's engineering or design requirements and/or solutions. The review/alteration is performed to determine compatibility with the Building Systems and lease conditions. Tenant renovations must adhere to the Building's applicable Standard Operating Procedures and be compatible with all Building Systems.

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT F

EXHIBIT G
VIA HAND DELIVERY

____________, 20__

_________________
_________________
_________________
_________________

RE:    Office Lease ("Lease") dated ______________, 20__ between, LendingClub, Inc., as "Tenant", and 595 Market Street, Inc., as "Landlord", for the premises located at 595 Market Street, San Francisco, California, Suite ___
Commencement Agreement

Dear ______________:

In accordance with Articles 1 and 2 and Exhibit G of the above referenced Lease, this letter is to confirm the following:
Premises consist of ____ square feet on the ______________ floors and are hereby delivered by Landlord as of ______________.
Delivery Date is _______________.
Commencement Date is __________________.
Tenant's Share is _____% with respect to ______________.
Expiration Date is ___________, 20___ unless earlier terminated.

If you concur with the aforementioned, please execute and return one original copy to my attention. Should Landlord not receive a signed response within 10 Business Days from the date above, the aforementioned dates shall deemed to be accepted by Tenant.

Thank you.                            ACCEPTED AND AGREED:

Sincerely,                            LENDINGCLUB CORPORATION

TISHMAN SPEYER                         By: _________________________

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT G -1-

Name:_______________________

__________________
Property Manager

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT G -1-

EXHIBIT H-1
Location and Depiction of Exterior Building Signage and Location and Electroluminescent Sign

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT H-1 -1-

EXHIBIT H-2
Location and depiction of Glass Door Signage

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT H-2 -1-

EXHIBIT H-3
Location and Depiction of Stevenson Sign

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT H-3 -1-

EXHIBIT I
Form of Letter of Credit

[LETTERHEAD OF ISSUER OF LETTER OF CREDIT]

____________________ (MONTH, DAY, YEAR)

595 MARKET STREET, INC.
C/O TISHMAN SPEYER PROPERTIES, L.P.
45 ROCKEFELLER PLAZA
NEW YORK, NEW YORK 10111
ATTENTION: CHIEF FINANCIAL OFFICER

REF:    IRREVOCABLE LETTER OF CREDIT NO. _____________

GENTLEMEN:

WE HEREBY OPEN OUR UNCONDITIONAL IRREVOCABLE CLEAN LETTER OF CREDIT NO. __________ IN YOUR FAVOR AVAILABLE BY YOUR DRAFT(S) AT SIGHT FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE ($__________) EFFECTIVE IMMEDIATELY.
ALL DRAFTS SO DRAWN MUST BE MARKED "DRAWN UNDER IRREVOCABLE LETTER OF CREDIT OF [ISSUING BANK], NO. __________, DATED _______________, 20__."
THIS LETTER OF CREDIT IS ISSUED, PRESENTABLE AND PAYABLE AT OUR OFFICE AT _________________________, OR SUCH OTHER OFFICE AS WE MAY DESIGNATE BY WRITTEN NOTICE TO YOU, AND EXPIRES WITH OUR CLOSE OF BUSINESS ON ____________________. IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL TWELVE MONTH PERIODS THROUGH ____________________ [INSERT DATE WHICH IS 120 DAYS AFTER LEASE EXPIRATION], UNLESS WE INFORM YOU IN WRITING BY REGISTERED MAIL AT THE ABOVE ADDRESS (WITH A COPY TO TISHMAN SPEYER PROPERTIES, L.P., 45 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10111, ATTENTION: CHIEF LEGAL OFFICER) DISPATCHED BY US AT LEAST 90 DAYS PRIOR TO THE THEN EXPIRATION DATE THAT THIS LETTER OF CREDIT SHALL NOT BE EXTENDED. IN THE EVENT THIS CREDIT IS NOT EXTENDED FOR AN ADDITIONAL PERIOD AS PROVIDED ABOVE, YOU MAY DRAW HEREUNDER. SUCH DRAWING IS TO BE MADE BY MEANS OF A DRAFT ON US AT SIGHT WHICH MUST BE PRESENTED TO US BEFORE THE THEN EXPIRATION DATE OF THIS LETTER OF CREDIT. THIS LETTER OF CREDIT CANNOT BE MODIFIED OR REVOKED WITHOUT YOUR CONSENT. THIS LETTER OF CREDIT IS PAYABLE IN MULTIPLE DRAFTS AND SHALL BE TRANSFERABLE BY YOU WITHOUT ADDITIONAL CHARGE.

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT I

DRAWS MAY BE PRESENTED BY FACSIMILE TO OUR FAX NUMBER __________. IF PRESENTATION IS BY FACSIMILE, THE ORIGINAL DRAFT AND THIS LETTER OF CREDIT MUST BE SENT BY OVERNIGHT COURIER THE SAME DAY AS THE FAX PRESENTATION. PAYMENT WILL BE EFFECTED ONLY UPON RECEIPT OF THE ORIGINAL DRAFT AND THE LETTER OF CREDIT AT OUR ABOVE OFFICE.
IF DEMAND FOR PAYMENT IS PRESENTED BEFORE 11:00 A.M. CENTRAL TIME, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT DEMANDED IN IMMEDIATELY AVAILABLE FUNDS NOT LATER THAN 4:00 P.M. CENTRAL TIME ON THE FOLLOWING BUSINESS DAY. IF DEMAND FOR PAYMENT IS PRESENTED AFTER 11:00 A.M. CENTRAL TIME, PAYMENT SHALL BE MADE TO YOU OF THE AMOUNT DEMANDED IN IMMEDIATELY AVAILABLE FUNDS NOT LATER THAN 4:00 P.M. CENTRAL TIME ON THE SECOND BUSINESS DAY.
WE HEREBY DO UNDERTAKE TO PROMPTLY HONOR YOUR SIGHT DRAFT OR DRAFTS DRAWN ON US, INDICATING OUR LETTER OF CREDIT NO. __________ FOR THE AMOUNT AVAILABLE TO BE DRAWN ON THIS LETTER OF CREDIT UPON PRESENTATION OF YOUR SIGHT DRAFT IN THE FORM OF SCHEDULE A ATTACHED HERETO DRAWN ON US AT OUR OFFICES SPECIFIED ABOVE DURING OUR USUAL BUSINESS HOURS ON OR BEFORE THE EXPIRATION DATE HEREOF.
EXCEPT AS EXPRESSLY STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY AGREEMENTS, REQUIREMENTS OR QUALIFICATION. OUR OBLIGATION UNDER THIS LETTER OF CREDIT IS OUR INDIVIDUAL OBLIGATION AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO OR UPON OUR ABILITY TO PERFECT ANY LIEN, SECURITY INTEREST OR ANY OTHER REIMBURSEMENT.
EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED, THIS LETTER OF CREDIT IS SUBJECT TO INTERNATIONAL STANDBY PRACTICES 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590.

[ISSUER OF LETTER OF CREDIT]

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT I

SCHEDULE A
TO LETTER OF CREDIT

FOR VALUE RECEIVED

PAY AT SIGHT BY WIRE TRANSFER IN IMMEDIATELY AVAILABLE FUNDS TO _________________________ THE SUM OF U.S. $__________ DRAWN UNDER IRREVOCABLE LETTER OF CREDIT NO. __________, DATED _______________, 20__, ISSUED BY _________________________.

TO:    [ISSUER OF LETTER OF CREDIT]

____________________________
[CITY, STATE]

736057.06/WLA 888888-00365/4-16-15/sb/sb	EXHIBIT I -1-

EXHIBIT J
California Asbestos Annual Notice
In 1988, California enacted legislation (specifically, Chapter 10.4 of the Health and Safety Code, Section 25915 et seq.) requiring landlords and tenants of commercial buildings constructed prior to 1979 to notify certain people, including each other and their respective employees working within such building, of any knowledge they may have regarding any asbestos containing materials or asbestos-containing construction materials (collectively, "ACM") in the building.
On July 13, 1995, Title 29, Code of Federal Regulations, Section 1910.1001 and 1926.1101 defined Presumed Asbestos Containing Material ("PACM") as thermal system insulation and surfacing material found in buildings constructed no later than 1980. Although not considered PACM, asphalt and vinyl flooring installed in buildings constructed no later than 1980 must also be considered asbestos containing. Both PACM and asphalt and vinyl flooring can be shown not to contain asbestos through comprehensive sampling. The federal standard requires the building and/or facility owner to notify contractors and tenants of the presence of ACM/PACM. On May 3, 1996, Cal/OSHA adopted the same notification requirements for PACM in Title 8 CCR 5208 & 1529.
This notification is being given to provide the information required under this Legislation in order to help Tenant avoid any unintentional contact with the ACM/PACM, to assure that appropriate precautionary measures are taken before disturbing any ACM/PACM, and to assist Tenant in making appropriate disclosures to its employees and others.
The building at 595 Market Street, San Francisco, California ("Building") was constructed prior to 1980. As such, the PACM rules apply. Landlord has engaged qualified asbestos consultants to survey portions of the Building for asbestos and to assist in implementing an asbestos operations and management program that includes, among other things, periodic re-inspection and surveillance, information and training programs for project and building personnel/engineering and other measures to minimize potential fiber releases as well as recordkeeping requirements. A description of the current Operations and Management Plan prepared for the Building (the "O&M Program") is set forth on Schedule A attached hereto and must be complied with by Lending Club ("Tenant") and Tenant's contractors performing any work in the Building. Landlord has not completed an AHERA survey of the Building for asbestos.
595 Market Street, Inc., a Delaware corporation ("Landlord") has no reason to believe, based upon document review and an asbestos inspection conducted by RGA Environmental (its current environmental consultant) that the ACM/PACM in the Building is currently in a condition to release asbestos fibers which would pose a significant health hazard to the Building's occupants. This should remain so if such ACM/PACM is properly handled and remains undisturbed. Tenant should take into consideration that Landlord's knowledge as to the absence of health risks is based solely upon general information and the information contained in the O&M Program, and that Landlord has no special knowledge concerning potential health risks resulting from exposure to

736057.06/WLA 888888-00365/4-24-15/sb/lae	-1-

asbestos in the Building. Landlord is, therefore, required by the above-mentioned Legislation to encourage Tenant to contact local or state public agencies if Tenant wishes to obtain a better understanding of the potential impacts resulting from exposure to asbestos. The health risks generally associated with asbestos result from the inhalation of asbestos fibers. The inhalation of asbestos fibers has been associated with serious lung diseases including asbestosis, lung cancer, and mesothelioma.
Because any Tenant alterations or other work at the Building could disturb ACM/PACM and possibly release asbestos fibers into the air, Landlord must require that Tenant obtain Landlord's written approval prior to beginning such projects. This includes major alterations, but might also include such activities as replacing carpet or flooring, drilling or boring holes, installing electrical, telecommunications or computer lines, sanding floors, removing ceiling tiles or other work which disturbs ACM/PACM. In many cases, such activities will not affect ACM/PACM, but Tenant must check with the property manager in advance, just in case. Tenant should check with the property manager at the address set forth on Schedule A. The property manager will make available such instruction as may be required. Any such work should not be attempted by an individual or contractor who is not qualified to handle ACM/PACM. In the areas specified in Schedule A, Tenant should avoid touching, moving or disturbing the ACM/PACM in any way. If Tenant observes any activity which has the potential to disturb the ACM/PACM, please report the same to the property manager immediately.
In connection with the foregoing, Landlord has adopted the following policies (which shall be considered rules under Tenant leases): (1) Landlord and representatives of Landlord, including, without limitation, the Landlord's ACM/PACM consultant, are entitled to enter into the premises of any tenant to inspect for ACM/PACM and perform air tests and abatement; and (2) any tenant, contractor, or other party must obtain Landlord's prior written approval before performing any alterations on any tenant space, or performing any other work at the Building that might disturb ACM/PACM or involve exposure to asbestos fibers as described above and all such work must comply with the requirements of the O&M Program.
California law also requires persons in the course of doing business whose activities may result in exposures to asbestos and other substances regulated under the Safe Drinking Water and Toxic Enforcement Act of 1986, commonly referred to as Proposition 65, to provide a clear and reasonable warning. Accordingly, Tenant is advised as follows:
WARNING: THE AREAS WITHIN THE BUILDING THAT ARE DESCRIBED IN SCHEDULE A BELOW CONTAIN A CHEMICAL KNOWN TO THE STATE OF CALIFORNIA TO CAUSE CANCER.

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SCHEDULE A
TO
CALIFORNIA ASBESTOS NOTICE

BUILDING:	595 Market Street

San Francisco, California

PROPERTY MANAGER:	Lily Ng
ADDRESS OF PROPERTY

MANAGER'S OFFICE:    Tishman Speyer Properties
595 Market Street, Suite 1140
San Francisco, CA 94105

Telephone No.: (415) 512-6801

I.	EXISTING ASBESTOS SURVEYS WHICH DESCRIBE THE EXISTENCE, LOCATION AND CONDITION OF ACM

DESCRIPTION	BY COMPANY	DATE
1. Bulk Asbestos Analysis	RGA Environmental	August 8, 2014

II.	AUGUST 2014 SURVEY
During the limited asbestos survey conducted in the basement of the Building, three samples of suspect ACMs were obtained and analyzed for asbestos content. The results are described in Section IV below.

III.	EXISTING OPERATIONS AND MANAGEMENT PROGRAM

DESCRIPTION	BY COMPANY	DATE
1. Operations & Management Plan for Asbestos	Denis Edwards Inspections Services	June 2, 2004

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IV.	SPECIFIC LOCATIONS WHERE ACM IS PRESENT IN ANY QUANTITY

REPORT	MATERIAL DESCRIPTION	LOCATION	ASBESTOS QUANTITY
Bulk Asbestos Analysis	Vinyl Floor Tile Beige with Dark Specks and Black Mastic	Basement/Elevator Lobby North	Tile: 3% Chrysotile Mastic: 8% Chrysotile
Bulk Asbestos Analysis	Vinyl Floor Tile Beige with Dark Specks and Black Mastic	Basement/Elevator Lobby South	Tile: 3% Chrysotile Mastic: 8% Chrysotile
Bulk Asbestos Analysis	Vinyl Floor Tile Beige with Dark Specks and Black Mastic	Basement/Service Elevator That goes to Loading Dock	Tile: 3% Chrysotile Mastic: 8% Chrysotile

V.
AVAILABLE REPORTS. ASBESTOS SURVEYS, REPORTS AND THE OPERATIONS AND MANAGEMENT PLAN ARE AVAILABLE FOR REVIEW DURING NORMAL BUSINESS HOURS IN THE PROPERTY MANAGER'S OFFICE AT THE ABOVE ADDRESS, MONDAY THROUGH FRIDAY EXCEPT LEGAL HOLIDAYS. NO REPRESENTATIONS OR WARRANTIES WHATSOEVER ARE MADE REGARDING THE REPORTS, CONCERNING THE SURVEYS, OR THE OPERATIONS AND MANAGEMENT PLAN (INCLUDING WITHOUT LIMITATION, THE CONTENTS OR ACCURACY THEREOF), OR THE PRESENCE OR ABSENCE OF TOXIC OR HAZARDOUS MATERIALS IN, AT, OR UNDER ANY PREMISES, BUILDING, OR THE PROJECT.

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EXHIBIT K
Form of SNDA
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

MassMutual Loan

No. 13204
Massachusetts Mutual Life Insurance Company
c/o Cornerstone Real Estate Advisers
One Financial Plaza
Hartford, Connecticut 06103
Attention: Finance Group Loan Servicing

Re: 595 Market Street, San Francisco, California 94105

The undersigned, Lending Club, Inc. (“Tenant”) understands that Massachusetts Mutual Life Insurance Company (“Lender”) has made or will be making a loan (the “Loan”) to 595 Market Street, Inc. (“Landlord”) secured by a mortgage or deed of trust (the “Mortgage”) encumbering the real property (the “Property”) described in Exhibit A, attached hereto and made a part hereof. Tenant and Landlord entered into a lease agreement (the “Lease”) dated April 16, 2015 by which Tenant leased from Landlord certain premises constituting a portion of the Property and located on the basement level, the lobby level, the second floor, the fourth floor, the fourteenth floor, the fifteenth floor, the sixteenth floor, the seventeenth floor and the twenty-second floor of the building on the Property (the “Leased Premises”). Tenant desires to be able to obtain the advantages of the Lease and occupancy thereunder in the event of foreclosure of the Mortgage and Lender wishes to have Tenant confirm the priority of the Mortgage over the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.
Tenant hereby subordinates all of its right, title and interest under the Lease to the lien, operation and effect of the Mortgage and any other mortgages (as the same may be modified and/or extended from time to time) now or hereafter in force against the Property, and to any and all existing and future advances made under such Mortgage and any other mortgages.

2.
In the event that Lender becomes the owner of the Property by foreclosure, deed in lieu of foreclosure, or otherwise, Tenant agrees to unconditionally attorn to Lender and to recognize it as the owner of the Property and the Landlord under the Lease. The Lender agrees not to terminate the Lease or disturb or interfere with Tenant’s possession of the Leased Premises during the term of the Lease, or any extension or renewal thereof, so long as Tenant is not in default under the Lease beyond applicable notice, grace and cure periods, if any.

3.
Lender and any other subsequent owner of the Property, whether through foreclosure, deed in lieu of foreclosure, or any other means, or any other transfer or means after a foreclosure or a deed in lieu of foreclosure (a “Subsequent Owner”) shall not be:

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(a)	Personally liable under the Lease, its liability being limited solely to its ownership interest in the Property;

(b)	Liable for any act or omission of any prior landlord, including Landlord;

(c)	Subject to any offsets or defenses which Tenant might have against any prior landlord, including Landlord;

(d)
Bound by any prepayment of rent or deposit, rental security or any other sums deposited with any prior Landlord, including Landlord, under the Lease (other than the required pre-payment of Fixed Rent described in Section 2.4 of the Lease in an amount equal to $571,339.01), unless actually received by Lender or Purchaser;

(e)
Bound by any agreement or modification of the Lease (other than a modification reflecting the exercise by Tenant of a right or option expressly set forth in the Lease) made without Lender’s or Subsequent Owner’s prior written consent;

(f)
Bound to commence or complete any construction or to make any contribution toward construction or installation of any improvements upon the Leased Premises or the Property required under the Lease, including, without limitation, for any expansion or rehabilitation of existing improvements thereon; or for the payment of any tenant allowance or incentive, or for restoration of improvements following any casualty not required to be insured under the Lease or for the costs of any restorations in excess of any proceeds recovered under any insurance required to be carried under the Lease; and

(g)	Bound by any radius restriction or other restriction on competition or use beyond the Property.

4.
Tenant certifies to Lender that to Tenant’s knowledge the Lease is presently in full force and effect with no defaults thereunder by Landlord or by Tenant; the Lease is unmodified except as indicated hereinabove (other than the required pre-payment of Fixed Rent described in Section 2.4 of the Lease in an amount equal to $571,339.01); that no rent under the Lease has been paid more than thirty (30) days in advance of its due date; that the address for notices to be sent to Tenant is as set forth in the Lease; and that Tenant has no current charge, lien, claim or offset under the Lease or otherwise, against rents or other charges due or to become due thereunder.

5.
Tenant agrees with Lender that from and after the date hereof, Tenant will not enter into any agreements amending the Lease (other than a modification reflecting the exercise by Tenant of a right or option expressly set forth in the Lease) without Lender’s prior written consent and that Tenant will not terminate or seek to terminate the Lease by reason of any act or omission of the Landlord thereunder until Tenant shall have given written notice, by certified mail, return receipt requested, of said act or omission to Lender, which notice shall be addressed to Massachusetts Mutual Life Insurance Company, c/o Cornerstone Real Estate Advisers, One Financial Plaza, Hartford, Connecticut 06103, Attention: Finance Group Loan Servicing, with a copy to: Massachusetts Mutual Life Insurance Company, c/o Cornerstone Real Estate Advisers, One Financial Plaza, Attention: Paralegal (Finance Group Loan Servicing), and for a reasonable period of time shall have elapsed following the giving of such notice, during which period Lender shall have the right, but not the obligation, to remedy such act or omission. For the purposes of the immediately preceding sentence, the “reasonable period of time” shall not exceed thirty (30) days; provided, however, that if Lender requires additional time in order remedy such act or omission on the part of Landlord and, within such thirty (30) days period, notifies Tenant of Lender’s intent to attempt to remedy such act or omission, and thereafter diligently proceed on a continuance basis to attempt to remedy such act or omission, Lender may have such additional time as may be reasonably necessary to remedy such act or omission.

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6.	Tenant covenants that it will not subordinate its interest in the Lease to any other mortgage or deed of trust without Lender’s prior written consent.

7.
Tenant agrees to commence paying all rents, revenues and other payments due under the Lease directly to Lender after Lender notifies Tenant that Lender is the owner and holder of the Loan and is invoking Lender’s rights under the Loan documents to directly receive from Tenant all rents, revenues and other payments due under the Lease. By making such payments to Lender, Landlord hereby acknowledges and agrees that Tenant shall be deemed to have satisfied all such payment obligations to Landlord under the Lease.

8.
This agreement shall inure to the benefit of Lender’s affiliates, agents, co-investors, co-lenders and participants, and each of their respective successors and assigns (each a “Lender Party” and collectively, the “Lender Parties”).

9.
This agreement shall inure to the benefit of and shall be binding upon Tenant, Landlord and Lender, and each of their respective heirs, personal representatives, executors, administrators, successors and assigns. This agreement may not be altered, modified or amended except in writing signed by all of the parties hereto. In the event any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This agreement shall be governed by and construed according to the laws of the state where the Property is located, with regard for conflicts of laws rules. This agreement may be executed in multiple counterparts, each of which shall constitute an original agreement, and all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Subordination, Non-Disturbance and Attornment Agreement to be duly executed as of the ____ day of __________, 20___.

TENANT:

LENDING CLUB, INC.

a Delaware corporation

By     ____________________________
Name:
Title:

LANDLORD:

595 MARKET STREET, INC.,
a Delaware corporation

By:    _____________________________
Name:
Title:

LENDER:

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MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Cornerstone Real Estate Advisers LLC,

its authorized agent

By:    _____________________________
Name:
Title:

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ACKNOWLEDGMENT (Tenant)

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of ______________________    )
County of ______________________    )
On _________________________, before me,     ,
(insert name of notary)
Notary Public, personally appeared     ,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature        (Seal)

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ACKNOWLEDGMENT (Landlord)

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of ______________________    )
County of ______________________    )
On _________________________, before me,     ,
(insert name of notary)
Notary Public, personally appeared     ,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature        (Seal)

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ACKNOWLEDGMENT (Lender)

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of ______________________    )
County of ______________________    )
On _________________________, before me,     ,
(insert name of notary)
Notary Public, personally appeared     ,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature        (Seal)

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EXHIBIT A
LEGAL DESCRIPTION
THE LAND REFERRED TO IN THIS POLICY IS SITUATED IN THE COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA, AS IS DESCRIBED AS FOLLOWS:
LOTS 43 AND 59 AS SHOWN ON THE MAP ENTITLED "PARCEL MAP OF ASSESSOR'S LOTS 33, 41, 42, 43 AND 44, BLOCK 3708" FILED ON MARCH 11, 1977, IN BOOK 6 OF PARCEL MAPS AT PAGE 3 IN THE OFFICE OF THE RECORDER OF THE CITY AND COUNTY OF SAN FRANCISCO, CALIFORNIA.
APN: LOT 043 BLK 3708

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